UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SUN HEALTHCARE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUN HEALTHCARE GROUP, INC.

18831 Von Karman, Suite 400

Irvine, California 92612

To the Stockholders of Sun Healthcare Group, Inc.:

You are cordially invited to attend a special meeting of the stockholders of Sun Healthcare Group, Inc., a Delaware corporation, which we refer to as Sun, to be held on Wednesday, September 5, 2012 at the Hilton Irvine/Orange County Airport, located at 18800 MacArthur Blvd., Irvine, California 92612, at 9:00 a.m., Pacific Time. This proxy statement is first being mailed to stockholders of Sun on or about July 27, 2012.

On June 20, 2012, we entered into a merger agreement providing for the acquisition of Sun by Genesis HealthCare LLC. The merger agreement was unanimously approved by our board of directors. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and the other proposals described in the accompanying proxy statement. The merger agreement is attached as Annex A to the accompanying proxy statement. Only stockholders who held shares of Sun common stock at the close of business on July 19, 2012 will be entitled to vote. You may vote your shares at the special meeting only if you are present in person or represented by proxy at the meeting.

If our stockholders adopt the merger agreement and the planned merger takes place, each outstanding share of Sun common stock will be converted into the right to receive $8.50 in cash, without interest and subject to any applicable withholding tax (unless you have properly and validly perfected your statutory rights of appraisal with respect to the merger). The merger will be a taxable transaction for stockholders (other than certain non-U.S. stockholders) for U.S. federal income tax purposes.

At the special meeting, you will also be asked to consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that certain of our executive officers will or may receive in connection with the merger and a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Our board of directors has unanimously determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Sun and our stockholders. Our board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement; “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies; and “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Your vote is very important, regardless of the number of shares of Sun common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Sun common stock outstanding on the record date for the determination of stockholders entitled to vote at the special meeting. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form (or submit your proxy or voting instructions by telephone or over the Internet) as soon as possible to ensure that your shares are represented at the special meeting. Submitting your proxy or voting instructions promptly will help to ensure the presence of a quorum at the special meeting and will assist in reducing the expenses of additional proxy solicitation, but it will not prevent you from attending the special meeting and voting in person should you choose to do so. Please note that a failure to vote your shares either in person at the special meeting or by submitting a proxy or voting instructions is the equivalent of a vote “AGAINST” the adoption of the merger agreement.

If your shares are held in “street name” by your broker, bank or other nominee, your broker, bank or other nominee will not be able to vote your shares of Sun common stock without instructions from you. You should advise your broker, bank or other nominee how to vote your shares of Sun common stock in accordance with the instructions provided by your broker, bank or other nominee. The failure to instruct your broker, bank or other nominee to vote your shares of Sun common stock is the equivalent of a vote “AGAINST” the adoption of the merger agreement.

The accompanying proxy statement provides detailed information about the merger and the other business to be considered by stockholders at the special meeting. We encourage you to read carefully the entire document, including the annexes. You may also obtain more information about Sun from the documents we have filed with the U.S. Securities and Exchange Commission.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

William A. Mathies

Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement is dated July 24, 2012.

SUN HEALTHCARE GROUP, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 5, 2012

TIME AND DATE	9:00 a.m., Pacific Time, on Wednesday, September 5, 2012

PLACE	Hilton Irvine/Orange County Airport, located at 18800 MacArthur Blvd., Irvine, California 92612

PROPOSALS	1. Adoption of the Agreement and Plan of Merger, dated June 20, 2012, by and among Genesis HealthCare LLC, Jam Acquisition LLC and Sun Healthcare Group, Inc., as such agreement may be amended from time to time, and as more fully described in the accompanying proxy statement;

2. Approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

3. Approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.

RECORD DATE	July 19, 2012

MEETING ADMISSION	You are entitled to attend the special meeting and any adjournment or postponement thereof only if you were a stockholder of record or a beneficial owner as of the close of business on July 19, 2012 or you hold a valid legal proxy for the special meeting. You should be prepared to present photo identification for admission.

VOTING	Your vote is very important, regardless of the number of shares of Sun common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Sun common stock outstanding on the record date for the determination of stockholders entitled to vote at the special meeting. Voting requirements for the other proposals are described in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares will be represented and voted even if you do not attend the special meeting. Holders of Sun common stock who do not vote in favor of the adoption of the merger agreement and hold their shares of Sun common stock through the effective time of the merger are entitled to seek appraisal of the fair value of their shares under Delaware law in connection with the merger if they comply with the requirements of Delaware law explained on page 45 of the accompanying proxy statement.

Our board of directors has unanimously determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Sun and you, the stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement (Proposal No. 1), “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies (Proposal No. 2) and “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Information about how to submit a proxy or voting instructions is provided in the accompanying proxy statement and on the separate proxy card or voting instruction form you received with the accompanying proxy statement.

The accompanying proxy statement provides detailed information about the merger and the other business to be considered by stockholders at the special meeting. We encourage you to read carefully the entire document, including the annexes.

By Order of the Board of Directors,

Michael T. Berg

Secretary and Interim General Counsel

Irvine, California

July 24, 2012

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS FOR YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

-i-

(continued)

List of Annexes

Annex A	—	Agreement and Plan of Merger, dated June 20, 2012, by and among Genesis HealthCare LLC, Jam Acquisition LLC and Sun Healthcare Group, Inc.

Annex B	—	Opinion of MTS Securities, LLC, dated June 20, 2012

Annex C	—	Section 262 of the General Corporation Law of the State of Delaware

-ii-

SUMMARY TERM SHEET

This summary term sheet, together with the “Questions and Answers About the Merger and the Special Meeting of Stockholders,” highlights selected information from this proxy statement and may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, the annexes and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 75. Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail. Except as otherwise specifically noted in this proxy statement, “Company,” “Sun,” “we,” “our,” “us” and similar words in this proxy statement refer to Sun Healthcare Group, Inc. and its direct and indirect consolidated subsidiaries.

Parties to the Merger (page 19)

Sun

Sun Healthcare Group, Inc., a Delaware corporation, through its subsidiaries, provides long-term, post-acute and related specialty healthcare in the United States. Sun operates through three principal business segments: (a) inpatient services, (b) rehabilitation therapy services and (c) medical staffing services. Inpatient services represent the most significant portion of Sun’s business. Sun’s continuing operations included 190 healthcare centers in 23 states as of June 30, 2012.

Genesis

Genesis HealthCare LLC, a Delaware limited liability company, which we refer to as Genesis, is one of the nation’s largest skilled nursing care providers, operating more than 200 skilled nursing centers and assisted/senior living communities in 13 eastern states. Genesis also supplies rehabilitation therapy to over 1,100 health care locations in 35 states and Washington, DC.

Jam Acquisition LLC

Jam Acquisition LLC, which we refer to as Merger Sub, is a Delaware limited liability company and indirect wholly owned subsidiary of Genesis that was formed solely for the purpose of consummating the merger.

The Merger (page 20)

On June 20, 2012, we entered into an Agreement and Plan of Merger (as such agreement may be amended from time to time), which we refer to as the merger agreement, with Genesis and Merger Sub, which provides that, at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at such other time as may be mutually determined by us, Genesis and Merger Sub and set forth in the certificate of merger), Merger Sub will merge with and into Sun, with Sun surviving the merger as an indirect wholly owned subsidiary of Genesis.

As a result of the merger, each share of Sun common stock outstanding immediately prior to the effective time of the merger, other than shares held by Sun (other than shares held in a fiduciary capacity that are beneficially owned by third parties), Genesis, Merger Sub or any wholly owned subsidiary of Genesis or Sun and shares held by stockholders who properly demand their appraisal rights under Delaware law, will automatically be converted into the right to receive $8.50 in cash, which amount we refer to as the merger consideration, payable without interest. After the merger is completed, you will no longer have any rights as a Sun stockholder, other than the right to receive the merger consideration and subject to the rights described under “Proposal No. 1 – Adoption of the Merger Agreement — Appraisal Rights” beginning on page 45. As a result of the merger, Sun will cease to be a publicly traded company and Genesis will indirectly own 100% of the equity of Sun.

The merger agreement is included as Annex A to this proxy statement and is incorporated by reference into this proxy statement.

Treatment of Equity Awards and Other Equity-Based Compensation (page 53)

All outstanding options to acquire Sun common stock have an exercise price per share equal to or greater than the merger consideration and will be canceled without any cash payment being made with respect to such option.

The merger agreement provides that each restricted stock unit (which we refer to as RSUs) that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash equal to the merger consideration for each share of Sun common stock subject to such RSU, payable without interest. With respect to each RSU issued under Sun’s Non-Employee Director Stock-for-Fees Program and held by a member of our board of directors who is not terminated from our board of directors at or immediately following the effective time of the merger, payment for any such RSUs shall not be made at the effective time of the merger. Payment for such RSUs shall be made following the first to occur of (a) the director’s separation from service or (b) the fifth anniversary of the date such RSUs were credited to the director.

Restricted shares of Sun common stock that are outstanding immediately prior to the effective time of the merger will become fully vested in connection with the merger and be converted into the right to receive an amount in cash equal to the merger consideration, payable without interest.

When the Merger Is Expected to Be Completed

We currently anticipate that the merger will be completed in the fall of 2012. However, there can be no assurances that the merger will be completed at all or, if completed, that it will be completed in the fall of 2012.

Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger (page 27)

Our board of directors unanimously (a) has determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Sun and our stockholders, (b) has approved the merger agreement, and the consummation of the transactions contemplated thereby, including the merger and (c) recommends that the stockholders vote “FOR” Proposal No. 1, adoption of the merger agreement, “FOR” Proposal No. 2, the adjournment of the special meeting, if necessary, to solicit additional proxies and “FOR” Proposal No. 3, approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.

In evaluating the merger agreement and the merger, our board of directors consulted with our management and legal and financial advisors and considered a number of strategic, financial and other considerations, as described under the heading “Proposal No. 1 – Adoption of the Merger Agreement — Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger” beginning on page 27.

Interests of Executive Officers and Directors in the Merger (page 39)

Some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt the merger agreement and to recommend that stockholders vote “FOR” the adoption of the merger agreement. These interests include, among other things:

•

then outstanding vested and unvested RSUs will be canceled and converted into the right to receive an amount in cash equal to the merger consideration for each share of Sun common stock subject to such RSU, payable without interest;

•

two of our non-employee directors hold RSUs issued under our Non-Employee Director Stock-for-Fees Program which, for either of these non-employee directors who are not terminated from our board of directors upon completion of the merger, will receive payment for such RSUs following the first to occur of (a) the director’s separation from service or (b) the fifth anniversary of the date such RSUs were credited to the director;

•

unvested restricted shares of Sun common stock that are outstanding immediately prior to the effective time of the merger will become fully vested in connection with the merger and be converted into the right to receive an amount in cash equal to the merger consideration, payable without interest;

•	potential continued employment of our executive officers as the initial executive officers of the surviving company; and

•	continued indemnification by Genesis against certain liabilities and the maintenance of policies of directors’ and officers’ liability insurance covering each director and officer.

For the approximate value of the potential benefits that could be received by the executive officers and directors in connection with the merger, see “Proposal No. 1 – Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger” beginning on page 39.

Opinion of Our Financial Advisor (page 31, Annex B)

In connection with the proposed merger, MTS Securities, LLC, which we refer to as MTS Securities, an affiliate of our financial advisor, MTS Health Partners, L.P., which we refer to as MTS, delivered to our board of directors MTS Securities’ written opinion dated June 20, 2012, which we refer to as the MTS opinion, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken set forth therein, the $8.50 per share cash consideration to be received by the holders of Sun common stock (other than shares held by Genesis, Merger Sub or any affiliate of Genesis or Merger Sub) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the MTS opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by MTS Securities in rendering its opinion. You should read the opinion carefully in its entirety. MTS Securities provided the MTS opinion for the information and assistance of Sun’s board of directors in connection with its consideration of the merger and does not address any other aspect of the merger. The MTS opinion is not a recommendation as to how any holder of Sun common stock should vote with respect to the merger or to take any other action in connection with the merger or otherwise. For a further discussion of the MTS opinion, see “Proposal No. 1 – Adoption of the Merger Agreement — Opinion of Our Financial Advisor” beginning on page 31.

Financing of the Merger (page 37)

We anticipate that the total amount of funds necessary to pay the aggregate merger consideration will be approximately $230 million, not including refinancing of our existing indebtedness or payment of related transaction fees and expenses. Prior to our execution of the merger agreement, Genesis obtained, and provided a copy to us of, financing commitment letters from Barclays Bank PLC, General Electric Capital Corporation (together, the lead lenders) and GE Capital Markets, Inc. (together with the lead lenders, the lenders) in connection with the transactions contemplated by the merger agreement in a maximum aggregate amount of approximately $750 million. Genesis and Merger Sub have represented that with the net proceeds contemplated by the commitment letters together with our available cash and cash equivalents, Genesis and Merger Sub will have sufficient funds to pay the merger consideration to our stockholders, to satisfy all obligations under our benefit plans and arrangements, to repay or refinance debt as contemplated by the merger agreement or the commitment letters and to pay fees and expenses in connection with the merger. The merger is not subject to a financing condition. See “Proposal No. 1 – Adoption of the Merger Agreement — Financing of the Merger” beginning on page 37.

Under the merger agreement, we have agreed to, and have agreed to cause our subsidiaries to and to use reasonable best efforts to cause our representatives to, reasonably cooperate with Genesis in connection with Genesis’ and Merger Sub’s efforts to obtain the financing, subject to certain limitations. See “Proposal No. 1 – Adoption of the Merger Agreement — Financing of the Merger” beginning on page 37. Genesis has agreed to reimburse us for all reasonable and documented out-of-pocket costs and expenses incurred by us or any of our subsidiaries in connection with our and our subsidiaries’ cooperation related to the financing of the merger.

Our Conduct of Business Pending the Merger (page 58)

We have agreed that from June 20, 2012 through the effective time of the merger, we will, and will cause our subsidiaries to, subject to certain exceptions: (a) carry on our business in the ordinary course consistent with past practice; (b) use commercially reasonable efforts to preserve intact our business and goodwill and our material relationships with governmental entities, suppliers, landlords and other persons; and (c) use commercially reasonable efforts to keep available the material services of our current officers and key employees.

In addition, as described below and set forth in the merger agreement, we have agreed that, prior to the effective time of the merger, subject to certain exceptions, we will not take certain actions without the prior written consent of Genesis.

Restrictions on Solicitations of Other Offers and Changes in Recommendation (page 59)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us or our subsidiaries. Notwithstanding these restrictions, under certain circumstances we may: (a) provide information (including non-public information) in response to, and engage in negotiations regarding, a written alternative acquisition proposal (as defined below in “Proposal No. 1 – Adoption of the Merger Agreement — The Merger Agreement — Restrictions on Solicitations of Other Offers and Changes in Recommendation” beginning on page 59), if the person making the proposal executes an acceptable confidentiality agreement, such alternative acquisition proposal did not result from a material breach of the limitations on solicitation under the merger agreement and our board of directors determines in good faith after consultation with our financial advisor and outside legal counsel that such alternative acquisition proposal constitutes, or could reasonably be expected to lead to, a superior proposal (as defined below in “Proposal No. 1 – Adoption of the Merger Agreement — The Merger Agreement — Restrictions on Solicitations of Other Offers and Changes in Recommendation” beginning on page 59); and (b) terminate the merger agreement and enter into an agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a $6.9 million termination fee to Genesis.

At any time prior to the adoption of the merger agreement by our stockholders, our board of directors may, if we provide notice to Genesis pursuant to the merger agreement and, if requested, negotiate in good faith with Genesis during a four business day period regarding revisions to the merger agreement, make a change of recommendation (as defined below in “Proposal No. 1 – Adoption of the Merger Agreement — The Merger Agreement — Restrictions on Solicitations of Other Offers and Changes in Recommendation” beginning on page 59) or, in the case of a superior proposal, terminate the merger agreement to accept such superior proposal, if (a) the board determines that an alternative acquisition proposal constitutes a superior proposal, or (b) an intervening event (as defined below in “Proposal No. 1 – Adoption of the Merger Agreement — The Merger Agreement — Restrictions on Solicitations of Other Offers and Changes in Recommendation” beginning on page 59) has occurred and is continuing and, prior to effecting such change of recommendation, the board determines, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law. Except as set forth above, neither the board nor any committee of the board is permitted to: (a) withhold, withdraw, qualify or modify, in a manner adverse to Genesis, the board’s recommendation that stockholders adopt the merger agreement, fail to include such recommendation in this proxy statement or adopt, approve or recommend, or propose to adopt, approve or recommend, an alternative acquisition proposal; (b) make any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication pursuant to Rule 14d-9(g) under the Securities Exchange Act of 1934, which we refer to as the Exchange Act; (c) cause or permit us to, or publicly propose to, approve, adopt, recommend or enter into any acquisition agreement, merger agreement or similar definitive agreement, a letter of intent, memorandum of understanding, agreement in principle or similar document, agreement or understanding relating to an alternative acquisition proposal; or (d) terminate the merger agreement prior to its adoption by our stockholders in order to accept a superior proposal.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 64)

As more fully described in this proxy statement and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, adoption of the merger agreement by our stockholders, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, which we refer to as the HSR Act, the absence of any injunction or other applicable law prohibiting the consummation of the merger, the absence of any material adverse effect on us between June 20, 2012 and consummation of the merger, compliance by us with our obligations under certain third-party contracts and the receipt of specified required governmental approvals, consents and authorizations from federal and state regulatory agencies.

Termination of the Merger Agreement (page 66)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders (unless otherwise indicated below), as follows:

•	by mutual written consent of us and Genesis;

•	by us or Genesis if:

•

the merger is not completed on or before December 31, 2012, which we refer to as the end date; provided that neither party may terminate on this basis if the failure to consummate the merger by such date is caused by such party’s failure to perform any of its material obligations under the merger agreement or breach of any material provisions of the merger agreement, in each case, other than the failure of Genesis or Merger Sub to consummate the Merger by reason of a failure, for any reason except a willful breach by Genesis or Merger Sub, to obtain the financing to be provided pursuant to the commitment letters;

•

an injunction or other order preventing, restraining or otherwise prohibiting consummation of the merger is in effect and is final and non-appealable; provided that neither party may terminate on this basis if the imposition of such injunction or other order was caused by such party’s failure to perform any of its material obligations under the merger agreement, including using its reasonable best efforts to have such injunction lifted in accordance with the terms of the merger agreement or by such party’s breach of any material provision of the merger agreement; or

•	if our stockholders do not adopt the merger agreement at the special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken.

•	by Genesis if:

•	at any time prior to the adoption of the merger agreement by our stockholders, our board of directors makes a change of recommendation;

•	any of the restrictions on solicitation by us of alternative acquisition proposals have been breached in any material respect;

•

any of our representations or warranties contained in the merger agreement are inaccurate such that the condition to closing with respect to the accuracy of such representations or warranties would not be satisfied after an opportunity to cure such inaccuracy (if capable of cure); or

•

any of our material covenants contained in the merger agreement is breached such that the condition to closing with respect to the performance of such covenants or obligations would not be satisfied after an opportunity to cure such breach (if capable of cure).

•	by us:

•

at any time prior to the adoption of the merger agreement by our stockholders, after complying with the procedures set forth in the merger agreement, in order to accept a superior proposal and enter into an alternative acquisition agreement with respect to such superior proposal, provided that we pay to Genesis a $6.9 million termination fee (and expense reimbursement as provided in the merger agreement) prior to or simultaneously with such termination of the merger agreement;

•

if any of Genesis’ or Merger Sub’s representations or warranties contained in the merger agreement are inaccurate such that the condition to closing with respect to the accuracy of such representations or warranties would not be satisfied after an opportunity to cure such inaccuracy (if capable of cure);

•

if any material covenant of Genesis or Merger Sub contained in the merger agreement is breached (other than the failure of Genesis or Merger Sub to consummate the Merger by reason of a failure to obtain the financing to be provided pursuant to the commitment letters (except where such failure results from a willful breach by Genesis or Merger Sub)) such that the condition to closing with respect to the performance of such covenants or obligations would not be satisfied after an opportunity to cure such breach (if capable of cure); or

•

if Genesis and Merger Sub fail to obtain the financing to be provided pursuant to the commitment letters and such failure is continuing as of the date of the termination of the merger agreement, all conditions to Genesis’ and Merger Sub’s obligations to close the merger are satisfied or waived, and Genesis or Merger Sub has failed to consummate the closing of the merger no later than one business day following the date the closing is required to occur pursuant to the merger agreement.

Termination Fees and Expenses (page 68)

We have agreed to pay Genesis a termination fee of $6.9 million if any of the following events occurs:

•	we terminate the merger agreement prior to the adoption of the merger agreement by our stockholders in order to accept a superior proposal and enter into an alternative acquisition agreement;

•

Genesis terminates the merger agreement because (a) at any time prior to the adoption of the merger agreement by our stockholders, our board of directors makes a change of recommendation, or (b) specified provisions of the merger agreement regarding restrictions on our solicitation of alternative acquisition proposals have been breached in any material respect; or

•

(a) we or Genesis terminate the merger agreement because our stockholders did not adopt the merger agreement at the special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement was taken, (b) an alternative acquisition proposal was publicly announced or otherwise made publicly known and is not withdrawn prior to the date of our special meeting and (c) we complete, or enter into a definitive agreement with respect to, any alternative acquisition proposal (as defined below in “Proposal No. 1 – Adoption of the Merger Agreement — The Merger Agreement — Restrictions on Solicitations of Other Offers and Changes in Recommendation” beginning on page 59) within nine months of the merger agreement being terminated, and in the event of the entry into a definitive agreement with respect to an alternative acquisition proposal, such alternative acquisition proposal is consummated, whether before or after such nine-month period.

We have agreed to pay Genesis an amount equal to Genesis’ reasonable and documented out-of-pocket expenses, not to exceed $1 million, incurred by or on behalf of Genesis in connection with or related to the transactions contemplated by the merger agreement, if the merger agreement is terminated in any of the circumstances in which we would be obligated to pay Genesis the $6.9 million termination fee.

Genesis has agreed to pay us a reverse termination fee of $20 million if (a) Genesis and Merger Sub fail to obtain the financing to be provided pursuant to the commitment letters and such failure is continuing as of the date of termination of the merger agreement or the end date, as applicable; (b) all of the conditions to Genesis’ and Merger Sub’s obligation to consummate the merger, along with the conditions shared by Genesis, Merger Sub and us to consummate the merger, have been satisfied or waived by the party entitled to waive such conditions (other than those conditions that by their nature are to be satisfied at the closing); and (c) any of the following events occur:

•

we terminate the merger agreement because Genesis or Merger Sub fails to consummate the closing no later than one business day following the date the closing is required to occur pursuant to the merger agreement; or

•	we or Genesis terminate the merger agreement because Genesis or Merger Sub fails to consummate the closing on or before the end date.

Material U.S. Federal Income Tax Consequences to Stockholders (page 49)

The merger will be a taxable transaction to U.S. holders and certain non-U.S. holders of Sun common stock for U.S. federal income tax purposes.

You should read “Proposal No. 1 – Adoption of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 49 for a more complete discussion of the U.S. federal income tax consequences of the transaction. Tax matters can be complicated, and the tax consequences of the transaction to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the transaction to you.

Regulatory Approvals (page 57)

Under the HSR Act and the rules and regulations promulgated thereunder, we and Genesis are required to make certain filings with the Antitrust Division of the U.S. Department of Justice, which we refer to as the DOJ, and the U.S. Federal Trade Commission, which we refer to as the FTC. The merger may not be consummated until the applicable waiting periods under the HSR Act have expired or have been terminated. We and Genesis each filed our respective notification and report forms with the DOJ and the FTC under the HSR Act on July 9, 2012.

Our operations are extensively regulated by federal and state regulatory bodies. In connection with the proposed merger, Genesis is required to file notices with, and in some jurisdictions obtain approvals or consents from, various agencies responsible for the licensure or certification of healthcare facilities in states in which we conduct business.

Litigation Relating to the Merger (page 49)

Sun, the members of our board of directors, Genesis and Merger Sub have been named as defendants in a purported class action lawsuit filed in the Court of Chancery of the State of Delaware in connection with the transactions contemplated by the merger agreement and in four additional separate lawsuits that were filed in the Superior Court of the State of California, County of Orange. The suits allege, among other things, that our directors breached their fiduciary duties to our stockholders in entering into the merger agreement pursuant to an unfair process, and that we, Genesis and Merger Sub aided and abetted the alleged breaches of fiduciary duties. In addition, the Delaware complaint alleges that the preliminary proxy statement filed by Sun on July 12, 2012 omits or misrepresents material information. The suits seek, among other things, to enjoin consummation of the merger. At this stage, it is not possible to predict the outcome of the proceedings and their impact on us. We believe the allegations made in the complaints are without merit and intend to vigorously defend these actions.

Current Market Price of Sun Common Stock (page 69)

Our common stock is listed on the Nasdaq Global Select Market, which we refer to as Nasdaq, under the trading symbol “SUNH.” On June 20, 2012, which was the last full trading day before we announced the transaction, our stock closed at $6.14. On July 23, 2012, which was the last trading day before the date of this proxy statement, our common stock closed at $8.35.

Appraisal Rights (page 45, Annex C)

Under Delaware law, holders of Sun common stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal rights and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Sun common stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of Delaware law. This value could be more than, the same as, or less than the merger consideration. Any holder of Sun common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement and must otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Additional Information (page 75)

You can find more information about Sun in the periodic reports and other information we file with the U.S. Securities and Exchange Commission, which we refer to as the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 75.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING OF STOCKHOLDERS

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Sun. Please refer to the more detailed information contained elsewhere in this proxy statement, including the annexes and the documents we refer to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you have been identified as a stockholder of Sun as of the close of business on the record date for the determination of stockholders entitled to notice of the special meeting. This proxy statement contains important information about the merger and the special meeting of stockholders, and you should read this proxy statement carefully.

The Merger

Q:	What is the proposed transaction for which I am being asked to vote?

A:	You are being asked to vote on the adoption of the merger agreement. The merger agreement provides that at the effective time of the merger, Merger Sub will merge with and into Sun, with Sun surviving the merger as an indirect wholly owned subsidiary of Genesis. After the merger, Sun will cease to be a publicly traded company and will be an indirect wholly owned subsidiary of Genesis. As a result, you will no longer have any rights as a Sun stockholder, including but not limited to the fact that you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, shares of Sun common stock will no longer be listed on Nasdaq and the registration of such shares under the Exchange Act is expected to be terminated.

Please see “Proposal No. 1 – Adoption of the Merger Agreement” beginning on page 20 for a more detailed description of the merger and the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Sun common stock pursuant to the merger agreement. Instead, we will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on Nasdaq. Under specified circumstances, we may be required to pay Genesis a termination fee or Genesis may be required to pay us a reverse termination fee. See “Proposal No. 1 – Adoption of the Merger Agreement — The Merger Agreement — Termination Fees and Expenses” beginning on page 68.

Q:	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of Sun common stock?

A:	Yes. As a holder of Sun common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Proposal No. 1 – Adoption of the Merger Agreement — Appraisal Rights” beginning on page 45.

Q:	When can I expect to receive the merger consideration for my shares?

A:	After the completion of the merger, holders of Sun common stock will be entitled to receive the merger consideration from the paying agent.

The Special Meeting

Q:	When and where is the special meeting?

A:	The special meeting will be held on Wednesday, September 5, 2012 at the Hilton Irvine/Orange County Airport, located at 18800 MacArthur Blvd., Irvine, California 92612, at 9:00 a.m., Pacific Time.

Q:	What other proposals are being presented at the special meeting?

A:	In addition to the merger proposal, stockholders will be asked to vote on the following proposals at the special meeting:

•

approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (Proposal No. 2); and

•

approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Q:	How does Sun’s board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote your shares:

•	“FOR” the adoption of the merger agreement (Proposal No. 1);

•	“FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies (Proposal No. 2); and

•

“FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Q:	Who is entitled to vote at the special meeting?

A:	All stockholders of record as of the close of business on July 19, 2012, the record date for the determination of stockholders entitled to vote at the special meeting, are entitled to vote at the special meeting. On that date, 25,535,462 shares of Sun common stock were issued and outstanding.

As of the record date, our executive officers and directors held an aggregate of 592,117 shares of Sun common stock, which represents approximately 2.3% of all shares issued and outstanding on the record date.

Q:	What vote is required to approve each proposal?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Sun common stock issued and outstanding on the record date for the determination of stockholders entitled to vote at the meeting. If you do not submit a proxy or voting instructions or do not vote in person at the meeting, or if you “ABSTAIN” from voting on the adoption of the merger agreement, the effect will be the same as a vote “AGAINST” the adoption of the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies and the non-binding proposal regarding “golden parachute” compensation each require the affirmative vote of holders of a majority in voting power of the shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote on the proposal. With respect to Proposal No. 2 and Proposal No. 3, if you do not submit a proxy or voting instructions or do not vote in person at the meeting, your shares will not be counted in determining the outcome of these proposals. If you “ABSTAIN” from voting on Proposal No. 2 or Proposal No. 3, the effect will be the same as a vote “AGAINST” that proposal.

Q:	Can I attend the special meeting? What do I need for admission?

A:	You are entitled to attend the special meeting if you were a stockholder of record or a beneficial owner as of the close of business on July 19, 2012 or you hold a valid legal proxy for the special meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the special meeting. If you are a beneficial owner, you will need to provide proof of beneficial ownership on the record date in order to be admitted to the special meeting, such as a brokerage account statement showing that you owned Sun common stock as of the record date, a voting instruction form provided by your bank, broker or other nominee, or other similar evidence of ownership as of the record date, including a valid legal proxy from your bank, broker or other nominee. You should also be prepared to present photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the special meeting.

Q:	How can I vote my shares in person at the special meeting?

A:	All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers or other nominees, are invited to attend the special meeting and vote their shares in person.

If your shares of Sun common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares. If you are a stockholder of record as of the close of business on the record date for the determination of stockholders entitled to vote at the meeting, you have the right to vote your shares in person at the special meeting. If you choose to do so, you can vote at the special meeting using the written ballot that will be provided at the meeting or you can complete, sign and date the enclosed proxy card you received with this proxy statement and submit it at the special meeting.

If your shares are held in a stock brokerage account or by a bank, broker or other nominee (that is, in “street name”) rather than directly in your own name with our transfer agent, you are considered a beneficial owner of your shares and this proxy statement is being forwarded to you by your bank, broker or other nominee. As the beneficial owner, you may attend the special meeting and vote your shares in person at the special meeting only if you obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Even if you plan to attend the special meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described below so that your vote will be counted if you later decide not to attend the special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:	Whether you are a stockholder of record or a beneficial owner, you may direct how your shares are voted without attending the special meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the special meeting. Your proxy can be submitted by mail by completing, signing and dating the proxy card you received with this proxy statement and then mailing it in the enclosed prepaid envelope. Stockholders of record may also submit a proxy over the Internet or by telephone by following the instructions provided in the proxy card you received with this proxy statement. If you are a beneficial owner, you must submit voting instructions to your bank, broker or other nominee in order to authorize how your shares are voted at the special meeting. Please follow the instructions provided by your bank, broker or other nominee.

Submitting a proxy or voting instructions will not affect your right to vote in person should you decide to attend the special meeting, although beneficial owners must obtain a “legal proxy” from the bank, broker or other nominee that holds their shares giving them the right to vote the shares at the special meeting in order to vote in person at the meeting.

Q:	What does it mean if I received more than one set of proxy materials?

A:	If you received more than one set of proxy materials, it means that you hold shares of Sun common stock in more than one account. For example, you may own your shares in various forms, including jointly with your spouse, as trustee of a trust or as custodian for a minor. To ensure that all of your shares are voted, please provide a proxy or voting instructions for each account for which you received proxy materials.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

A:	If you submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the proposals to be presented at the special meeting, your shares will be voted as recommended by our board of directors on those proposals.

Q:	What is the deadline for voting my shares?

A:	If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern Time on September 4, 2012 in order for your shares to be voted at the special meeting. However, if you are a stockholder of record, you may instead mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the special meeting, in order for your shares to be voted at the meeting. If you are a beneficial owner, please read the voting instructions provided by your bank, broker or other nominee for information on the deadline for voting your shares.

Q:	What is a quorum?

A:	The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of Sun common stock as of the close of business on the record date for the determination of stockholders entitled to vote at the meeting will constitute a quorum. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q:	Why am I being asked to cast a non-binding, advisory vote to approve the “golden parachute” compensation arrangements that certain Sun executive officers will or may receive in connection with the merger?

A:	In accordance with the rules promulgated under Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that will or may be payable to our named executive officers in connection with the merger.

Q:	What will happen if our stockholders do not approve the “golden parachute” compensation arrangements at the special meeting?

A:	Approval of the “golden parachute” compensation payable under existing agreements that certain executive officers of Sun will or may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation arrangements is an advisory vote and will not be binding on us. Therefore, if the merger agreement is adopted by our stockholders and completed, the “golden parachute” compensation will still be paid to the named executive officers if and when due, regardless of the results of the vote.

Q:	How will abstentions be counted?

A:	If you “ABSTAIN” from voting on any of Proposal No. 1, No. 2 or No. 3, the effect will be the same as a vote “AGAINST” such proposal.

Q:	Why is my vote important?

A:	If you do not submit a proxy or voting instructions or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, because the merger proposal must be approved by the holders of a majority of the outstanding shares of Sun common stock entitled to vote on the adoption of the merger agreement, your failure to submit a proxy or voting instructions or to vote in person at the special meeting will have the same effect as a vote “AGAINST” Proposal No. 1, adoption of the merger agreement.

If you do not submit a proxy or voting instructions or do not vote in person at the meeting, your shares will not be counted in determining the outcome of any of the other proposals at the special meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me if I do not submit voting instructions?

A:	No. We do not expect that your broker, bank or other nominee will have discretion to vote your shares on any of the matters listed in the notice of special meeting, except in accordance with your specific instructions. Therefore, if you hold your shares in “street name” through a brokerage account and do not submit voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not be able to vote your shares of Sun common stock on any of the proposals at the special meeting. For this reason, we do not believe that there will be any broker non-votes occurring in connection with any of the proposals at the special meeting. Please note, however, that if you properly submit voting instructions to your broker, bank or other nominee but do not indicate how you want your shares to be voted, your shares will be voted as recommended by our board of directors on those proposals.

Q:	May I change my vote after I have submitted my proxy or voting instructions?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your proxy is voted at the special meeting by:

•	attending the meeting and voting in person;

•	filing with the Secretary of Sun an instrument revoking the proxy; or

•

properly submitting another proxy on a later date prior to 11:59 p.m. Eastern Time on September 4, 2012, by using one of the alternatives described under “How can I vote my shares without attending the special meeting?” in the section titled “Questions and Answers About the Merger and the Special Meeting of Stockholders.”

Attendance at the special meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked.

Please note that if you hold your shares in “street name” through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead, you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	What happens if I transfer my shares of common stock after the record date?

A:	The record date for the determination of stockholders entitled to vote at the special meeting is earlier than the effective date of the merger. Therefore, transferors of shares of Sun common stock after the record date but prior to the consummation of the merger will retain their right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, we have engaged Innisfree M&A Incorporated.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents we refer to in this proxy statement, and then mail your completed, dated and signed proxy card or voting instruction form in the enclosed prepaid return envelope as soon as possible, or submit your proxy or voting instruction via the Internet or by phone in accordance with the instructions included with this proxy statement and the enclosed proxy card or voting instruction form, so that your shares can be voted at the special meeting.

Q:	Who is paying for this proxy solicitation?

A:	We will pay the costs of printing and mailing this proxy statement to stockholders and all other costs incurred in connection with the solicitation of proxies for the special meeting. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies on our behalf and have agreed to pay Innisfree M&A Incorporated an estimated fee of $15,000, plus certain out-of-pocket expenses for its services. In addition to the mailed proxy materials, our directors, officers and other employees may also solicit proxies or votes in person, in writing or by telephone, e-mail or other means of communication. Directors, officers and other employees will not be paid any additional compensation for soliciting proxies. We will also reimburse banks, brokers, nominees and other record holders for their reasonable expenses in forwarding proxy materials to beneficial owners of Sun common stock.

Q:	Who can help answer my questions?

A:

If you have any questions or need further assistance in voting your shares of Sun common stock, or if you need additional copies of this proxy statement or the proxy card, please contact Innisfree M&A Incorporated, our proxy solicitor, in writing at 501 Madison Avenue, 20th Floor, New York, New York 10022, or by telephone at (212) 750-5833.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this proxy statement and the documents to which we refer you in this proxy statement contain “forward-looking” information as that term is defined by the Private Securities Litigation Reform Act of 1995, we which we refer to as the Act, and the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. Examples of forward-looking statements include information concerning possible or assumed future results of operations of Sun, the expected completion and timing of the merger and other information relating to the merger. You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	risks that the governmental and regulatory approvals required to be completed under the merger agreement will not be obtained in a timely manner or at all;

•	the inability to complete the merger due to the failure to obtain stockholder approval or failure to satisfy any other conditions to the completion of the merger;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business, operating results and business relationships, including our ability to retain key employees;

•	the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely manner or at all; and

•	other risks and uncertainties applicable to our business set forth in our filings with the SEC. See “Where You Can Find More Information” beginning on page 75.

The forward-looking statements are based on the information currently available and are applicable only as of the date on which the statements were made. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. You are urged to carefully review the disclosures we make in this proxy statement and the documents to which we refer you in this proxy statement concerning risks and other factors that may affect us, including those made in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our other reports filed with the SEC. The forward-looking statements are qualified in their entirety by these cautionary statements, which are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. We caution you that any forward-looking statements made in this proxy statement or the documents to which we refer you in this proxy statement are not guarantees of future performance and that you should not place undue reliance on any of such forward-looking statements, which speak only as of the date of this document. There may be additional risks of which we are presently unaware or that we currently deem immaterial. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances, except as required by law.

INFORMATION ABOUT THE SPECIAL MEETING OF STOCKHOLDERS

This section contains information for stockholders about the special meeting of stockholders.

Together with this proxy statement, we are sending you a notice of special meeting of stockholders and a form of proxy that is being solicited by our board of directors for use at the special meeting. The information and instructions contained in this section are addressed to stockholders and all references to “you” in this section should be understood to be addressed to stockholders.

Date, Time and Place of the Special Meeting of Stockholders

This proxy statement is being furnished by our board of directors in connection with the solicitation of proxies from holders of Sun common stock for use at the special meeting of stockholders to be held be held on Wednesday, September 5, 2012 at the Hilton Irvine/Orange County Airport, located at 18800 MacArthur Blvd., Irvine, California 92612, at 9:00 a.m., Pacific Time, and at any adjournment or postponement of the special meeting.

Purpose of the Special Meeting of Stockholders

The following proposals will be considered and voted upon at the special meeting of stockholders:

•	adoption of the merger agreement (Proposal No. 1);

•

approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (Proposal No. 2); and

•

approval, on an advisory (non-binding) basis of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understanding pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Recommendation of Our Board of Directors

Our board of directors has unanimously determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Sun and our stockholders and unanimously recommends that stockholders vote “FOR” Proposal No. 1, adoption of the merger agreement, “FOR” Proposal No. 2, the adjournment of the special meeting, if necessary, to solicit additional proxies and “FOR” Proposal No. 3, approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.

For more information concerning the recommendation of our board of directors with respect to the merger, see “Proposal No. 1 – Adoption of the Merger Agreement — Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger” beginning on page 27.

Record Date and Outstanding Shares

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting of stockholders is July 19, 2012. Only stockholders of record of Sun common stock as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting of stockholders and any adjournments thereof. At the close of business on the record date, there were 25,535,462 shares of Sun common stock issued and outstanding.

Quorum Requirement

The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of Sun common stock as of the close of business on the record date for the determination of stockholders entitled to vote at the meeting will constitute a quorum. Your shares will be counted for purposes of determining whether a quorum exists for the special meeting if you return a signed and dated proxy card or voting instruction form, if you submit a proxy or voting instructions by telephone or over the Internet, or if you vote in person at the special meeting (and if you are a beneficial owner of shares of Sun common stock, you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the special meeting), even if you “ABSTAIN” from voting on the proposals.

If a quorum is not present at the special meeting of stockholders, we expect that the special meeting will be adjourned to a later date.

Vote Required

Each share of Sun common stock outstanding on the record date for the determination of stockholders entitled to vote at the meeting will be entitled to one vote, in person or by proxy, on each matter submitted for the vote of stockholders.

Proposal No. 1, adoption of the merger agreement, requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the adoption of the merger agreement. If you do not submit a proxy or voting instructions or do not vote in person at the meeting, or if you “ABSTAIN” from voting on the adoption of the merger agreement, the effect will be the same as a vote “AGAINST” the adoption of the merger agreement.

Proposal No. 2, approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, requires the affirmative vote of holders of a majority in voting power of the shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote on the proposal.

Proposal No. 3, approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, requires the affirmative vote of holders of a majority in voting power of the shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote on the proposal.

With respect to Proposal No. 2 and Proposal No. 3, if you do not submit a proxy or voting instructions or do not vote in person at the meeting, your shares will not be counted in determining the outcome of these proposals. If you “ABSTAIN” from voting on Proposal No. 2 or Proposal No. 3, the effect will be the same as a vote “AGAINST” that proposal.

Shares Held by Directors and Executive Officers

As of the close of business on the record date for the determination of stockholders entitled to vote at the meeting, our directors and executive officers held and are entitled to vote at the special meeting 592,117 shares of our common stock (excluding options and RSUs), representing approximately 2.3% of the aggregate common stock issued and outstanding on that date.

Attending and Voting at the Special Meeting of Stockholders

Only stockholders as of the close of business on the record date for the determination of stockholders entitled to vote at the meeting, authorized proxy holders and our guests may attend the special meeting. If you are a stockholder of record as of the close of business on the record date for the determination of stockholders entitled to vote at the meeting and you attend the special meeting of stockholders, you may vote in person by completing a ballot at the special meeting even if you already have signed, dated and returned a proxy card or submitted a proxy by telephone or over the Internet. If your shares of common stock are held in the name of a bank, broker or other nominee, you may not vote your shares of common stock in person at the special meeting of stockholders unless you obtain a legal proxy from the record holder giving you the right to vote the shares of common stock. In addition, whether you are a stockholder of record or a beneficial owner, you must bring a form of personal photo identification with you in order to be admitted to the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or proper photo identification.

Proxies

Each copy of this proxy statement mailed to holders of Sun common stock is accompanied by a proxy card or voting instruction form with instructions for authorizing how your shares are to be voted at the special meeting. If you hold stock in your name as a stockholder of record, you may submit a proxy to instruct how your shares are to be voted at the special meeting by (a) completing, signing, dating and returning the enclosed proxy card, (b) calling the telephone number on your proxy card or (c) following the Internet proxy submission instructions on your proxy card to ensure that your vote is counted at the special meeting, or at any adjournment thereof, regardless of whether you plan to attend the special meeting. Instructions for submitting a proxy by telephone or over the Internet are printed on the proxy card. In order to submit a proxy via the Internet, please have your proxy card available so you can input the required information from the card.

If you hold your stock in street name through a bank, broker or other nominee, you must submit voting instructions to your bank, broker or nominee in accordance with the instructions you have received from your bank, broker or nominee.

All shares represented by valid proxies that are received through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted in accordance with the recommendation of our board of directors on each of the proposals indicated above.

Your vote is important. Please sign, date and return your proxy card or voting instruction form or submit your proxy and/or voting instructions by telephone or over the Internet promptly.

PARTIES TO THE MERGER

Sun

Sun, a Delaware corporation, is a healthcare services company, serving principally the senior population, with consolidated annual revenues in excess of $1.9 billion and approximately 28,000 employees. Our core business is providing inpatient services, primarily through 158 skilled nursing centers, 13 combined skilled nursing, assisted and independent living centers, 10 assisted living centers, 2 independent living centers and 7 mental health centers with 21,349 licensed beds located in 23 states as of June 30, 2012. Our subsidiaries also provide hospice services, rehabilitation therapy services and temporary medical staffing services to skilled nursing centers.

Our common stock currently trades on the Nasdaq Global Select Market under the symbol “SUNH.” Our executive offices are located at 18831 Von Karman, Suite 400, Irvine, California 92612, and our telephone number is (949) 255-7100.

Genesis

Genesis, a Delaware limited liability company, is one of the nation’s largest skilled nursing care providers, operating more than 200 skilled nursing centers and assisted/senior living communities in 13 eastern states. Genesis also supplies rehabilitation therapy to over 1,100 health care locations in 35 states and Washington, DC.

Genesis’ corporate headquarters are located at 101 East State Street, Kennett Square, Pennsylvania 19348, and its telephone number is (610) 444-6350.

Merger Sub

Merger Sub is a Delaware limited liability company and an indirect wholly owned subsidiary of Genesis that was formed solely for the purpose of consummating the merger. The address of the principal executive offices of Merger Sub is c/o Genesis HealthCare LLC, 101 East State Street, Kennett Square, Pennsylvania 19348, and its telephone number is (610) 444-6350.

PROPOSAL NO. 1 – ADOPTION OF THE MERGER AGREEMENT

The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger.

Overview

The merger agreement, dated June 20, 2012, among Genesis, Merger Sub and Sun provides for the merger of Merger Sub, a newly formed, indirect wholly owned subsidiary of Genesis, with and into Sun, with Sun surviving the merger as an indirect wholly owned subsidiary of Genesis. Upon consummation of the merger, each share of Sun common stock issued and outstanding, other than shares held by Sun (other than shares held in a fiduciary capacity that are beneficially owned by third parties), Genesis, Merger Sub or any wholly owned subsidiary of Genesis or Sun and shares held by stockholders who properly demand their appraisal rights under Delaware law, will automatically be converted into the right to receive the merger consideration.

Background of the Merger

Our board of directors and management have regularly engaged in a review of our business plan and other strategic alternatives, including the evaluation of the market in which we operate, the possibility of pursuing strategic alternatives, such as acquisitions, and the possible sale of our company or certain of our assets, each with a view toward enhancing stockholder value. In addition, we have held discussions from time to time (prior to the timeline described below) with various companies regarding our potential acquisition of such companies. However, except as described below, since our separation in November 2010 from our former parent, we have not received any substantive indication of interest in, or engaged in any substantive discussions regarding, an acquisition of our company. Our practice has been to conduct all potential strategic discussions with third parties under the supervision of our Chairman of the Board of Directors and Chief Executive Officer, William A. Mathies, with Mr. Mathies taking the lead in such discussions where appropriate. The practice of our board of directors has been to receive updates from, and give direction to, Mr. Mathies on such discussions at regularly scheduled board meetings or more frequently, if appropriate, at special board meetings. In addition, Mr. Mathies updates members of our board on an informal basis between board meetings, as appropriate.

Pursuant to a retainer arrangement, MTS has served as our financial advisor since early 2003. It has been our practice to include representatives of MTS in certain of our regularly scheduled board meetings to advise our board of directors, in consultation with management, regarding industry matters and potential strategic opportunities. To document our relationship, we entered into an engagement letter with MTS dated April 1, 2005, which superseded our previous engagement letters with MTS. In connection with the proposed sale of our company to Genesis, we and MTS entered into amendments to that engagement letter on April 16, 2012 and May 30, 2012, for the purpose of documenting the compensation to be paid to MTS in connection with the proposed sale of our company to Genesis. For additional information regarding our relationship with MTS, please see “— Opinion of Our Financial Advisor” below.

On March 28, 2011, at a meeting in New York, New York that was initiated by representatives of Barclays Capital Inc., financial advisor to Genesis, which we refer to as Barclays, representatives of Barclays related to Mr. Mathies and L. Bryan Shaul, our Chief Financial Officer and Executive Vice President, that Genesis was interested in exploring the benefits of a potential business combination transaction with us. Mr. Mathies subsequently agreed to an introductory meeting with representatives of Genesis to be held in Irvine, California on April 26, 2011.

On April 6, 2011, at a regularly scheduled meeting of our board of directors, Mr. Mathies reported to the board that Barclays had approached the company regarding a potential business combination transaction with

Genesis and that management had agreed to an introductory meeting with Genesis. The board authorized Mr. Mathies to engage in preliminary discussions with Genesis regarding a potential business combination transaction.

On April 26, 2011, Mr. Mathies, Mr. Shaul and representatives of MTS met with George V. Hager, Jr., Genesis’ Chief Executive Officer, representatives of Genesis’ investors and representatives of Barclays in Irvine, California to gauge Sun’s interest in a potential business combination transaction with Genesis. The parties discussed Genesis’ business as well as publicly available information regarding Sun’s business.

On April 28, 2011, the Centers for Medicare and Medicaid Services, which we refer to as CMS, issued a proposed notice of rulemaking regarding 2012 Medicare Part A payment rates. On April 29, 2011, the first trading day following CMS’ proposed notice of rulemaking regarding 2012 reimbursement rates, our common stock closed at $11.79, down $1.85 (13.6%) from its closing price on the immediately prior trading day. In light of the uncertainty surrounding the CMS announcement, Sun and Genesis determined to suspend any discussions concerning a potential business combination.

On July 29, 2011, CMS announced its final rule for skilled nursing facilities for the 2012 federal fiscal year that commenced on October 1, 2011, which we refer to as the CMS Final Rule. The CMS Final Rule resulted in a reduction in Medicare Part A payment rates by approximately 12.6% and additional changes related to the provision of therapy services and corresponding reimbursement. On August 1, 2011, the first trading day following announcement of the CMS Final Rule, our common stock closed at $3.35, down $3.65 (52.1%) from its closing price on the immediately prior trading day.

On August 19, 2011, a representative of Barclays contacted Mr. Mathies by phone to determine whether Sun would be interested in re-engaging in discussions regarding a potential business combination transaction with Genesis. Mr. Mathies responded that he believed Sun would be willing to re-engage in such discussions. Shortly following this call, a representative of Genesis’ investors contacted a representative of MTS to discuss next steps, including entering into a confidentiality agreement so that we and Genesis could begin to share non-public information with each other.

On September 5, 2011, Sun and Genesis entered into a confidentiality agreement and began sharing business diligence information with each other.

On September 27, 2011, Mr. Mathies, Mr. Shaul, Jerry Roles, our Senior Vice President, Financial Planning, and representatives of MTS met with Mr. Hager, Tom DiVittorio, Genesis’ Senior Vice President and Chief Financial Officer, Robert A. Reitz, Genesis’ Executive Vice President and Chief Operating Officer, representatives of Genesis’ investors and representatives of Barclays in Philadelphia, Pennsylvania to engage in further business diligence discussions as well as preliminary discussions regarding the impact and potential synergies of a combination of the two companies. At the conclusion of this meeting, the parties agreed that the opportunities presented by a potential business combination transaction were substantial enough to merit further discussions. Following this meeting, the parties continued to engage in business diligence discussions as well as discussions regarding potential synergies and preliminary valuation considerations, with discussions continuing among functional subgroups of the two companies.

On November 8, 2011, Mr. Mathies, Mr. Shaul and representatives of MTS met with Mr. Hager, Mr. DiVittorio, representatives of Genesis’ investors and representatives of Barclays at MTS’ offices in New York, New York to discuss the results of their initial business diligence and to preliminarily explore a framework for a relative valuation of the two companies in the context of a potential business combination of the two companies. During this meeting, Genesis and its representatives stated their interest in a stock-for-stock merger in which Sun would be the surviving company and Sun’s stockholders would retain 40% of the pro forma equity of the combined company. After exploring the basis for Genesis’ proposed pro forma equity ownership of the combined company, our management advised Genesis that we would respond to its proposal after reviewing it with our board of directors.

On December 2, 2011, at a special meeting of our board of directors, Mr. Mathies updated the board regarding the status of discussions regarding a potential business combination transaction with Genesis. Representatives of MTS discussed with the board the company’s status as an independent company, the challenges facing the company, including the increasingly difficult reimbursement and operating environment, and an overview of a possible transaction with Genesis. Representatives of MTS also reviewed with the board the various possible strategic alternatives to a business combination with Genesis, including various growth alternatives, such as a range of small to large acquisitions, including in partnership with one or more real estate companies, as well as sales of individual business units, a sale of the whole company to one or more private equity buyers or a strategic buyer or a merger with a strategic buyer. The board discussed the various alternatives, including the low likelihood of interest from a private equity buyer and the low likelihood of a more attractive stock or cash proposal from another strategic buyer. At the conclusion of this meeting, the board authorized management and MTS to continue their discussions with Genesis regarding a potential framework for a transaction, but to counter Genesis’ offer of a 40%/60% equity split with a 45%/55% equity split. Subsequent to the board meeting, this counteroffer was conveyed by a representative of MTS to a representative of Genesis’ investors and in their discussions, they agreed to coordinate a meeting of the parties to discuss this and other matters in January 2012.

On December 12, 2011, our board of directors received a letter from Clinton Group, Inc., one of our investors, which we refer to as the Clinton Group, calling for the company’s sale given the pessimistic market and decline in our stock price. In the letter, which was also released publicly, the Clinton Group advised the board to hire an investment banking advisor and solicit interest through a targeted sale process, which they believed could result in a price per share in the $6.00 to $8.00 range. Between the date of public release by the Clinton Group of its letter and our June 20, 2012 announcement of our entry into the merger agreement with Genesis, we did not receive any substantive indications of interest in a potential acquisition of the company.

On December 14, 2011, at a regularly scheduled meeting of our board of directors, the board discussed the letter from the Clinton Group and, after giving consideration to the significant uncertainty in the long-term care industry arising from recent and potential reimbursement cuts and the December 2 presentation by MTS, including with respect to the low likelihood of an interested buyer other than Genesis, determined, consistent with its prior discussions, that seeking to sell the company in an active sale process would not be in the best interests of the company and its stockholders at that time. The board discussed the status of the discussions with Genesis and authorized management to continue discussions with Genesis regarding a potential business combination. Accordingly, those discussions continued, as did the sharing of diligence information between the parties.

On January 17, 2012, Mr. Mathies, Mr. Shaul and representatives of MTS met with Mr. Hager, representatives of Genesis’ investors and representatives of Barclays in Newport Beach, California to review the companies’ respective financial and operational data and discuss potential synergies that may be realized from a combination of the two companies. The parties also continued their discussion of the relative valuation of the companies, with Sun reiterating its last counter to Genesis that Sun stockholders should receive 45% of the pro forma equity of the combined company. Genesis reiterated its position and further stated that Genesis’ investors would not support a transaction in which Sun’s stockholders received more than 40% of the pro forma equity of the combined company. At the conclusion of these discussions, the representatives of Sun advised the representatives of Genesis that it would provide feedback on the Genesis proposal after further discussion with our board of directors.

On February 3, 2012, at a special meeting of our board of directors, Mr. Mathies updated the board on the status of a potential transaction with Genesis, including the discussions regarding a potential stock merger and the status of negotiations over the relative stock ownership in the combined company. Representatives of MTS discussed with the board the company’s status as an independent company as well as strategic alternatives for the company. Representatives of MTS also reviewed for the board an analysis of the proposed contributions of each company in a business combination transaction and engaged in a discussion with the board regarding Genesis’ last proposal that Sun’s stockholders receive 40% of the pro forma equity of the combined company. At the conclusion of this meeting, the board authorized management and MTS to continue their discussions with Genesis regarding a potential business combination transaction, including their discussions regarding the proposed pro forma equity ownership of the combined company.

On February 9, 2012, Mr. Mathies contacted Mr. Hager to discuss the outcome of the February 3 board meeting. During that discussion, Mr. Hager indicated growing hesitation among Genesis’ investors regarding the public market’s ability to appropriately value long-term care assets, both currently and into the future, as well as the operating challenges of being a public company. Accordingly, Mr. Hager proposed a revised transaction structure for an all-cash acquisition of Sun by Genesis at a price per share of $8.00.

On February 16, 2012, Mr. Mathies contacted Mr. Hager to further discuss Genesis’ revised proposal. In response to Mr. Mathies’ inquiry, Mr. Hager indicated that a stock-for-stock transaction was still a possibility but that Genesis’ investors remained highly concerned about the risks of such a transaction in the current environment.

On February 21, 2012, at a special meeting of our board of directors, Mr. Mathies updated the board regarding Genesis’ all-cash proposal. Representatives of MTS analyzed for the board the differences between the stock-for-stock proposal and the all-cash proposal. At the conclusion of this meeting, the board authorized management and MTS to continue their discussions with Genesis and to encourage Genesis to reconsider the previously proposed stock-for-stock transaction.

In a series of calls beginning on February 25, 2012, Mr. Mathies spoke with Mr. Hager and representatives of MTS spoke with representatives of Genesis’ investors to communicate our board of directors’ preference for a stock-for-stock merger transaction, as such a transaction would allow our stockholders to participate in synergies and future growth opportunities that may be available to a combined company. Mr. Hager and the representatives of Genesis’ investors responded that Genesis’ investors were fundamentally uncomfortable with a stock merger, even one in which Sun’s stockholders received 40% of the pro forma equity of the combined company. The representatives of MTS then conveyed the board’s position that in order for our board to consider a potential cash transaction, Genesis would have to provide us with a revised transaction structure as well as Genesis’ plan for financing such a transaction. Further, the representatives of MTS expressed the board’s view that any potential cash transaction would have to be priced to share the value of the potential synergies and growth opportunities which Genesis expected to receive in the transaction. The representatives of Barclays, on behalf of Genesis, then provided the representatives of MTS with a financing summary for the proposed transaction and engaged in further discussions with the representatives of MTS regarding the assumptions included in such summary.

On March 16, 2012, Mr. Mathies and a representative of MTS met with Mr. Hager and a representative of Genesis’ investors in Miami, Florida to discuss Genesis’ proposal for a cash transaction. After significant discussion regarding Sun’s potential value to Genesis, the parties narrowed their discussions to a price range of $9.00 to $9.50 per share, subject to review of certain open diligence items.

On March 21, 2012, Mr. Hager contacted Mr. Mathies and made a revised proposal for an all-cash acquisition of the company by Genesis at a price per share of $9.50, subject to completion of due diligence. That same day, representatives of Barclays delivered to representatives of MTS a draft exclusivity agreement in order for Genesis to proceed with its further due diligence and engage in negotiations regarding the proposed acquisition.

On March 22, 2012, at a special meeting of our board of directors, Mr. Mathies and representatives of MTS updated the board regarding discussions with Genesis, culminating in the revised proposal for an all-cash acquisition for $9.50 per share, subject to completion of due diligence. Representatives of MTS, together with management, then led a discussion with the board regarding, among other things, the company’s prospects, a preliminary financial analysis and the various strategic alternatives potentially available to the company, including continuing as an independent company, making limited acquisitions, making limited dispositions, making a major acquisition and selling the company, as well as the relative risks and benefits of such potential alternatives as compared to the Genesis offer.

The board also engaged in a discussion regarding whether the company should solicit indications of interest from other third parties for a potential business combination transaction with the company. Representatives of MTS provided their view that Genesis would likely be in a position to make a stronger bid for the company than any other potential private equity or strategic buyers for several reasons, including that (a) it had investors that were willing to invest equity into the proposed transaction, (b) because of the nature of its business, including its geographic locations and type of operations, it was well positioned to maximize the potential synergies from the proposed transaction and (c) Genesis might be able to combine its rehabilitation assets with those of the company and accordingly might realize additional value in a transaction with the company relative to other potential buyers should Genesis determine to subsequently monetize the combined rehabilitation business. Mr. Mathies advised the board that he concurred with the MTS assessment regarding the potential for other buyers to emerge and noted that when the Clinton Group had issued its public statement in December 2011, the company did not receive any substantive indications of interest in a potential acquisition of the company. Following the presentations by representatives of MTS and management, the board determined that due to the limited likelihood that other buyers would be positioned to make a more attractive offer than Genesis and in light of the potential harm to us and to our discussions with Genesis if leaks regarding a potential transaction were to occur, it would be in the best interests of our stockholders to explore the Genesis offer without soliciting additional indications of interest.

In addition, representatives of MTS explained that Genesis’ proposed offer would not be conditioned on obtaining financing. Representatives of O’Melveny & Myers LLP, legal counsel to Sun, which we refer to as OMM, then described for the board the terms of the draft exclusivity agreement. The board directed management, with the assistance of its advisors, to negotiate and enter into the proposed exclusivity agreement with Genesis and to negotiate a definitive merger agreement for the proposed transaction.

Following the March 22 board meeting, representatives of Sun, along with Sun’s advisors, engaged in negotiations with representatives of Genesis, along with Genesis’ advisors, regarding the terms of the proposed exclusivity agreement as well as with respect to a preliminary term sheet for certain provisions that the parties would expect to include in the merger agreement, including as to the circumstances under which Sun could consider any competing proposals that may arise and the size of the termination fee payable by Sun should it change its recommendation in favor of a transaction with Genesis or terminate any definitive agreement to accept a superior proposal. On March 25, 2012, we and Genesis finalized the preliminary term sheet and entered into an exclusivity agreement, pursuant to which we agreed to negotiate exclusively with Genesis through May 4, 2012.

Representatives of Barclays delivered a comprehensive due diligence list to representatives of MTS on March 26, 2012, followed by a revised due diligence list on March 27, 2012. In response to Genesis’ diligence requests, we began populating an electronic data site and beginning on March 27, 2012, representatives and advisors of Genesis were given access to this data site for use in Genesis’ due diligence review. We continued engaging in diligence activities with Genesis and its advisors through June 19, 2012.

On March 29, 2012, Michael T. Berg, our Secretary and Interim General Counsel, Michael Sherman, Genesis’ Senior Vice President, General Counsel and their respective regulatory advisors held a conference call to discuss procedures for obtaining regulatory consents required for the proposed transaction. Additional calls and negotiations regarding the regulatory process and required regulatory approvals were held through June 19, 2012.

On April 4, 2012, at a regularly scheduled meeting of our board of directors, representatives of MTS and OMM reviewed for the board the terms of the exclusivity agreement that had been entered into with Genesis, as well as the related preliminary term sheet, and updated the board regarding diligence, landlord consents and other process items and timing.

On April 19, 2012, at the request of Genesis, we contacted certain of our landlords to advise them of our pending discussions with Genesis and to let them know that representatives of Genesis would be contacting them to discuss the proposed transaction and obtain their consent prior to entering into a definitive merger agreement. Numerous calls and negotiations between Genesis and our landlords regarding the landlords’ respective consents to the transaction were held through June 20, 2012.

On April 19, 2012, Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to Genesis, which we refer to as Skadden, provided to OMM an initial draft of the merger agreement. From April 19, 2012 to June 20, 2012, including at meetings in Los Angeles from April 25, 2012 to April 26, 2012, we and Genesis, together with our respective legal and financial advisors, engaged in negotiations of the merger agreement and other related documentation. During this period, tentative agreement on these and other issues was reached by Genesis and us over the course of numerous discussions involving the companies’ management teams and our respective legal and financial advisors. In addition, during this period and through June 20, 2012, Genesis continued its due diligence review of our business and operations.

On April 27, 2012, at a special meeting of our board of directors, management and representatives of MTS updated the board regarding the status of negotiations with Genesis and open diligence matters, and discussed with the board the results of MTS’ preliminary financial analysis with respect to the transaction. Representatives of OMM also reviewed for the board the terms of the draft merger agreement, the open points for negotiation, including issues related to pre-signing landlord consents, remedies, definition of material adverse effect and required regulatory approvals, and expected timing of the transaction process. The board directed management and the company’s advisors to continue negotiations with Genesis.

On April 29, 2012, on a conference call between Mr. Mathies, representatives of MTS and representatives of Genesis, Mr. Hager conveyed that the pre-signing landlord consent process was going to take more time than initially anticipated as the landlord consent process would also need to take into account the anticipated capital structure of the combined company following the closing, including the collateral and covenant packages to be provided to the lenders and landlords, which necessitated discussions between Genesis, the lead lenders and certain of our landlords regarding intercreditor and related arrangements.

On May 3, 2012, at a special meeting of our board of directors, management and representatives of MTS updated the board with respect to the status of negotiations, including the revised expectations regarding timing of the transaction as well as the status of Genesis’ discussions with its proposed financing sources. Representatives of OMM also reviewed for the board the terms of the then-current draft of the merger agreement, including revisions since the previous board meeting, the remaining open points for negotiation, including issues related to pre-signing landlord consents, remedies, definition of material adverse effect and required regulatory approvals, and Genesis’ request to extend the exclusivity period to May 18, 2012. The board approved the extension of exclusivity and directed management and the company’s advisors to continue negotiations with Genesis.

On May 3 and 4, 2012, Sun and Genesis entered into amendments to their September 5, 2011 confidentiality agreement so that Genesis’ lead lenders could also have access to the diligence information that had been made available to Genesis.

On May 4, 2012, Sun and Genesis entered into an amendment to their exclusivity agreement, extending the exclusivity period to May 18, 2012. Also on May 4, 2012, Genesis delivered to Sun a draft commitment letter for a $325 million term loan from Genesis’ lenders.

From May 4, 2012 through May 18, 2012, Genesis continued its diligence process and financing discussions. Numerous discussions were held between us and representatives of Genesis, and our respective legal and financial advisors, regarding diligence issues, the status of Genesis’ commitment letters and the landlord consent process.

On May 14, 2012, at a special meeting of our board of directors, representatives of MTS described for the board the status and expected timing of the diligence, financing and landlord consent processes related to the proposed transaction with Genesis. Representatives of MTS also engaged in a review for the board of Genesis’ proposed financing plan, including the structure, lead lenders, anticipated timing and conditions. Management and representatives of OMM also reviewed for the board the remaining open issues in the negotiation of the merger agreement, including issues related to remedies and required regulatory approvals. The board directed management and the company’s advisors to continue negotiations with Genesis.

On May 18, 2012, on a conference call among Mr. Mathies, Mr. Hager and their respective financial advisors, Mr. Hager stated that as a result of Genesis’ due diligence review of the company, financing considerations and the landlord consent process, Genesis was withdrawing its all-cash offer of $9.50 per share, but was prepared to proceed with the proposed transaction at an all-cash price of $8.50 per share. Representatives of Sun and Genesis held discussions through May 22, 2012 regarding the proposed price reduction and the related concerns raised by Genesis.

On May 21, 2012, at a special meeting of our board of directors, Mr. Mathies summarized for the board the communications with Genesis regarding the reduced offer price, including Genesis’ expressed unwillingness to entertain a higher price per share. Mr. Mathies then reviewed with the board the reasons that management and the board had first considered Genesis’ initial offer, including the challenging reimbursement and operating environment facing the company currently and expected well into the future based on government budgetary limitations, noting that those challenges remained applicable to the company in spite of the company’s efforts to mitigate the effect of the CMS Final Rule. Representatives of MTS then led a discussion with the board regarding the company’s prospects, its strategic alternatives and a revised financial analysis based on the lowered proposed merger consideration, including their assessment of the relative potential risks and benefits of such potential alternatives as compared to the revised proposal from Genesis. Mr. Mathies advised the board that he concurred with MTS’ assessment. Representatives of OMM also reviewed with the board the open points in the merger agreement, including issues related to remedies. The board directed management and the company’s advisors to continue negotiations with Genesis regarding the proposed transaction.

Following the board meeting, representatives of MTS followed up with representatives of Genesis’ investors to discuss a price per share greater than $8.50, to which Genesis’ investors’ representatives responded that Genesis would not consider a higher price.

On June 19, 2012, at a regularly scheduled meeting of our board of directors, Mr. Mathies and representatives of MTS and OMM provided our board with an update regarding the status of discussions with Genesis and the remaining matters to be resolved. Representatives from OMM also reviewed for the board the revisions to the merger agreement since the May 21, 2012 board meeting.

On June 20, 2012, representatives of Skadden delivered to representatives of OMM executed financing commitment letters from the lenders in a maximum aggregate amount of approximately $750 million and confirmed that Genesis had received consents to the merger from all of the landlords from which it was seeking approval prior to execution of the merger agreement.

On June 20, 2012, the Genesis board of managers approved the merger agreement at a special meeting. That same day, the board of managers of Merger Sub and Merger Sub’s sole member each approved the merger agreement by written consent.

On June 20, 2012, at a regularly scheduled meeting of our board of directors, representatives of MTS reviewed the basis for MTS Securities’ proposed fairness opinion and rendered to the board of directors an oral opinion (which was subsequently confirmed in writing by the MTS opinion that same day) that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken set forth therein, the $8.50 per share cash consideration to be received by the holders of Sun common stock pursuant to the merger agreement, other than shares held by Genesis, Merger Sub or any affiliate of Genesis or Merger Sub, was fair, from a financial point of view, to such holders. Representatives of OMM then reviewed for the board a summary of the revisions to the merger agreement from the version discussed at the May 21, 2012 board meeting. After discussion and consideration of matters described in “— Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger,” the board unanimously determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Sun and our stockholders, and voted to recommend that our stockholders vote in favor of the adoption of the merger agreement.

On the afternoon of June 20, 2012, we, Genesis and Merger Sub executed and delivered the merger agreement and subsequently issued a joint press release announcing the execution of the merger agreement.

Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger

Our board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement. In evaluating the merger agreement and the merger, the board consulted with our management and legal and financial advisors and, in reaching its decision to approve the merger agreement and to recommend that stockholders vote in favor of the adoption of the merger agreement, considered a variety of factors supporting the adoption of the merger agreement, including the following:

Merger consideration. Our board of directors considered the following with respect to the merger consideration to be received by our stockholders:

•

The all-cash merger consideration of $8.50 per share represents a premium of 43.1% over the closing sale price of our common stock on June 19, 2012 (the last trading day before the board approved the merger and executed the merger agreement) and a 55.6% premium to our 30-day volume-weighted average closing sale price of our common stock prior to that date.

•

The board’s belief that the merger consideration to be paid to our stockholders represents the highest consideration that Genesis was willing to pay and the highest per share value reasonably obtainable, in each case, as of the date of the merger agreement.

•

The merger consideration will be paid in cash upon the closing of the merger, providing liquidity and certainty of value as compared to uncertain future long-term value to stockholders that might be realized if we remained independent.

Challenging reimbursement environment. Our board of directors considered both the current reimbursement challenges facing our business, including as a result of the CMS Final Rule, and the uncertainty of future legislative changes due to government budgetary concerns. The adverse impact of these reimbursement challenges on our cash flow and available liquidity, in addition to our current capital structure, limits our ability to make strategic investments in facilities and infrastructure and expand our hospice business and increases the risks of remaining independent.

In addition, our board of directors considered a number of other factors supporting the fairness of the merger, including the following:

•

the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date for the determination of stockholders entitled to vote on the adoption of the merger agreement;

•	subject to certain conditions, the terms of the merger agreement allow the board to consider unsolicited alternative transaction proposals;

•	subject to certain conditions, the terms of the merger agreement allow the board to change its recommendation that stockholders vote in favor of adoption of the merger agreement;

•	the likelihood that the merger would be completed based on, among other things:

•	Genesis’ ability to complete acquisition transactions and its familiarity with us and our business;

•

the receipt of the fully executed commitment letters from the lead lenders in a maximum aggregate amount of approximately $750 million and Genesis’ representations and warranties regarding the availability of financing; and

•

our ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Genesis and Merger Sub and to enforce specifically the terms of the merger agreement, subject to certain limitations;

•	the belief that the termination fee provisions under the merger agreement would not unreasonably deter another potential bidder from considering a transaction with us at a higher price;

•

the fact that upon termination of the merger agreement in certain circumstances related to a failure to obtain financing as specified in the merger agreement, Genesis will be required to pay us a termination fee of $20 million;

•

the financial analysis presented by representatives of MTS, and the MTS opinion delivered to the board on June 20, 2012, to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken set forth in its written opinion, the $8.50 per share cash consideration to be received by the holders of Sun common stock (other than shares held by Genesis, Merger Sub or any affiliate of Genesis or Merger Sub) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described in below in “— Opinion of Our Financial Advisor.” The full text of the MTS opinion is attached as Annex B to this proxy statement; and

•	that our stockholders who do not vote in favor of adoption of the merger agreement may exercise appraisal rights under Section 262 of the DGCL.

Our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•

the fact that an all-cash merger consideration would not allow our stockholders to participate in synergies that may be realized by Genesis in the merger, or in any future earnings or growth of our business or benefit from any appreciation in Sun’s value;

•	the merger agreement precludes us from actively soliciting alternative transaction proposals from third parties;

•	that if the merger agreement is terminated for certain reasons, we may be required to pay a termination fee to Genesis of $6.9 million and up to $1 million in expense reimbursement;

•	that completion of the merger requires antitrust clearance and certain regulatory approvals;

•

that there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and therefore it is possible that the merger may not be completed, even if approved by the stockholders;

•

that between the date of execution of the merger agreement and closing, we will not be able to take certain actions (as described below and set forth in the merger agreement) without the consent of Genesis, including engaging in certain extraordinary transactions;

•	the possibility that Genesis will be unable to obtain all or a portion of the financing for the merger and the related transactions;

•	the risks and costs to us if the merger is delayed or not consummated, including the diversion of management’s attention and employee attrition and the potential effect on business relationships; and

•	the fact that the merger consideration will be taxable to stockholders (other than certain non-U.S. stockholders) for U.S. federal income tax purposes.

Our board of directors considered all of the foregoing factors as a whole and concluded that such factors supported its unanimous approval of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and its unanimous recommendation that stockholders vote in favor of the adoption of the merger agreement.

The foregoing discussion of the information and factors considered by our board of directors in evaluating the merger agreement and the merger is not exhaustive but does include the material factors considered by the board. The board did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, the board considered and based its recommendation on the totality of the information presented to it. In addition, individual members of the board may have given no weight or different weights to different factors.

Projected Financial Information

Our management does not, as a matter of course, publicly disclose forecasts or projections as to its future financial performance or earnings, other than annual guidance relating to current year revenues, EBITDA (as defined below) and EBITDAR (as defined below). However, our management does periodically, and at least annually, provide three-year financial projections for board and internal review. In preparation for the February 21, 2012 special meeting of our board of directors, our management prepared financial projections for our fiscal years ending on December 31, 2013, 2014 and 2015. In April 2012, our management updated its three-year projections to reflect an assumption for the addition of a market basket increase in fiscal 2014, and also prepared a second set of projections adjusted for possible net Medicaid growth rates for each year in the projections. We refer to these two sets of projections as the base case projections and the upside case projections, respectively, and together as the Sun projections. The Sun projections were reviewed and discussed with our board of directors and representatives of MTS. The Sun projections were utilized by MTS for purposes of the financial analyses it rendered to our board of directors in connection with the MTS opinion. See “— Opinion of Our Financial Advisor” and “— Background of the Merger.” In addition, as described below, a modified version of the upside case projections was provided to Genesis at its request in connection with Genesis’ diligence investigation of our company.

We have included in this proxy statement a summary of the Sun projections solely to give stockholders access to the non-public information that was made available to our board of directors in connection with its consideration of a possible merger transaction with Genesis and provided to MTS in connection with the financial analyses performed by it and to Genesis in connection with its due diligence investigation of our company. These projections are not included in this proxy statement in order to influence you to make any investment decision with respect to the merger, or to influence your decision whether to vote for or against the proposal to adopt the merger agreement. Although the projections are presented with numerical specificity, the projections reflect numerous estimates and assumptions with respect to general business, economic, market and financial conditions, our ability to execute our strategic plan and other matters, all of which are difficult to predict and many of which are beyond our control. The internal financial forecasts upon which these projections were based are, in general, prepared solely for internal use, such as budgeting and other management decisions, and are subjective in many respects, and thus are susceptible to various interpretations. While we believe that the assumptions our management used as a basis for the Sun projections were reasonable at the time the projections were prepared, given information our management had at the time, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

The Sun projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, were prepared on a reasonable basis. Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The material estimates and assumptions our management made with respect to the base case projections at the time it prepared those projections include:

•	Medicare rates included a 2.0% cut for sequestration on January 1, 2013 and a market basket increase of 1.7%, 1.8%, 2.0% and 2.4% in 2012, 2013, 2014 and 2015, respectively;

•	reductions for Medicare bad debt phase-in of about $2.6 million, $4.8 million and $6.4 million in 2013, 2014 and 2015, respectively;

•	net Medicaid rate growth year over year of 0.8%, 1.7% and 2.0% for each of 2013, 2014 and 2015, respectively; and

•	marginal improvements in occupancy and skilled mix.

The upside case projections utilize the same estimates and assumptions as the base case projections, but with an adjustment to net Medicaid rate growth year over year to 1.5%, 2.0% and 2.2% for each of 2013, 2014 and 2015, respectively.

There will likely be differences between actual and projected results, and actual results may be materially greater or less than those contained in the Sun projections. The projections and their underlying estimates and assumptions are also subject to significant uncertainties related to our business, including, but not limited to, economic conditions, changes in the healthcare industry and the competitive environments in which we operate. For a discussion of the risks and uncertainties applicable to our business, see our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012. See also “Cautionary Statement Regarding Forward-Looking Information” beginning on page 15.

For the foregoing reasons, the inclusion of these projections should not be regarded as a representation by us, our board of directors, Genesis, Merger Sub, MTS or any other recipient of this information that any of them considered, or now considers, the projections to be a prediction of actual future results, and such data should not be relied upon as such. We have not updated and do not intend to update or otherwise revise, except to the extent required by applicable federal securities laws, the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we do not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions. Additional information relating to the principal assumptions used in preparing the projections is set forth below.

A summary of the base case projections prepared by management in April 2012 is as follows ($ in millions):

	Projected Fiscal Year
	2012	2013	2014	2015
Revenue	$1,925.5	$1,971.9	$2,049.5	$2,129.8
EBITDAR(1)	227.3	224.1	238.3	248.1
Rent	147.9	151.7	155.7	159.7
EBITDA(2)	79.5	72.3	82.6	88.4

(1)	EBITDAR is defined as EBITDA (as defined below) before center rent expense.
(2)	EBITDA is defined as earnings before loss on discontinued operations, income taxes, interest, net, depreciation and amortization.

A summary of the upside case projections prepared by management in April 2012 is as follows ($ in millions):

	Projected Fiscal Year
	2012	2013	2014	2015
Revenue	$1,925.5	$1,976.5	$2,057.4	$2,141.1
EBITDAR	227.3	228.7	245.4	256.9
Rent	147.9	151.7	155.7	159.7
EBITDA	79.5	77.0	89.7	97.2

The projections provided to Genesis in connection with its diligence were the same as the upside case projections, except that (i) the projections provided to Genesis did not incorporate the expected net impact of Medicare sequestration and Medicare bad debt from the Budget Control Act of 2011 and the Middle Class Tax Relief and Job Creation Act of 2011, in order to allow Genesis management to incorporate its own views as to the net reimbursement impact of that legislation and (ii) certain other reconciling items including non-material refinements to Medicare acuity levels and re-classification of two centers in one state as discontinued operations. A reconciliation of the upside case projections to the projections provided to Genesis is as follows ($ in millions):

	Projected Fiscal Year
	2012	2013	2014	2015
Upside case EBITDAR	$227.3	$228.7	$245.4	$256.9
Eliminate sequestration	—	10.1	10.6	11.1
Eliminate expense mitigation related to sequestration	—	(1.7)	(1.9)	(2.1)
Eliminate Medicare bad debt	—	2.6	4.8	6.5
Other reconciling items	(1.1)	(2.0)	(4.5)	0.1

EBITDAR provided to Genesis	$226.2	$237.7	$254.4	$272.5

EBITDA and EBITDAR are commonly used as analytical indicators within the healthcare industry and also serve as measures of leverage capacity and debt service ability. EBITDA and EBITDAR should not be considered as measures of financial performance under U.S. generally accepted accounting principles, which we refer to as GAAP. As the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing finance performance, EBITDA and EBITDAR should not be considered in isolation or as alternatives to net income, cash flows generated by or used in operating, investing or financing activities or other GAAP financial statement data. Because EBITDA and EBITDAR are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, EBITDA and EBITDAR as presented may not be comparable to other similarly titled measures of other companies.

Readers of this proxy statement are cautioned not to place undue reliance on the financial projections set forth above. No one has made or makes any representation to such readers regarding our future financial results.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, SUN UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Opinion of Our Financial Advisor

On June 20, 2012, MTS Securities rendered its opinion to Sun’s board of directors that, as of June 20, 2012, and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $8.50 per share in cash to be received by the holders of shares of Sun common stock, other than Genesis, Merger Sub and their affiliates, pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the MTS opinion, dated June 20, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein. You should read the opinion carefully in its entirety. MTS provided its opinion for the information and assistance of Sun’s board of directors in connection with its consideration of the merger. The MTS opinion is not a recommendation as to how any holder of Sun common stock should vote with respect to the merger or to take any other action in connection with the merger or otherwise. The summary of the MTS opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In the course of performing its review and analyses for rendering the opinion described above, MTS Securities:

•	reviewed the financial terms of a draft copy of the merger agreement dated June 20, 2012;

•	reviewed certain publicly available business and financial information concerning Sun and the industries in which it operates;

•

reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, financial condition, assets, liabilities and prospects of Sun that were publicly available, as well as the Sun projections that were prepared by and provided to MTS by Sun’s management;

•

conducted discussions with members of senior management and representatives of Sun concerning the matters described in the two immediately preceding bullets, and certain other matters that MTS Securities believed necessary or appropriate to its inquiry;

•

reviewed the current and historical reported prices, trading multiples and trading activity of shares of Sun common stock and similar information for certain other companies with publicly traded securities that MTS Securities deemed relevant;

•	compared the financial and operating performance of Sun with publicly available information concerning other publicly traded companies that MTS Securities deemed relevant; and

•	performed such other financial studies, analyses and investigations and considered such other information as MTS Securities deemed appropriate.

In arriving at its opinion, MTS Securities assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by MTS Securities. MTS Securities and its personnel are not legal, regulatory, tax or financial reporting experts and relied, with the consent of the Sun board of directors, on the assessments made by advisors to Sun with respect to such issues. MTS Securities did not conduct any independent verification of any financial forecasts, projections, estimates and other forward-looking information reviewed by MTS Securities. Without limiting the generality of the foregoing, with respect to the financial forecasts, projections, estimates and other forward-looking information prepared by or furnished by the management of Sun, MTS Securities assumed, without independent verification, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sun of the future results of operations and financial performance of Sun. MTS Securities expressed no view as to any of such financial forecasts, projections, estimates or forward-looking information or the assumptions on which they were based.

In arriving at its opinion, MTS Securities did not make any analysis of, and expressed no opinion as to, the adequacy of the reserves of Sun and relied upon information supplied to MTS Securities by Sun as to such adequacy. MTS Securities did not make any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives or off-balance sheet assets or liabilities) of Sun or Genesis or any of their respective subsidiaries, and was not furnished with any such evaluations or appraisals, nor did MTS Securities evaluate the solvency of Sun, Genesis or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by MTS Securities in connection with its opinion were going-concern analyses. MTS Securities expressed no opinion regarding the liquidation value of Sun or any other entity. Without limiting the generality of the foregoing, MTS Securities undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Sun or any of its affiliates is a party or may be subject, and at the direction of Sun and with its consent, MTS Securities made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters in rendering its opinion. MTS Securities also assumed that neither Sun nor Genesis is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger.

MTS Securities assumed that the representations and warranties of each party contained in the merger agreement and in all other related documents and instruments that are referred to therein were and will be true and correct as of the date or the dates made or deemed made, that each party will fully and timely perform all of the covenants and agreements required to be performed by it under the merger agreement, that the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto, and that all conditions to the consummation of the merger will be satisfied without waiver thereof. MTS Securities assumed that the final form of the merger agreement was in all material respects identical to the draft copy of the merger agreement dated June 20, 2012 reviewed by MTS Securities. MTS Securities also assumed that any governmental, regulatory and other consents and approvals contemplated by the merger agreement will be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on Sun or the contemplated benefits of the merger.

The MTS opinion was necessarily based on economic, market, financial and other conditions existing, and on the information made available to MTS Securities, as of the date of its opinion and, although subsequent developments may affect the conclusions reached in its opinion, MTS Securities assumed no obligation to update, revise or reaffirm its opinion. The MTS opinion addresses solely the fairness, from a financial point of view, to the holders of Sun common stock (other than Genesis, Merger Sub and their respective affiliates) of the merger consideration set forth in the merger agreement and does not address any other terms or agreement relating to the merger or any other terms of the merger agreement. The MTS opinion does not address Sun’s underlying business decision to proceed with the merger, the relative merits of the merger compared to other alternatives available to Sun or whether such alternatives exist. MTS Securities did not express any opinion as to the prices or ranges of prices at which shares of Sun common stock would trade at any time following the announcement of the merger or at any future time. The MTS opinion does not in any manner address the amount or nature of compensation to any of the officers, directors or employees of any party to the merger, or any class of such persons, relative to the compensation to be paid to Sun’s public stockholders in the merger or with respect to the fairness of any such compensation. The MTS opinion was reviewed and approved by a fairness committee of MTS Securities.

Sun Valuation Analysis

The following is a summary of the material financial analyses MTS reviewed with Sun’s board of directors in connection with rendering the MTS opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by MTS Securities. The order of analyses described does not represent the relative importance or weight given to those analyses by MTS Securities. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of MTS Securities’ financial analyses.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 18, 2012 and is not necessarily indicative of current market conditions.

For purposes of its analyses, MTS Securities calculated Sun’s equity market value (“EMV”), immediately prior to the announcement of the merger to be approximately $160 million, based on approximately 26.889 million shares of Sun common stock outstanding as of June 18, 2012, calculated using the treasury stock method and the closing price per share of Sun common stock on June 18, 2012. MTS Securities also calculated Sun’s enterprise value (“EV”) and adjusted enterprise value (“AEV”), in each case prior to the announcement of the merger, under two different scenarios. In the first scenario, certain obligations of Sun relating to workers’ compensation obligations secured by letters of credit in the amount of approximately $55 million (the “L/C Obligations”) were excluded from the definition of debt used in such calculations, consistent with the presentation thereof on Sun’s balance sheet. In the second scenario, the L/C Obligations were included in the definition of debt used in such calculations in order to provide a comparable presentation of such equity value with the peer company group identified below under the caption “—

Selected Public Companies Analysis,” who generally fund such workers’ compensation obligations with cash balances, thereby reducing their associated equity value. MTS Securities calculated (i) Sun’s implied EV (for the purposes of this analysis, implied EV equates to implied EMV, plus debt, less cash and cash equivalents) to be approximately $205 million when the L/C Obligations were excluded from debt and approximately $260 million when the L/C Obligations were included in debt, and (ii) Sun’s implied AEV (for the purposes of this analysis, implied AEV equates to implied EV, plus capitalized rent (using an industry-standard 8.0x multiple)), to be approximately $1.397 billion when the L/C Obligations were excluded from debt and approximately $1.452 billion when the L/C Obligations were included in debt.

MTS Securities reviewed the ranges of historical trading prices for shares of Sun common stock and the mean historical trading prices during certain periods between November 15, 2010 (the completion date of the restructuring of the former parent of Sun and the separation of its real estate assets and operating assets into Sabra Health Care REIT, Inc. and Sun, respectively) and June 18, 2012. The following table presents the results of this analysis:

Measurement Period	High Stock Price	Low Stock Price	Mean Stock Price
5 Day Period Ending June 18, 2012	$6.37	$5.76	$5.97
30 Day Period Ending June 18, 2012	$7.00	$4.40	$5.43
90 Day Period Ending June 18, 2012	$7.25	$4.28	$5.77
120 Day Period Ending June 18, 2012	$7.25	$3.58	$5.37
180 Day Period Ending June 18, 2012	$7.25	$2.15	$4.57
Full Period (November 15, 2010 to June 18, 2012)	$14.88	$2.15	$7.59

Selected Public Companies Analysis

MTS Securities reviewed and compared certain financial and operating information for Sun and certain other U.S.-listed companies that are focused on the ownership and operation of skilled nursing facilities. Although none of the selected companies is directly comparable to Sun, the companies included were chosen because they are publicly traded companies with a material portion of their business that is focused on skilled nursing facilities and/or have operations that, for purposes of analysis, may be considered similar to certain operations of Sun. Note that, unlike Sun, some of these companies have retained ownership of their real estate assets and accordingly have rental costs that are substantially lower than those incurred by Sun. While AEV-based valuations adjust for the difference between cash flows of companies having a majority of owned versus leased assets by using an industry convention of capitalizing rents at 8.0x their annual rental amounts, EV-based valuations are not comparable due to this difference, and accordingly, the universe of companies utilized for EV-based valuations differs from the more expansive universe used for AEV-based valuations.

MTS Securities calculated valuation multiples for the selected public companies by dividing each such company’s respective AEV (based on the closing price per share of each selected public company’s common stock on June 18, 2012) by such company’s estimated 2012 EBITDAR (based on consensus industry estimates and calculated throughout as earnings before interest, taxes, depreciation, amortization and rent). MTS Securities also calculated valuation multiples for the selected public companies based on each selected public company’s respective EV (based on the closing price per share of each selected public company’s common stock on June 18, 2012) by such company’s estimated 2012 EBITDA (based on consensus industry estimates and calculated throughout as earnings before interest, taxes, depreciation and amortization). MTS Securities then compared the multiples calculated for the selected public companies to the multiples for Sun derived from estimated Sun 2012 EBITDAR and estimated Sun 2012 EBITDA. The following tables summarize the results of each of these analyses:

2012 AEV/EBITDAR

Company	Capitalized Rent	Net Debt	Equity	Total
The Ensign Group, Inc.	0.77x	1.23x	4.54x	6.54x
Skilled Healthcare Group, Inc.	1.12x	3.56x	1.73x	6.42x
Kindred Healthcare, Inc.	3.81x	1.77x	0.59x	6.18x
Sun (excluding L/C Obligations from debt)	5.36x	0.20x	0.72x	6.28x
Sun (including L/C Obligations as debt)	5.36x	0.45x	0.72x	6.53x

2012 EV/EBITDA

Company	Net Debt	Equity	Total
The Ensign Group, Inc.	1.36x	5.00x	6.36x
Skilled Healthcare Group, Inc.	4.17x	2.03x	6.19x
Kindred Healthcare, Inc.	3.51x	1.17x	4.68x
Sun (excluding L/C Obligations from debt)	0.60x	2.14x	2.74x
Sun (including L/C Obligations as debt)	1.33x	2.14x	3.47x

The selected public companies analysis showed that, based on the estimates and assumptions used in the analysis, the implied ranges of values of Sun’s common stock based on the derived multiples of 2012 AEV/EBITDAR were $6.26 to 9.30 per share (excluding the L/C Obligations from debt) and $4.21 to $7.25 per share (including the L/C Obligations as debt), and the implied ranges of value of Sun’s common stock based on the derived multiples of 2012 EV/EBITDA were $6.43 to $12.17 per share (excluding the L/C Obligations from debt) and $6.55 to $10.12 (including the L/C Obligations as debt).

Sum-of-the-Parts Analysis

MTS Securities performed a sum-of-the-parts valuation of each of Sun’s business units in order to derive an implied per share equity value for Sun. MTS Securities examined and valued Sun’s inpatient services business, Sun’s rehabilitation therapy services business, Sun’s hospice business and Sun’s medical staffing services business. MTS Securities utilized a multiples-based valuation methodology based on the trading multiples of selected comparable publicly traded companies; this valuation technique does not account for any control premiums or takeover premiums or synergies, but rather is based strictly on standalone valuations. MTS Securities specifically utilized the ratio of Sun management’s estimated post-corporate EBITDA (calculated as total EBITDA of $143.5 million less management’s estimated 2012 allocation for corporate overhead of $65.8 million) for calendar year 2012 in its multiple-based methodology analysis. MTS Securities based its valuation analysis of (i) the inpatient services business on the trading and/or acquisition multiples of certain selected comparable companies operating in the inpatient services market, (ii) the rehabilitation therapy services business on the trading and/or acquisition multiples of certain selected comparable publicly traded companies operating in the rehabilitation therapy services market, (iii) the hospice business on the trading and/or acquisition multiples of selected comparable publicly traded companies operating in the hospice market and (iv) the medical services staffing business on the trading and/or acquisition multiples of certain selected comparable publicly traded companies operating in the medical services staffing market. None of the foregoing comparable companies is identical to Sun on a standalone basis, and with the exception of the medical services staffing business, there were limited comparable publicly traded companies for MTS to use in its analysis, further adding to the subjective nature of the analysis. Additionally, the analysis does not take into account (x) timing and execution risk for monetizing these business units, the availability of financing for each such transaction and the potential transaction costs, and (y) with exception of the hospice business unit, the tax implications that may arise through an attempt to monetize these business units. Using these sum-of-the-parts valuation analyses for each of Sun’s business units, MTS Securities estimated the implied total equity value of Sun to be between $8.31 and $11.79 per share when excluding the L/C Obligations from debt, and between $6.27 and $9.75 per share when including the L/C Obligations as debt. MTS Securities compared these per share value ranges to the merger consideration of $8.50 per share.

Discounted Future Share Price Value Analysis

MTS Securities performed a discounted future share price value analysis on Sun based on the Sun projections from 2013 through 2015 using a range of EBITDA multiples ranging from 2.58x to 3.60x (based on Sun’s current trading values and its average EV/EBITDA multiple prior to the April 28, 2011 CMS-proposed Medicare rates) applied to Sun’s future earnings. The per share values calculated were discounted back to December 31, 2012 using a discount rate of 10.0%, representing Sun’s historical weighted average cost of capital. This analysis was performed using both Sun management’s base case projections as well as Sun management’s upside case projections from 2013 through 2015. This analysis resulted in implied ranges of values per share of Sun common stock as set forth below:

	L/C Obligations Excluded from Debt	L/C Obligations Included in Debt
Management Base Case	$5.72-$9.09 per share	$5.55-$8.79 per share
Management Upside Case	$6.13-$10.10 per share	$6.07-$9.92 per share

MTS Securities observed that the per share merger consideration was within all ranges of values derived from this analysis.

Research Analyst Stock Price Targets

MTS Securities analyzed Wall Street equity research analyst estimates of potential future value for common stock (commonly referred to as price targets) of Sun based on publicly available equity research published on Sun. These targets reflect each analyst’s estimate of the future public market trading price of Sun common stock and are not discounted to reflect present values. MTS Securities noted that the range of undiscounted equity analyst price targets of Sun common stock as of June 18, 2012 ranged from $4.00 to $8.00 per share, with a mean price target of $6.00 per share and a median price target of $5.75 per share. In connection with this analysis, MTS Securities also noted that the $8.50 implied per share value of the merger consideration was higher than the range of undiscounted equity analyst price target range of Sun. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Sun common stock and these estimates are subject to uncertainties, including the future financial performance of Sun and future market conditions.

General

MTS Securities performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, MTS Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, MTS Securities believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying MTS Securities’ analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of MTS Securities with respect to the actual value of Sun or its common stock.

In performing its analyses, MTS Securities made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, all of which are beyond

MTS’ control and many of which are beyond the control of Sun or Genesis. Any estimates used by MTS Securities in its analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

The MTS opinion was one of the many factors taken into consideration by Sun’s board of directors in making its determination to approve the proposed merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Sun’s board of directors with respect to the merger consideration or of whether Sun’s board of directors would have been willing to agree to a different merger consideration. The merger consideration was determined through arm’s-length negotiations between Sun and Genesis and was approved by Sun’s board of directors. MTS provided advice to Sun during these negotiations. MTS Securities and MTS did not, however, recommend any specific amount of consideration to Sun or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Sun selected MTS because MTS is nationally recognized in the healthcare industry as having investment banking professionals with significant experience in healthcare investment banking and merger and acquisition, which we refer to as M&A, transactions, including transactions similar to the merger. Pursuant to an engagement letter agreement dated as of April 1, 2005, as amended through May 30, 2012, between Sun and MTS, Sun engaged MTS to act as its financial advisor, including in connection with the merger. In addition, MTS agreed to cause MTS Securities to provide, at no additional cost, an opinion as to the fairness, from a financial point of view, of any consideration to be paid in any such transaction. As compensation for MTS’ financial advisory services, upon the completion of the merger, Sun will pay a M&A success fee of $7,037,440. In any alternative transaction, MTS would instead receive a M&A success fee of $7,037,440 plus 2% of any incremental value to Sun stockholders over the total merger consideration payable to Sun stockholders under the terms of the Genesis merger. Sun also agreed to reimburse MTS for its reasonable out-of-pocket expenses, including attorney’s fees and expenses, and to indemnify MTS for certain liabilities, including liabilities under the federal securities laws, in connection with its work for Sun. As permitted by the terms of the engagement letter, MTS’ broker-dealer affiliate, MTS Securities, delivered the MTS opinion to Sun’s board of directors.

MTS and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to healthcare businesses and their capitalization in connection with mergers and acquisitions, private placements and other transactions as well as for corporate and other purposes. In the ordinary course of these activities, affiliates of MTS may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Sun, Genesis or certain of their respective affiliates. As noted above, MTS acted as financial advisor to Sun in connection with, and participated in certain of the negotiations leading to, the merger agreement. In addition, during the two years prior to the date of the MTS opinion, MTS provided investment banking and financial advisory services to Sun and received fees in connection with such services, including transaction-based fees and an ongoing quarterly retainer. Such services during such period have included acting as financial advisor to the former parent of Sun in connection with its 2010 restructuring and separation of its real estate assets and operating assets into Sabra Health Care REIT, Inc. and Sun, respectively, and acting as financial advisor to Sun in connection with its 2010 acquisition of Countryside Hospice Care, Inc. MTS and its affiliates may also provide investment banking services to Sun and Genesis in the future, and would expect to receive fees for the rendering of such services. During the two year period prior to the date of the MTS opinion, no material relationship existed between MTS or any of its affiliates and Genesis or any of its affiliates pursuant to which compensation was received by MTS or its affiliates.

Financing of the Merger

We anticipate that the total amount of funds necessary to pay the aggregate merger consideration to our stockholders will be approximately $230 million, not including refinancing of our existing indebtedness or payment of related transaction fees and expenses. Prior to our execution of the merger agreement, Genesis obtained, and provided a copy to us of, financing commitment letters from Barclays Bank PLC, General Electric Capital Corporation and GE

Capital Markets, Inc. in connection with the transactions contemplated by the merger agreement in a maximum aggregate amount of approximately $750 million. Genesis and Merger Sub have represented that with the net proceeds contemplated by the commitment letters together with our available cash and cash equivalents, Genesis and Merger Sub will have sufficient funds to pay the merger consideration to our stockholders, to satisfy all obligations under our benefit plans and arrangements, to repay or refinance debt as contemplated by the merger agreement or the commitment letters and to pay fees and expenses in connection with the merger.

The merger is not subject to a financing condition. However, we cannot assure you that the amounts provided by the financings contemplated by the commitment letters will be sufficient to complete the merger. These amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fail to fulfill their obligations under the commitment letters or if the conditions to such commitments are not met. Although obtaining the financings is not a condition to the completion of the merger, the failure of Genesis and Merger Sub to obtain sufficient financing is likely to result in the failure of the merger to be completed. In that case, depending on the circumstances, Genesis may be obligated to pay us a reverse termination fee of $20 million, as described under “— The Merger Agreement — Termination Fees and Expenses.”

The financings are subject to customary terms and conditions, including, among others:

•	the consummation of the merger pursuant to the merger agreement substantially concurrently with the financing pursuant to the commitment letters;

•	the absence of a material adverse effect (as defined in the commitment letters) regarding Sun;

•	the receipt of certain historical and pro forma financial information for Genesis and Sun;

•	the receipt of confidential information memoranda as set forth in the commitment letters;

•	the execution of certain intercreditor agreements;

•

the absence of any modification of certain agreements between Sun and its landlords, which modifications would reasonably be expected to materially adversely affect Sun’s business or certain related agreements; and

•	subject to certain exceptions, Genesis’ compliance with certain covenants under third-party contracts.

Genesis and Merger Sub have agreed to use their reasonable best efforts to obtain the financing on the terms and conditions described in the commitment letters. In addition, Genesis and Merger Sub have agreed not to permit any termination, amendment or modification to be made to, or any waiver of any provision under or replacement of, any of the commitment letters or any fee or other letter or agreement relating to the commitment letters if, subject to certain exceptions, such termination, amendment, modification, waiver or replacement:

•

reduces the aggregate amount of the financing to the extent that Genesis would not be able to fund the aggregate merger consideration and all fees, expenses and other amounts to be paid by Genesis, Merger Sub or the surviving company on the closing date of the merger pursuant to the merger agreement; or

•

imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the financing, or any provision of the commitment letters, in a manner that would reasonably be expected to (a) delay or prevent or make less likely the funding of the financing on the closing date of the merger, or (b) adversely impact the ability of Genesis or Merger Sub to enforce its rights against other parties to the commitment letters or the definitive agreements with respect to the commitment letters.

Genesis and Merger Sub have each further agreed to use their reasonable best efforts to:

•	maintain in effect each of the commitment letters;

•	as soon as possible, negotiate and enter into definitive agreements with respect to each of the commitment letters with, subject to the restrictions described above, the terms and conditions to funding contained in the commitment letters or on terms otherwise acceptable to Genesis, Merger Sub and the lead lenders;

•

satisfy on a timely basis all conditions to receipt of the financing that are set forth in the commitment letters and that are within its control and, upon satisfaction of such conditions, to consummate the financing, including using reasonable best efforts to cause the lead lenders and other persons committing to fund the financing to fund the financing at the closing of the merger; and

•	comply with its obligations, including the payment of any and all commitment or other fees and expenses in a timely manner that become payable under each of the commitment letters.

If any portion of the financing becomes unavailable and is reasonably required to fund the aggregate merger consideration, to satisfy all obligations under our benefit plans and arrangements and to pay fees and expenses in connection with the merger, Genesis and Merger Sub have agreed to use their reasonable best efforts, at their sole expense, to arrange and obtain sufficient alternative financing not less favorable to Genesis and Merger Sub (or their affiliates), including conditions to closing not less favorable to us and our affiliates.

Financing Cooperation

We have agreed to, and have agreed to cause our subsidiaries to and to use reasonable best efforts to cause our representatives to, reasonably cooperate with Genesis in connection with Genesis’ and Merger Sub’s efforts to obtain the financing. The merger agreement provides that (a) no director of Sun or any of our subsidiaries prior to the effective time of the merger will be required to take any action with respect to our agreement to cooperate in connection with Genesis’ and Merger Sub’s efforts to obtain the financing, and neither we nor any of our subsidiaries shall be obligated to take any action that requires action or approval by such directors, (b) no obligation of ours or any of our subsidiaries or representatives under any agreement, certificate, document or instrument undertaken pursuant to the financing will be effective until the effective time of the merger and (c) neither we nor any of our subsidiaries or representatives will be required to pay any commitment or other similar fee or incur any other liability, cost or expense that is not simultaneously reimbursed by Genesis in connection with the financing prior to the effective time of the merger.

Interests of Executive Officers and Directors in the Merger

In considering the recommendation of our board of directors with respect to the adoption of the merger agreement, stockholders should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, those of stockholders generally. The board was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that stockholders vote in favor of the adoption of the merger agreement.

Summary of Transaction Benefits Related to Outstanding Equity Awards Payable to Executive Officers and Directors

Under the merger agreement, equity-based awards held by Sun’s executive officers and directors will be treated at the effective time of the merger as described under the section entitled “— The Merger Agreement — Treatment of Equity Awards and Other Equity-Based Compensation.” The following table indicates the number of shares of Sun common stock underlying vested and unvested equity awards held by our executive officers and directors as of July 19, 2012, other than stock options, all of which have an exercise price per share equal to or greater than the merger consideration and will be canceled without any cash payment being made with respect to such option.

	Number of Shares Underlying Unvested RSUs(1)	Number of Shares Underlying Vested and Deferred RSUs	Number of Shares of Restricted Stock(1)
Executive Officers
William A. Mathies	93,861	—	156,000
Glen Cavallo	41,411	—	—
Cindy Chrispell	45,425	—	—
Susan Coppola	43,557	—	—
Susan E. Gwyn	43,557	—	—
Jeffrey M. Kreger	22,523	—	—
Richard L. Peranton	43,557	—	—
L. Bryan Shaul	127,450	10,312	39,400
Raymond L. Thivierge	53,446	22,018	—

Non-Employee Directors
Gregory S. Anderson	4,807	24,396	—
Tony M. Astorga	4,807	24,396	—
Christian K. Bement	4,807	27,730	—
Michael J. Foster	4,807	24,396	—
Barbara B. Kennelly	4,807	25,488	—
Milton J. Walters	4,807	31,503	—

(1)	The amounts set forth in these columns include any restricted shares and RSUs held by our executive officers and directors that would automatically become vested upon consummation of the merger to the extent then outstanding and unvested at such time and that have not otherwise been forfeited or terminated. Pursuant to the terms of our equity plans and the award agreements thereunder, stock unit awards held by our non-employee directors will automatically vest in full upon the occurrence of a transaction such as the merger. For a description of the automatic vesting of equity awards held by certain of our named executive officers upon consummation of a transaction such as the merger, see the table entitled “Golden Parachute Compensation” below and the accompanying narratives and footnotes.

Executive Employment and Change in Control Benefits Agreements

Sun previously entered into certain agreements with each of William A. Mathies, L. Bryan Shaul, Raymond L. Thivierge, Susan E. Gwyn and Logan Sexton, whom we collectively refer to as our named executive officers for purposes of this proxy statement. Pursuant to these agreements, if the applicable named executive officer’s employment with Sun terminates under certain circumstances, then the named executive officer will be entitled to certain severance benefits as generally described below. In each case, payment of the severance and other benefits described below is or was contingent on the executive’s execution of a release of claims in favor of Sun on termination of his or her employment. As described below, Mr. Sexton’s employment with Sun terminated effective April 15, 2012.

Messrs. Mathies and Shaul. In the event the employment of Messrs. Mathies or Shaul is terminated by Sun without “good cause” or by the executive for “good reason” (as those terms are defined in the executive’s employment agreement), each executive will be entitled to severance under his employment agreement. For Mr. Mathies, if his employment is terminated by Sun without good cause or by him for good reason within 24 months following the merger or in the six-month period preceding the merger, he will be entitled to a lump sum cash severance payment equal to the sum of his annual base salary then in effect plus his target bonus for the year of termination, multiplied by a severance multiplier of two. Mr. Mathies will also be entitled to a lump sum payment of a prorated portion of his target bonus for the year, determined by assuming that Sun achieves 100% of the applicable performance target for the year, and to continued coverage for him and his family members under Sun’s health plans for two years following the date of termination (subject to earlier termination if he becomes eligible to be covered under another employer’s health plan). Mr. Mathies is also entitled to severance under his employment agreement for a termination by Sun without good cause or by him for good reason unrelated to the merger, but the severance benefits for such a termination are less than those payable in connection with a change in control transaction such as the merger.

For Mr. Shaul, if his employment is terminated by Sun without good cause or by him for good reason, he will be entitled to a lump sum cash severance payment equal to two times his annual base salary then in effect. Mr. Shaul will also be entitled to a prorated portion of his bonus payment for the year in which the termination occurs at the same time other bonuses are paid, but only to the extent that a bonus becomes payable under the terms of the applicable bonus plan. Mr. Shaul will be entitled to reimbursement of the premiums under COBRA for continued coverage for him and his family members under Sun’s health plans for two years following any qualifying termination that occurs after the merger (or for one year for other qualifying terminations), subject to earlier termination if he becomes eligible to be covered under another employer’s health plan. In the event that Mr. Shaul’s severance benefits or other benefits received in connection with the merger are subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, Sun will make an additional payment to Mr. Shaul so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due (a “gross-up payment”). None of the named executive officers other than Mr. Shaul is entitled to a gross-up payment.

The employment agreements for Messrs. Mathies and Shaul include the executive’s agreement that he will not disclose any confidential information of Sun at any time during or after employment with Sun. In addition, these executives have each agreed that, for a period of two years following a termination of employment with Sun, he will not solicit Sun’s employees or customers or materially interfere with any of Sun’s business relationships. Each of these agreements also includes, or otherwise provides for, mutual non-disparagement covenants by the executive and Sun.

Mr. Thivierge and Ms. Gwyn. In connection with Sun’s entry into the merger agreement, on July 6, 2012, Sun entered into change in control severance benefit agreements with certain of its executives and key employees, including Mr. Thivierge and Ms. Gwyn. Under the change in control severance benefit agreements, if either Mr. Thivierge or Ms. Gwyn has a qualifying termination of employment, he or she will be entitled to receive (a) a lump sum cash severance payment equal to 1.5 times the executive’s then current base salary, (b) reimbursement of the costs to continue health coverage under COBRA for up to 18 months (subject to earlier termination if the executive becomes eligible to be covered under another employer’s health plan) and (c) a lump sum cash payment equal to a pro-rata portion of any annual incentive bonus payable for the year in which the qualifying termination occurs, with the pro-rata portion determined based on actual performance through the termination date. Any severance benefits payable under the change in control severance benefit agreements will be in lieu of—and not in addition to—any severance or separation benefits which the executives may otherwise have been entitled to receive under any other severance plans or agreements.

A qualifying termination of employment will occur under the change in control severance benefit agreements if the executive’s employment is terminated by Sun or one of its subsidiaries without “cause” or by the executive for “good reason” (as those terms are defined in the change in control severance benefit agreements) upon or during the one-year period following the date of the merger, as long as the merger occurs prior to March 31, 2013.

Mr. Sexton. Mr. Sexton’s employment with Sun terminated effective April 15, 2012. As a result of his termination of employment with us, Mr. Sexton became entitled to receive the severance benefits provided under his former severance benefit agreement. Mr. Sexton received a cash payment of $417,181 in respect of severance and accrued vacation/holiday time upon his termination of employment. Mr. Sexton also became entitled to receive continued coverage under Sun’s health plans for one year following his termination (estimated value of $13,463) and he remains eligible to earn a pro-rata portion of any annual incentive bonus that becomes earned based on our performance during 2012. Mr. Sexton will not be entitled to receive any additional benefits in connection with the merger.

Executive Retention Bonus Plan

In October of 2011, Sun established the 2011 Executive Retention Bonus Plan, which we refer to as the Retention Plan, to provide certain of its executives and key employees with an additional performance-based retention incentive. Messrs. Mathies, Shaul and Thivierge and Ms. Gwyn each participate in the Retention Plan. Awards under the Retention Plan have two performance periods (fiscal years 2011 and 2012) and two vesting dates (October 31, 2012 as to the 2011 performance period and October 31, 2013 as to the 2012 performance period) and are subject to a performance target based on Sun’s achievement of at least the midpoint of its publicly disclosed earnings per share, which we refer to as EPS, guidance for the applicable performance period.

Pursuant to the terms of the Retention Plan, as amended in connection with Sun’s entry into the merger agreement, (a) if the merger closes on or before December 31, 2012 or if the merger agreement remains outstanding on, and has not been terminated prior to, December 31, 2012, Sun will be deemed to have achieved the targeted EPS performance level for the 2012 fiscal year performance period and (b) otherwise, if neither of the circumstances described in the preceding clause (a) apply, the 2012 EPS performance targets and payment metrics will continue to be applicable; however, the Compensation Committee of our board of directors will, in its discretion, adjust the EPS performance to take into account the impact of the contemplated merger and the costs associated with the merger when determining 2012 EPS performance. Pursuant to the terms of the amended Retention Plan, if a participating executive’s position is eliminated upon or following the merger, any unpaid award for the 2011 performance period (which is payable at the maximum level based on Sun’s 2011 EPS performance) and any unpaid award for the 2012 performance period will become payable within 30 days following the executive’s termination of employment.

Equity Awards

Pursuant to the terms of the merger agreement, our 2009 Performance Incentive Plan, our 2004 Equity Incentive Plan and the award agreements thereunder, (a) the vesting of all outstanding unvested options will be accelerated, and each option that is outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash equal to the amount by which the merger consideration exceeds the exercise price per share under the option for each share of Sun common stock subject to such option, payable without interest, (b) the vesting of all outstanding unvested RSUs will be accelerated, and each RSU that is outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash equal to the merger consideration for each share of Sun common stock subject to such RSU, payable without interest, and (c) the vesting of all outstanding unvested restricted shares will be accelerated, and, like other shares of common stock, the restricted shares will be automatically converted into the right to receive an amount in cash equal to the merger consideration, payable without interest. Because the exercise price per share for all of the outstanding options held by the named executive officers is greater than the merger consideration, the named executive officers’ options are effectively being canceled without any cash payment or other consideration being made in respect thereof.

New Management Arrangements

Prior to the closing of the merger, our executive officers may discuss or enter into agreements, arrangements or understandings with Genesis or Merger Sub or their affiliated entities regarding their employment with such persons, or the right to purchase or participate in the equity of Genesis.

As of the date of this proxy statement, except as described above, neither Sun nor Genesis has entered into any new employment or severance benefit agreements with Sun’s named executive officers in connection with the merger. In addition, while it is expected that certain of our named executive officers and other key employees may receive incentive awards relating to Genesis equity following the merger, none of these individuals has reached any agreement with Sun or Genesis as to the amount, terms or conditions of any such equity interests.

Potential Change in Control Payments to the Named Executive Officers

The following table sets forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. These estimated amounts have generally been calculated assuming that the merger was consummated on October 1, 2012 and that the employment of each named executive officer was terminated on such date by the surviving corporation as a result of an involuntary termination. To the extent applicable, calculations of cash severance are based on the named executive officer’s current rate of annual base salary and target incentive opportunity. The amounts set forth in the table below are based on various assumptions, some of which are based on information currently available and, as a result, the actual amounts, if any, to be received by the named executive officers that are based on or otherwise relate to the merger may differ in material respects from the amounts set forth in the table below. The “golden parachute” compensation payable by Sun to these individuals is subject to a non-binding advisory vote of Sun’s stockholders, as described under “Proposal No. 3 – Advisory Vote Regarding Certain Executive Compensation” beginning on page 73. The preceding narrative discussion provides additional details regarding the terms of the payments and benefits described in the table below.

Golden Parachute Compensation

Name (a)	Cash ($)(1) (b)	Equity ($)(2) (c)	Pension/ NQDC ($) (d)	Perquisites/ Benefits ($)(3) (e)	Tax Reimbursement ($)(4) (f)	Other ($) (g)	Total ($)(5) (h)
William A. Mathies COB/CEO	3,878,487	2,123,819	—	31,491	—	—	6,033,797

L. Bryan Shaul EVP/CFO	1,504,781	1,418,235	—	26,820	—	—	2,949,836

Raymond L. Thivierge Chief Development Officer	829,805	454,297	—	20,115	—	—	1,304,217

Susan E. Gwyn President - SunDance Rehabilitation	805,257	370,241	—	20,115	—	—	1,195,613

(1)	Amounts represent the cash severance benefits potentially payable to the named executive officers under their employment or change in control severance benefit agreements and under the Retention Plan, quantified as follows:

Name	Base Compensation Severance Component ($)	Incentive Bonus Severance Component ($)	Retention Plan Component (2011 Performance Period) ($)	Retention Plan Component (2012 Performance Period) ($)
William A. Mathies	1,450,000	1,794,833	358,152	275,502

L. Bryan Shaul	966,140	271,981	150,721	115,939

Raymond L. Thivierge	502,500	188,613	78,391	60,301

Susan E. Gwyn	463,500	139,177	114,502	88,078

The amounts payable under these arrangements are “double trigger” because the amounts are payable upon a qualifying termination of employment. Mr. Mathies is entitled to receive the severance benefits shown above under his employment agreement for a qualifying termination of employment that occurs within 24 months following the merger or in the six-month period preceding the merger. Mr. Thivierge and Ms. Gwyn are entitled to receive the severance benefits shown above under their change in control severance benefit agreements for a qualifying termination of employment that occurs within one year following the merger, as long as the merger occurs prior to March 31, 2013. Mr. Shaul is entitled to receive the severance benefits shown above under his employment agreement for a qualifying termination of employment that occurs at any time, whether or not in connection with the merger. Benefits under the Retention Plan are payable if a named executive officer’s position is eliminated upon or following the merger and prior to the applicable ordinary payment date. The occurrence of the merger will not trigger any payment under the Retention Plan, but will result in the targeted EPS performance level for the 2012 performance period being deemed achieved, which will make the executives eligible to receive a payout for the 2012 performance period at the target level.

(2)	Amounts represent the cash payments expected to be paid to the named executive officers in respect of their outstanding options, RSUs and restricted shares that will vest in connection with the merger. The amounts have been calculated assuming that the merger consideration will be $8.50 per share and that the merger will occur on October 1, 2012.

Name	Stock Options ($)	RSUs ($)	Restricted Shares ($)
William A. Mathies	—	797,819	1,326,000

L. Bryan Shaul	—	1,083,335	334,900

Raymond L. Thivierge	—	454,297	—

Susan E. Gwyn	—	370,241	—

All of these payments are “single-trigger” benefits that will become payable as a result of the merger. However, if Mr. Shaul has a qualifying termination of employment that triggers his cash severance benefits prior to or at the effective time of the merger, his RSUs having a value of $814,572 will terminate at such time pursuant to their terms instead of becoming payable in connection with the merger.

(3)	Amounts represent the estimated value of the continued health coverage severance benefits potentially payable to the named executive officers under their employment or change in control severance benefit agreements. The health benefits are “double trigger” benefits that would become payable for qualifying terminations of employment occurring during the same periods described in footnote (1) above.

(4)	As described above, in the event that Mr. Shaul’s benefits received in connection with the merger are subject to the excise tax imposed under Sections 280G and 4999 of the Code, Sun will make an additional gross-up payment to Mr. Shaul so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due. We estimate that no gross-up payment would be owing to Mr. Shaul under these circumstances. None of the named executive officers other than Mr. Shaul has any rights to receive a gross-up payment for any excise taxes that may be due by reason of Sections 280G and 4999 of the Code.

(5)	Amounts represent the total estimated value of cash, equity, perquisites and benefits that each named executive officer could receive that are based on or otherwise relate to the merger. Such benefits are either “double trigger” or “single trigger” benefits as set forth in the foregoing footnotes.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement requires that from and after the effective time of the merger, we, as the surviving company, will, and Genesis will cause us and our subsidiaries to, fulfill and honor in all respects our obligations pursuant to (a) each indemnification agreement in effect between us and any of our officers or directors and (b) any indemnification provision, expense advancement provision and any exculpation provision set forth in our certificate of incorporation, bylaws or equivalent organizational documents. The merger agreement also requires that (x) the certificate of incorporation and bylaws of the surviving company and equivalent organizational documents of the surviving company’s subsidiaries will contain provisions with respect to indemnification, expense advancement and exculpation from liability at least as favorable as the indemnification, expense advancement and exculpation from liability provisions set forth in our existing certificate of incorporation and bylaws and the equivalent organizational documents of our subsidiaries on the date of the merger agreement and that (y) for six years after the effective date of the merger, we, as the surviving company, and our subsidiaries will not amend our respective certificates of incorporation, bylaws or equivalent organizational documents with respect to indemnification, expense advancement and exculpation in a manner that could adversely affect the rights thereunder of any indemnified party.

The merger agreement requires that for six years after the effective date of the merger, we, as the surviving company, will, and Genesis will cause us to, maintain the current level and scope of our directors’ and officers’ liability insurance coverage as is in effect on June 20, 2012. However, in no event shall Genesis be required to expend in any one year an amount in excess of 300% of the annual premium currently being paid by us with respect to such policy. In the event that the annual premium is in excess of 300% of that currently being paid by us, Genesis will be obligated to obtain a policy with the greatest coverage as can be purchased for such premium. Alternatively, we may, in consultation with Genesis, obtain a six-year “tail” prepaid policy to satisfy our and Genesis’ obligations described in this paragraph.

Appraisal Rights

Under the DGCL, any holder of Sun common stock who does not wish to accept the merger consideration provided for in the merger agreement, does not vote in favor of the adoption of the merger agreement, who properly demands appraisal of his, her or its shares and who otherwise complies with the requirements of Section 262 of the DGCL, which we refer to as Section 262, will be entitled to have the “fair value” of his, her or its shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the holder in cash (together with interest, if any) in the amount judicially determined by the Delaware Court of Chancery to be the fair value, provided that the holder strictly complies with the provisions of Section 262. The “fair value” of a holder’s shares of Sun common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $8.50 per share that such holder is otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. If a holder of shares of Sun common stock fails to follow precisely any of the statutory requirements regarding appraisal rights, he, she or it will lose his, her or its appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex C to this proxy statement. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights. All references in this summary to a “holder” or “stockholder” are to the record holder of the shares of Sun common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Sun common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow properly the steps set forth in Section 262 and summarized below in a timely manner to perfect appraisal rights.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of our special meeting, Sun, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex C, in compliance with the requirements of Section 262. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex C to this proxy statement. Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of Sun common stock, we believe that stockholders who consider exercising such appraisal rights should seek the advice of legal counsel.

Any holder of Sun common stock wishing to exercise the right to demand appraisal under Section 262 must satisfy each of the following conditions:

•

as more fully described below, the holder must deliver to us a written demand for appraisal of the holder’s shares before the vote on the adoption of the merger agreement at our special meeting, which demand will be sufficient if it reasonably informs us of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares;

•

the holder must not vote the holder’s shares of Sun common stock in favor of adoption of the merger agreement; a validly submitted proxy which does not contain voting instructions with respect to Proposal No. 1 will, unless revoked, be voted in favor of adoption of the merger agreement and it will constitute a waiver of the stockholder’s right of appraisal and nullify any previously delivered written demand.

Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement or abstain from voting on adoption of the merger agreement; and

•

the holder must continuously hold the shares of Sun common stock from the date of making the demand through the effective date of the merger; a stockholder who is the record holder of shares of Sun common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective date of the merger will lose any right to appraisal in respect of those shares.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

If a holder of shares of Sun common stock fails to comply with these conditions and the merger is completed, he, she or it will be entitled to receive payment for his, her or its shares of Sun common stock as provided for in the merger agreement, but he, she or it will have no appraisal rights with respect to his, her or its shares of Sun common stock.

Only a holder of record of shares of Sun common stock is entitled to assert appraisal rights for the shares in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on our stock records, and should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the “fair value” of the stockholder’s common stock. If a stockholder of record transfers his, her or its shares of Sun common stock prior to the effective time, he, she or it will lose any right to appraisal in respect of such shares. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor or the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a bank or broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in bank or brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their banks, brokers or nominees to determine appropriate procedures for the making of a demand for appraisal by the nominee.

A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to:

Sun Healthcare Group, Inc.

18831 Von Karman, Suite 400

Irvine, California 92612

Attention: Secretary

Such demands must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Sun common stock. The demand must reasonably inform Sun of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of Sun common stock. A stockholder’s failure to make such written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Within 10 days after the effective date of the merger, we, as the surviving company, must send a notice as to the effectiveness of the merger to each former stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the merger agreement. Within 120 days after the effective date of the merger, but not thereafter, either we or any dissenting stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all dissenting stockholders. Upon the filing of any such petition by a stockholder, service of a copy of such petition shall be made upon the surviving company. We are under no obligation to and have no present intention to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as we have no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective date of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving company must mail that statement to the stockholder within 10 days after receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later. A person who is the beneficial owner of shares of Sun common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or may request from us the statement described in this paragraph.

A stockholder timely and duly filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy of the petition to us. We will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom we have not reached agreements as to the value of their shares. After notice to those stockholders, as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses stated therein. Such notice will also be given by one or more publications at least one week before the date of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines the holders of Sun common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Sun common stock as of the effective time of the merger after taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender of those stockholders of the certificates representing their shares of Sun common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. The costs of the action (which do not include attorneys’ fees and the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination, each party bears its own expenses. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares will be deemed to have been converted at the effective time of the merger into the right to receive the $8.50 per share cash payment (without interest) pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the value of cash they would receive under the merger agreement if they did not seek appraisal of their shares. Neither Genesis nor we anticipate offering more than the applicable merger consideration to any stockholder exercising appraisal rights, and each of Genesis and us reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Sun common stock is less than the applicable merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy. Stockholders should be aware that opinions regarding fairness, such as the MTS opinion, or otherwise described herein, are not opinions as to fair value under Section 262.

In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to the surviving company a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving company does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights.

Litigation Relating to the Merger

Sun, the members of our board of directors, Genesis and Merger Sub have been named as defendants in a purported class action lawsuit filed in the Court of Chancery of the State of Delaware in connection with the transactions contemplated by the merger agreement and in four additional separate lawsuits that were filed in the Superior Court of the State of California, County of Orange. The suits allege, among other things, that our directors breached their fiduciary duties to our stockholders in entering into the merger agreement pursuant to an unfair process, and that we, Genesis and Merger Sub aided and abetted the alleged breaches of fiduciary duties. In addition, the Delaware complaint alleges that the preliminary proxy statement filed by Sun on July 12, 2012 omits or misrepresents material information. The suits seek, among other things, to enjoin consummation of the merger. At this stage, it is not possible to predict the outcome of the proceedings and their impact on us. We believe the allegations made in the complaints are without merit and intend to vigorously defend these actions.

One of the conditions of the closing of the merger is that no injunction shall have been issued by a court of competent jurisdiction being in effect that prevents the consummation of the merger. If any plaintiff is successful in obtaining an injunction prohibiting the completion of the merger on the terms contained in the merger agreement, then such injunction may delay or prevent the merger from becoming effective.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (each, as defined below) who receive cash pursuant to the merger in exchange for their shares of Sun common stock. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of Sun common stock. The discussion is based on the Code, applicable current and proposed U.S. Treasury regulations, judicial authority and administrative rulings and practice, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretations, possibly with retroactive effect. Any change could alter the tax consequences of the merger to U.S. holders and non-U.S. holders.

This discussion applies only to U.S. holders and non-U.S. holders who beneficially own shares of Sun common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders and non-U.S. holders of Sun common stock in light of their particular circumstances, or that may apply to persons that are subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, cooperatives, traders in securities who elect to mark their securities to market, mutual funds, regulated investment companies, real estate investment trusts, S corporations, persons subject to the alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, persons who validly exercise appraisal rights, partnerships or other passthrough entities and persons holding shares of Sun common stock through a partnership or other pass-through entity, persons who acquired shares of Sun common stock in connection with the exercise of employee stock options or otherwise as compensation, U.S. expatriates, “passive foreign investment companies,” “controlled foreign corporations,” persons who hold shares of Sun common stock as part of a hedge, straddle, constructive sale or conversion transaction and persons who hold any equity interest, directly or indirectly through constructive ownership or otherwise, in Genesis after the merger). This discussion does not address any aspect of state, local or foreign tax laws or U.S. federal tax laws other than U.S. federal income tax laws.

The summary set forth below is for general information purposes only. It is not intended to be, and should not be construed as, legal or tax advice to any particular beneficial owner of Sun common stock. The summary is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each beneficial owner should consult its tax advisor regarding the applicability of the rules discussed below to the beneficial owner and the particular tax effects of the merger to the beneficial owner, including the application of state, local and foreign tax laws.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of Sun common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (b) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of shares of Sun common stock (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If shares of Sun common stock are held by a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes), the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of Sun common stock and partners in such partnerships are urged to consult their tax advisors regarding the tax consequences to them of the merger.

U.S. Holders. The receipt of cash for shares of Sun common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who exchanges shares of Sun common stock for cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. If a U.S. holder acquired different blocks of Sun common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of Sun common stock. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of completion of the merger. Long-term capital gains for non-corporate U.S.

holders, including individuals, are generally eligible for a reduced rate of federal income taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger agreement will be reported to holders of Sun common stock and the U.S. Internal Revenue Service to the extent required by the Code and applicable regulations of the U.S. Treasury. Under the Code, a U.S. holder of Sun common stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. Backup withholding also may apply with respect to the amount of cash received pursuant to the merger, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders. Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable U.S. income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to an additional branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of Sun’s outstanding common stock at any time during the five years preceding the merger, and Sun was a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the merger and the non-U.S. holder’s holding period with respect to the Sun common stock. Although there can be no assurances in this regard, Sun does not believe that it is, or within the last five years has been, a “United States real property holding corporation” for U.S. federal income tax purposes.

Cash received by non-U.S. holders pursuant to the merger also will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax may apply to cash received by a non-U.S. holder in the merger, unless the holder or other payee establishes an exemption and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service.

The Merger Agreement

This section of the proxy statement summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Annex A to this proxy statement. We encourage you to read carefully the entire merger agreement, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. The merger agreement is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at http://www.sec.gov.

The merger agreement and this summary of its terms have been included to provide you with information regarding its terms. Factual disclosures about Sun contained in this proxy statement or in Sun’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Sun contained in the merger agreement and described in this summary. The merger agreement contains representations and warranties made by and to us, Genesis and Merger Sub as of specific dates. None of the representations and warranties in the merger agreement will survive the completion of the merger or termination of the merger agreement. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, including in confidential disclosure schedules that we have provided to Genesis in connection with the signing of the merger agreement. While we do not believe that these disclosure schedules contain information that the securities laws require the parties to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue because of a change in circumstances or otherwise, and allocating risk between the parties to the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases qualified by the disclosures that may be made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments of new information qualifying a representation or warranty may have been included in this proxy statement.

The Merger

Our board of directors has unanimously approved the merger agreement, which provides for the merger of Merger Sub with and into Sun upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, Sun will continue to exist following the merger as an indirect wholly owned subsidiary of Genesis. Following the completion of the merger, we expect our common stock to be delisted from Nasdaq and deregistered under the Exchange Act, and cease to be publicly traded.

The closing of the merger will occur on the second business day after each of the closing conditions (described in “— Conditions to the Merger”) has been satisfied or waived, other than the conditions that by their nature are to be satisfied at the closing. However, if the marketing period (described below) has not ended at such time, the closing of the merger will take place on the earlier of (a) a date during the marketing period to be specified by Genesis on no fewer than two business days’ notice to us or (b) the first business day following the final day of the marketing period, unless, in either case, we, Genesis and Merger Sub agree in writing to another time. Subject to certain limited exceptions, the marketing period is the first period of fifteen consecutive business days throughout which Genesis has certain information that we are required to provide in connection with the financing contemplated by the commitment letters obtained by Genesis from its lenders in connection with the transactions contemplated by the merger agreement. Genesis and Merger Sub have agreed to use reasonable best efforts, subject to our provision of the required information, to cause the marketing period to commence on or before July 16, 2012.

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at such other time as may be mutually determined by us, Genesis and Merger Sub and set forth in the certificate of merger), at which time Merger Sub will merge with and into Sun, with Sun surviving the merger as an indirect wholly owned subsidiary of Genesis. As a result of the merger, the certificate of incorporation and bylaws of Sun will be amended in accordance with the merger agreement. Upon the consummation of the merger, Sun will cease to be an independent publicly traded company and you will cease to have any rights in Sun as a stockholder.

Directors and Officers Following the Merger

The merger agreement provides that, at the effective time of the merger, the managers of Merger Sub immediately before the effective time of the merger will become the initial directors of the surviving company. The merger agreement also provides that the officers of Sun immediately prior to the effective time of the merger, as well as certain other officers to be identified by Genesis or Merger Sub prior to such time, shall be the initial officers of the surviving company. All officers and directors of the surviving company will hold their positions until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the surviving company. Prior to the effective time of the merger, we will use our commercially reasonable efforts to cause to be delivered to Genesis the resignation of each of our directors, and each director of our subsidiaries, in office immediately prior to the effective time of the merger, other than with respect to any directors identified by Genesis in writing to us two business days before the closing date.

Per Share Merger Consideration

Except as noted below, each share of Sun common stock outstanding immediately prior to the effective time of the merger will be automatically converted at the effective time of the merger into the right to receive $8.50 in cash, payable without interest. The following shares of Sun common stock will not receive the merger consideration:

•

shares of Sun common stock held by Sun (other than shares held in a fiduciary capacity that are beneficially owned by third parties) or any of our wholly owned subsidiaries, which shares will automatically be canceled and shall cease to exist;

•	shares held by Genesis, Merger Sub or any other wholly owned subsidiary of Genesis, which shares will automatically be canceled and shall cease to exist; and

•

shares held by stockholders entitled to appraisal rights who have timely and validly perfected and not withdrawn a demand for appraisal rights in accordance with Delaware law, which shares will only be entitled to the rights granted by Section 262.

At the effective time of the merger, each holder of a stock certificate and/or book-entry share representing shares of Sun common stock that were outstanding immediately prior to the effective time of the merger (other than shares of Sun common stock for which appraisal rights have been timely and properly demanded and not withdrawn or lost under Section 262) will cease to have any rights as stockholders of Sun, except for the right to receive the merger consideration upon surrender thereof. See “Proposal No. 1 – Adoption of the Merger Agreement — Appraisal Rights” beginning on page 45.

Treatment of Equity Awards and Other Equity-Based Compensation

Stock Options

The merger agreement provides that each option to acquire Sun common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash equal to the amount by which the merger consideration exceeds the exercise price per share under the option for each share of Sun common stock subject to such option, payable without interest. All outstanding options to acquire Sun common stock have an exercise price per share equal to or greater than the merger consideration and therefore will be canceled without any cash payment being made with respect to such option.

Restricted Stock Units

The merger agreement also provides that each RSU that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash equal to the merger consideration for each share of Sun common stock subject to such RSU, payable without interest. With respect to each RSU issued under Sun’s Non-Employee Director Stock-for-Fees Program and held by a member of our board of directors who is not terminated from our board of directors at or immediately following the effective time of the merger, payment for any such RSUs shall not be made at the effective time of the merger. Payment for such RSUs shall be made following the first to occur of (a) the director’s separation from service or (b) the fifth anniversary of the date such RSUs were credited to the director.

Restricted Shares

Prior to the effective time of the merger, Sun will cause all restricted shares of its common stock that remain unvested immediately prior to the effective time of the merger to become fully vested in connection with the merger. Upon such time, all such vested shares will be automatically converted into the right to receive an amount in cash equal to the merger consideration, payable without interest.

Company Equity Plans

The merger agreement provides that we will take all appropriate or necessary steps to terminate both our 2009 Performance Incentive Plan and 2004 Equity Incentive Plan as of the effective time of the merger.

Conversion of Shares; Exchange of Certificates

The merger agreement provides that Genesis will select a bank or trust company reasonably acceptable to us to act as the paying agent and that, on or prior to the effective time of the merger, Genesis will deposit with the paying agent cash sufficient to pay the aggregate merger consideration. Any amounts deposited with the paying agent by Genesis will be invested as reasonably directed by Genesis.

As soon as reasonably practicable after the effective time of the merger, holders of Sun common stock other than shares held by Sun (other than shares held in a fiduciary capacity that are beneficially owned by third parties), Genesis, Merger Sub or any wholly owned subsidiary of Genesis or Sun or stockholders entitled to appraisal rights who have timely and validly perfected and not withdrawn a demand for appraisal rights in accordance with Delaware law, which shares will only be entitled to the rights granted by Section 262 will automatically receive the merger consideration from the paying agent and their shares will be canceled. After the completion of the merger, all holders of shares of our common stock that were outstanding immediately prior to the completion of the merger will cease to have any rights as our stockholders, other than the right to receive the merger consideration and subject to the rights described under “–– Appraisal Rights” beginning on page 45. In addition, no further transfer of any shares will be registered on our stock transfer books after the completion of the merger.

Sun, Genesis, the surviving company and the paying agent will not be liable to any person for any unclaimed merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

In the merger agreement we made representations and warranties that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, good standing and qualification to do business;

•	our charter documents;

•	our capitalization;

•	our subsidiaries;

•

corporate power and authority to enter into and deliver and perform our obligations under, and enforceability against us of, the merger agreement and the other transactions contemplated by the merger agreement;

•	the absence of contraventions, conflicts or violations with organizational documents, applicable laws and other contracts as a result of entering into the merger agreement and consummating the merger;

•	required regulatory filings and approvals of governmental entities;

•	documents filed with the SEC, our financial statements, the absence of undisclosed liabilities and our internal controls over financial reporting;

•	the absence of certain changes, including a material adverse effect, since December 31, 2011;

•	intellectual property rights;

•	our title to assets and real property;

•	material contracts;

•	compliance with applicable laws;

•	the absence of litigation, orders and government investigations;

•	compliance with governmental authorizations;

•	tax matters;

•	employee benefits and plans;

•	labor matters;

•	environmental matters;

•	insurance;

•	our healthcare permits and participation in government and private programs;

•	compliance with healthcare laws;

•	third-party reimbursements;

•	the vote of holders of our common stock being the only vote required to adopt the merger agreement;

•	the inapplicability of state anti-takeover statutes;

•	our receipt of the MTS opinion;

•	our financial advisor being the only broker entitled to brokerage, finder’s or similar fees in connection with the transactions contemplated by the merger agreement based on arrangements made by us;

•	our lack of involvement in any stockholder rights plan, “poison pill,” anti-takeover plan or similar device; and

•	the filing of this proxy statement.

In the merger agreement, Genesis and Merger Sub made representations and warranties that are subject, in some cases, to specified exemptions and qualifications. Genesis’ and Merger Sub’s representations relate to, among other things:

•	organization and good standing;

•	corporate power and authority to enter into and perform their respective obligations under the merger agreement;

•	the absence of contraventions, conflicts or violations with organizational documents, applicable laws and other contracts as a result of entering into the merger agreement and consummating the merger;

•	Genesis’ beneficial ownership of Merger Sub and Merger Sub’s not having any prior operations;

•	the absence of litigation, orders and government investigations;

•	the availability of financing to pay the aggregate merger consideration;

•	not owning any shares of Sun common stock;

•	the information supplied by Genesis or Merger Sub and contained in this proxy statement;

•	the broker, finder or investment banker entitled to any fees in connection with the transactions contemplated by the merger agreement based on arrangements made by Genesis or Merger Sub; and

•	the solvency of the surviving company immediately after the merger.

Material Adverse Effect

Certain of the representations, warranties, covenants, closing conditions and termination provisions in the merger agreement use the phrase “material adverse effect.” The merger agreement provides that “material adverse effect” means any event, change, circumstance, development, occurrence, condition, effect or state of facts, individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of Sun or our subsidiaries taken as a whole.

The merger agreement also provides that the determination of a material adverse effect excludes the following events, changes, circumstances, developments, occurrences, conditions, effects and states of fact:

•	the announcement, pendency or anticipated consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates;

•	changes in general conditions in any industry in which we operate or participate;

•

a change in our stock price or trading volume, in and of itself (provided that the underlying factors contributing to such change shall not be excluded unless such underlying factors would otherwise be excepted from the definition of a material adverse effect);

•	any natural or man-made disaster, pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof;

•

any failure, in and of itself, by us to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after June 20, 2012 (provided that the underlying factors contributing to such failure shall not be excluded unless such underlying factors would otherwise be excepted from the definition of a material adverse effect);

•	changes in general legal, regulatory or political conditions after June 20, 2012;

•

changes in GAAP or applicable laws or the interpretation thereof after June 20, 2012 (except changes (that are not proposed in the Federal Register through notice of public rulemaking or equivalent state rulemaking notice prior to June 20, 2012) to reimbursement rates or in methods or procedures for determining such rates by any governmental entity that have general application to providers of such health services as are provided by us or our facilities, as applicable);

•	the denial or dismissal in whole or in part of our appeal of certain litigation matters; and

•	the taking of any action, or any failure to act, with the prior written consent of Genesis or required to be taken by the express terms of the merger agreement,

except with respect to the exceptions described above relating to: (a) general economic conditions or the credit, financial or capital markets; (b) changes in the general conditions to the industry in which we operate or participate; (c) natural or man-made disasters, pandemics, acts of terrorism, sabotage, military action and war; (d) changes in general legal, regulatory or political conditions; and (e) changes in GAAP or applicable laws or their interpretations, to the extent, and only to the extent such event, change circumstance, development, occurrence, condition effect or state of facts is disproportionately adverse to us, taken as a whole, when compared to other persons operating in the geographies and industries in which we operate.

Regulatory Approvals

The completion of the merger is subject to the expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder. Under the HSR Act, the merger may not be consummated until the expiration or termination of a 30-day waiting period following the filing of notification and report forms with the DOJ and the FTC or, if the DOJ or the FTC issues a request for additional information, 30 days after we and Genesis have each substantially complied with such request for additional information.

We and Genesis each filed our respective notification and report forms with the DOJ and the FTC under the HSR Act on July 9, 2012. During or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the DOJ, the FTC or other U.S. governmental authorities could take action under the antitrust laws with respect to the merger as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of ours or Genesis’ or to impose restrictions on the operation of the combined company post-closing. Moreover, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed.

Our operations are extensively regulated by federal and state regulatory bodies. In connection with the proposed merger, Genesis is required to file notices with, and in some jurisdictions obtain approvals or consents from, various agencies responsible for the licensure or certification of healthcare facilities in states in which we conduct business. In accordance with the terms of the merger agreement, Genesis has timely made all registrations, filings, notifications, applications and submissions required under applicable healthcare laws to initiate obtaining approvals required pursuant to the terms of the merger agreement, which we refer to as the required approvals.

There can be no guarantee that the merger will not be challenged on antitrust grounds or, if such challenge is made, that the challenge will not be successful. Similarly, there can be no assurance that we or Genesis will obtain the regulatory approvals necessary to consummate the merger or that the granting of these approvals will not involve the imposition of conditions to the consummation of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the end date or at all.

Except as noted above, and the filing of a certificate of merger in Delaware at or before the effective time, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Conduct of Business Prior to the Merger

We have agreed that from June 20, 2012 through the effective time of the merger, we will, and will cause our subsidiaries to, subject to certain exceptions: (a) carry on our business in the ordinary course consistent with past practice; (b) use commercially reasonable efforts to preserve intact our business and goodwill and our material relationship with governmental entities, suppliers, landlords and other persons; and (c) use commercially reasonable efforts to keep available the material services of our current officers and key employees.

In addition, we have agreed that, prior to the effective time of the merger, subject to certain exceptions, we will not and will ensure that each of our subsidiaries does not, without the prior written consent of Genesis or Merger Sub, undertake the following actions:

•	amend our certificate of incorporation or bylaws or equivalent organizational documents;

•	adjust, split, combine, amend the terms of or reclassify any shares of capital stock;

•

declare, set aside or pay any dividend or distribution with respect to any shares of capital stock, or issue or propose or authorize the issuance of any other securities in respect of shares of capital stock;

•	merge, consolidate, restructure, reorganize, recapitalize or completely or partially liquidate;

•	acquire any equity interest in any other entity;

•	acquire material assets other than in the ordinary course of business consistent with past practice;

•

issue, sell, grant, pledge, dispose of, transfer or encumber or authorize the issuance, sale, grant, pledge, disposition, transfer or encumbrance of any shares of capital stock or other securities, other than shares of Sun common stock issuable upon the exercise of options or to holders of RSUs, in each case outstanding on June 18, 2012;

•

sell, transfer, lease, sublease or license to any third party, or encumber (other than the encumbrance of permitted liens), any material assets (other than (a) in the ordinary course of business consistent with past practice or (b) as security for any borrowings not prohibited by the merger agreement);

•

repurchase, redeem or otherwise acquire any shares of our capital stock or any other equity interests or any rights, warrants or options to acquire such shares or interest, other than pursuant to Sun options, RSUs and restricted shares granted pursuant to our equity plans;

•

incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (a) loans or advances among us and any of our subsidiaries or (b) borrowings pursuant to our senior credit facility;

•

adopt or amend any employee benefit plans, programs, agreements or arrangements, or increase the compensation or fringe benefits of any director, officer, employee or consultant, except as required by law or pursuant to any such employee benefit plan or, in the case of employees who are not executive officers, for increases, promotions or new hires in the ordinary course of business and consistent with past practice;

•

subject to certain exceptions, enter into or materially amend or terminate prior to the expiration of the existing term of, or waive, release or assign any material rights or claims under, certain material contracts;

•	change any methods of accounting or accounting practices in any material respect, except as may be required by applicable laws or GAAP;

•

make any change in reserving, underwriting or claims administration policies, practices or principles that would be material to us, taken as a whole, except as may be required to conform to changes in GAAP or applicable laws;

•

make or rescind any material tax election (other than an election made in the ordinary course of business consistent with past practice in connection with the filing of a tax return for the 2011 taxable year); forgo any material tax refund; request any private letter ruling; amend or file any material tax return (other than an income tax return for the 2011 taxable year); or consent to any waiver of the statute of limitations for any tax liability;

•

fund any capital expenditure in any calendar quarter which, when added to all other capital expenditures made in such calendar quarter, would exceed by more than $3 million the aggregate amount budgeted for capital expenditures in such calendar quarter or calendar year to date;

•	subject to certain exceptions, settle or compromise any professional or general liability claims or workers’ compensation claims against us, or other litigation, audit, claim or action against us;

•	voluntarily and directly terminate, suspend, materially amend or materially modify any material governmental authorizations or material healthcare permits;

•

make any loan, advance or investment either by contributions to capital or property transfers of any person other than immaterial loans or advances to, or investments in, our wholly owned subsidiaries and other than immaterial loans or advances to employees in the ordinary course of business;

•	fail to maintain existing material insurance policies or comparable replacement policies to the extent available for a similar cost;

•

consent to or cause the recording of any covenant, condition, restriction, reservation, easement or agreement that would affect the real property other than permitted liens or where it is required to grant such consent under the terms of a lease;

•

take any action that materially changes (a) the number of licensed beds, (b) the number of beds certified for participation in Medicare and Medicaid programs, or (c) the licensure or category or categories maintained at each facility, except, in each case, in the ordinary course of business or as required under applicable law;

•

increase employee headcount in the aggregate in excess of 5% more than an agreed upon headcount, or reduce the number of employees in a manner which would effectuate a “plant closing” or “mass layoff” as defined in the U.S. Worker Adjustment and Retraining Notification Act;

•	close any facility, except as requested or required by any governmental entity;

•	fail to comply with our obligations under certain third-party contracts;

•	amend or modify certain real estate leases in any manner that would materially adversely affect us, our business or certain third-party rights; or

•	enter into an agreement to take any of the actions described above.

Restrictions on Solicitations of Other Offers and Changes in Recommendation

Under the merger agreement, we have also agreed, subject to certain exceptions described below, that we will not, and will cause each of our subsidiaries to not, and will use our reasonable best efforts to cause our representatives to not, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) the submission by any third party of an alternative acquisition proposal (as defined below);

•

knowingly engage in, continue or participate in any negotiations or discussions regarding an alternative acquisition proposal, or provide any information or data to any person with respect to an alternative acquisition proposal;

•	approve, endorse or recommend any alternative acquisition proposal;

•	enter into any letter of intent, agreement, agreement in principle, memorandum of understanding or similar document or commitment regarding an alternative acquisition proposal; or

•

release or permit the release of any person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any confidentiality, “standstill” or similar agreement to which we or any of our subsidiaries is a party.

As used in the merger agreement, an “alternative acquisition proposal” means a bona fide agreement, proposal, or offer from any person (other than Genesis or one of its subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act, for, in a single transaction or series of related transactions, any:

•	acquisition of assets of us or our subsidiaries equal to 20% or more of our consolidated assets or to which 20% or more of our revenues on a consolidated basis are attributable;

•	acquisition of 20% or more of the outstanding Sun common stock;

•	tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding Sun common stock; or

•	merger, consolidation, business combination, liquidation, dissolution or similar transaction involving us.

Under the terms of the merger agreement, we have agreed that we will, and will cause each of our subsidiaries and representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted prior to June 20, 2012 with respect to any alternative acquisition proposal.

We have also agreed to:

•

promptly (and within 24 hours) advise Genesis in writing in the event: (a) we or any of our subsidiaries or, to our knowledge, any of our or our subsidiaries’ representatives, receives: (i) any written indication by any person that it intends to make an alternative acquisition proposal, or (ii) an alternative acquisition proposal; or (b) any of our named executive officers receives any indication by any person that it intends to make an alternative acquisition proposal, in each case together with the material terms and conditions of such alternative acquisition proposal and a copy of any written alternative acquisition proposal provided by such person; and

•

keep Genesis informed on a reasonably current basis of the status and material terms and conditions (including, within 24 hours, all material amendments or modifications) of any such alternative acquisition proposal and shall promptly (and within 24 hours) provide or make available to Genesis a copy of all written materials subsequently provided to us in connection with such alternative acquisition proposal.

Exceptions to the Restrictions with Respect to Alternative Acquisition Proposals

Until the adoption of the merger agreement by our stockholders, we and our representatives may:

•

provide information (including non-public information) in response to a request therefor by a person who has made after June 20, 2012 a written alternative acquisition proposal if the person so requesting such information executes an “acceptable confidentiality agreement” (as described below), provided that any non-public information provided to such person, including if made available on an electronic datasite, shall be provided or made available to Genesis prior to or concurrently with the time it is provided to such person (provided that such alternative acquisition proposal did not result from a material breach of the limitations on solicitation under the merger agreement and our board of directors determines in good faith after consultation with our financial advisor and outside legal counsel that such acquisition proposal constitutes a “superior proposal” (as described below) or could reasonably be expected to lead to a superior proposal); and

•

engage or participate in negotiations or discussions with any person (including representatives and potential financing sources) who has made after June 20, 2012 a written alternative acquisition proposal (provided that such alternative acquisition proposal did not result from a material breach of the limitations on solicitation under the merger agreement and our board of directors determines in good faith after consultation with our financial advisor and outside legal counsel that such acquisition proposal constitutes a superior proposal or could reasonably be expected to lead to a superior proposal).

As used in the merger agreement, a “superior proposal” means a written alternative acquisition proposal that our board of directors has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment, taking into account the conditionality, expected timing and likelihood of consummation of the proposal, any changes or modifications to the merger agreement or the transactions contemplated thereby offered by Genesis and all other factors the board determines in good faith to be relevant, (a) is reasonably likely to be consummated and (b) if consummated, would result in a transaction more favorable to our stockholders, from a financial point of view, than the transactions contemplated by the merger agreement (including any adjustment to the terms proposed by Genesis in response to such proposal); provided, that for purposes of a “superior proposal,” the references to “20%” in the definition of alternative acquisition proposal (as previously defined above) shall be deemed to be references to “50%.”

As used in the merger agreement, an “acceptable confidentiality agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in any material respect to us than those contained in the confidentiality agreement, dated September 5, 2011, between us and Genesis (as amended from time to time) provided that such confidentiality agreement need not contain standstill provisions as included in the confidentiality agreement between us and Genesis, but will provide that no acquisition of shares or interests in us may be made by the party to the confidentiality agreement other than pursuant to an alternative acquisition proposal.

Board Recommendation of the Merger

Our board of directors has unanimously adopted a resolution recommending that our stockholders adopt the merger agreement. Under the merger agreement, subject to the provisions relating to a board recommendation change for a superior proposal, neither our board of directors nor any committee of the board may:

•

withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Genesis, the board’s recommendation that our stockholders adopt the merger agreement, fail to include such recommendation in this proxy statement, or adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an alternative acquisition proposal (under the merger agreement, such action is considered a “change of recommendation”);

•

make any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (except that the board may refrain from taking a position with respect to an alternative acquisition proposal until the close of business on the tenth business day after the commencement of a tender offer or exchange offer in connection with such alternative acquisition proposal pursuant to Rule 14d-9(f) of the Exchange Act without such action being considered an adverse modification of the board’s recommendation that our stockholders adopt the merger agreement) (under the merger agreement, such action is also considered a “change of recommendation”);

•

cause or permit us to approve, adopt, recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, any acquisition agreement, merger agreement or similar definitive agreement, a letter of intent, memorandum of understanding, agreement in principle or similar document, agreement or understanding with respect thereto (other than an acceptable confidentiality agreement) relating to any alternative acquisition proposal (under the merger agreement, any such agreement is considered an “alternative acquisition agreement”); or

•

terminate the merger agreement prior to its adoption by our stockholders in order to accept a superior proposal and enter into an alternative acquisition agreement with respect to such superior proposal.

Board Recommendation Change for a Superior Proposal

Prior to the adoption of the merger agreement by our stockholders, our board of directors may, upon receipt of an alternative acquisition proposal (that has not been withdrawn) that the board determines constitutes a superior proposal, effect a change of recommendation or terminate the merger agreement if, and only if, prior to the board taking such action:

•

we have (a) provided to Genesis a written notice which: (i) states that we received an alternative acquisition proposal which the board determined is a superior proposal and that the board intends to take such action and (ii) includes the identity of the person making such superior proposal, the most current written draft agreement relating to the transaction that constitutes such superior proposal and all related transaction agreements; (b) provided such notice to Genesis at least four business days prior to taking any such action (with any material amendment to the terms of such superior proposal requiring a new notice and a new two business day period); and (c) if requested by Genesis, negotiated in good faith with Genesis during such four business day period regarding revisions to the merger agreement which would permit us not to effect a change of recommendation or terminate the merger agreement in response to such a superior proposal; and

•

if Genesis delivered to us, within four business days after Genesis’ receipt of the notice described above, a written proposal capable of being accepted to amend the terms contemplated by the merger agreement or the commitment letters, the board shall have in good faith determined (after consultation with outside legal counsel), after considering the terms of such proposal by Genesis, that the alternative acquisition proposal continues to constitute a superior offer.

Board Recommendation Change for an Intervening Event

Prior to the adoption of the merger agreement by our stockholders, our board of directors may also make a change of recommendation if an “intervening event” (as described below) shall have occurred and be continuing and prior to effecting such change of recommendation:

•

the board in good faith determined (after consultation with its outside legal counsel) that, in light of such intervening event, the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the board under applicable law;

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the board has (a) provided to Genesis a written notice, which: (i) states that an intervening event has occurred and that the board determined in light of such intervening event, the failure to effect a change of recommendation would reasonably be expected to result in a breach of the fiduciary duties of the board under applicable law and that we intend to take such action; and (ii) describes the intervening event in reasonable detail; (b) provided such notice to Genesis at least four business days prior to taking any such action; and (c) if requested by Genesis, negotiated in good faith with Genesis during such four business day period regarding revisions to the merger agreement which would permit the board not to effect a change of recommendation in response to such intervening event; and

•

if Genesis delivered to us a written proposal capable of being accepted to amend the terms contemplated by the merger agreement or the commitment letters, within four business days after receipt of such notice, the board in good faith determined (after consultation with outside legal counsel), after considering the terms of such proposal by Genesis, that the failure to effect a change of recommendation would reasonably be expected to result in a breach of fiduciary duties of the board under applicable law.

As used in the merger agreement, an “intervening event” means a material event or circumstance that was not known to our board of directors prior to the execution of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any consequence thereof, becomes known to the board after our execution of the merger agreement and prior to the adoption of the merger agreement by our stockholders; provided, however, that in no event shall the receipt, existence or terms of an alternative acquisition proposal or any matter relating thereto constitute an intervening event.

We have agreed that our obligation to take all action reasonably necessary to convene the special meeting of stockholders and to cause this proxy statement to be mailed to Sun stockholders is not affected by the commencement, public proposal, public disclosure or communication to us or any other person of any alternative acquisition proposal or the occurrence of any change of recommendation.

Employee Matters

Under the merger agreement, Genesis must ensure that as of the closing of the merger, each of our and our subsidiaries’ employees who continue employment with Genesis, the surviving company or any of their respective subsidiaries (in each case, a continuing employee) receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with us and our subsidiaries under each of the comparable employee benefit plans, programs and policies of Genesis, the surviving company or the relevant subsidiary, as applicable, in which the continuing employee becomes a participant.

With respect to each health and welfare benefit plan maintained by Genesis, the surviving company or the relevant subsidiary for the benefit of any continuing employee, Genesis shall:

•

cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, to the extent waived or satisfied under the comparable Sun employee benefit plan; and

•

cause each continuing employee to be given credit under such plan for all amounts paid by such continuing employee under any similar Sun employee benefit plan for the plan year that includes the date of the closing of the merger for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Genesis, the surviving company or the relevant subsidiary, as applicable, for such plan year.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement requires that for a period of six years after the effective time of the merger, we, as the surviving company, will, and Genesis will cause us, and our subsidiaries, to, fulfill and honor in all respects our obligations pursuant to (a) each indemnification agreement in effect between us and any of our current or former officers or directors, and (b) any indemnification provision, expense advancement provision and any exculpation provision set forth in our certificate of incorporation, bylaws or equivalent organizational documents.

The merger agreement also requires that for six years after the effective date of the merger, we, as the surviving company, will, and Genesis will cause us to maintain the current level and scope of our directors’ and officers’ liability insurance coverage as is in effect as of June 20, 2012. However, in no event shall Genesis be required to expend in any one year an amount in excess of 300% of the annual premium currently being paid by us with respect to such policy. In the event that the annual premium is in excess of 300% of that currently being paid by us, Genesis will be obligated to obtain a policy with the greatest coverage as can be purchased for such premium. Alternatively, we may, in consultation with Genesis, obtain a six-year “tail” prepaid policy to satisfy our and Genesis’ obligations described in this paragraph.

Other Covenants

The merger agreement also contains covenants relating to, among other matters:

•

the preparation and filing of this proxy statement and the holding of a special meeting of stockholders as promptly as reasonably practicable after the SEC advises that it has no further comments on this proxy statement;

•	the completion of the regulatory filings pursuant to the HSR Act and relevant applicable healthcare laws;

•	access, upon reasonable notice, by Genesis’ officers and other authorized representatives to our properties, books and records and personnel;

•	public disclosures related to the merger agreement and the merger;

•

Genesis’ and Merger Sub’s obligation to use reasonable best efforts to obtain the financing, and our obligation to provide cooperation reasonably requested by Genesis in connection with its efforts to obtain such financing;

•

our agreement to promptly notify Genesis of any stockholder litigation brought or threatened in writing against us or members of our board of directors and to obtain the written consent of Genesis before settling or agreeing to settle any such litigation; and

•

Genesis’ obligation to obtain an equity commitment of up to $50 million under certain circumstances involving its compliance at the closing of the merger with a certain covenant under a third-party contract.

Conditions to the Merger

Conditions to Our, Genesis’ and Merger Sub’s Obligations

The respective obligations of Genesis, Merger Sub and us to complete the merger are subject to the satisfaction or waiver of certain conditions, including:

•	the adoption of the merger agreement by our stockholders;

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	having obtained the required approvals from certain federal and state regulatory agencies; and

•

the absence of any (a) temporary restraining order or preliminary or permanent injunction or other order by any federal or state court or other tribunal of competent jurisdiction preventing consummation of the merger being in effect; (b) applicable law prohibiting consummation of the merger being in effect; and (c) governmental entity having instituted any action, claim, suit or proceeding (which remains pending) seeking to enjoin, restrain or otherwise prohibit consummation of the merger.

Conditions to the Obligations of Genesis and Merger Sub

The merger agreement provides that the obligations of Genesis and Merger Sub to complete the merger are subject to the satisfaction or waiver by Genesis of each of the following:

•

the accuracy in all material respects of the representations and warranties made by us in the merger agreement relating to our organization, good standing and qualification to do business; our corporate power and authority to enter into the merger agreement; the absence of any material adverse effect (as described below) with respect to us between June 20, 2012 and consummation of the merger; the vote of holders of our common stock being the only vote necessary to adopt the merger agreement; the inapplicability of any state takeover statute; the absence of any broker’s, finder’s or similar fees other than to our financial advisor; and the absence of any stockholder rights plan, “poison pill,” anti-takeover plan or similar device in effect to which we are a party or otherwise bound;

•

the accuracy of the representations and warranties made by us in the merger agreement relating to our capitalization, except to the extent that inaccuracies in such representations and warranties would not give rise to or result in any increased liabilities, damages or costs to Genesis of more than $100,000 in the aggregate;

•

the accuracy in all respects of the remaining representations and warranties made by us in the merger agreement, provided that any inaccuracies in such representations and warranties will be disregarded if such inaccuracies, considered collectively, have not had and would not reasonably be expected to have a material adverse effect with respect to us;

•

subject to certain exceptions, our performance of or compliance with, in all material respects, all of our obligations required to be performed or complied with under the merger agreement on or prior to the closing of the merger;

•	the absence of any material adverse effect with respect to us between June 20, 2012 and consummation of the merger;

•

receipt by Genesis of a certificate dated the closing date and signed by one of our executive officers certifying as to the accuracy of our representations and warranties, the performance of or compliance with all of our obligations and the absence of a material adverse effect;

•

receipt of the required approvals without any action, condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements with respect to such approvals, would or would reasonably be expected to result in a material and adverse effect on the assets, liabilities, business, results of operations or condition, financial or otherwise, of us and our subsidiaries, taken as a whole, or Genesis and its subsidiaries, taken as a whole;

•	receipt by Genesis of certificates duly executed by us in accordance with applicable U.S. Treasury regulations;

•	the absence of an event of default with respect to our obligations under certain third-party contracts;

•	receipt by Genesis of a certificate dated the closing date and signed by our chief executive officer certifying as to our compliance with certain covenants under third-party contracts; and

•	the absence of any amendment or modification to certain of our real estate leases in any manner that would materially adversely affect us, our business or certain third-party rights.

Conditions to Our Obligations

The merger agreement provides that our obligations to complete the merger are subject to the satisfaction or waiver by us of each of the following conditions:

•	the accuracy in all respects of the representations and warranties made by Genesis and Merger Sub in the merger agreement, except any inaccuracies will be disregarded if such inaccuracies, considered collectively, do not materially and adversely affect Genesis’ or Merger Sub’s ability to consummate any of the transactions contemplated by the merger agreement or their ability to perform any of their respective obligations under the merger agreement;

•

Genesis’ and Merger Sub’s performance of or compliance with, in all material respects, all of their obligations required to be performed or complied with by them under the merger agreement at or prior to the completion of the merger; and

•

our receipt of a certificate dated the closing date and signed by an executive officer of Genesis certifying as to the accuracy of its representations and warranties and the performance of or compliance with all of their obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement provides that, at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders, Genesis and we may terminate the merger agreement by mutual written consent.

The merger agreement also provides that, at any time prior to the effective time of the merger, either before or after the adoption of the merger agreement by our stockholders, either Genesis or we may terminate the merger agreement if:

•

the merger is not completed by the end date, but the right to terminate the merger agreement will not be available to a party if the failure to consummate the merger by the end date was caused by the failure on the part of that party to perform any of its material obligations under the merger agreement or by that party’s breach of any material provisions of the merger agreement (in each case, other than the failure of Genesis and Merger Sub to consummate the merger by reason of a failure, for any reason except a willful breach by Genesis or Merger Sub, to obtain the financing to be provided pursuant to the commitment letters);

•

an injunction or other order preventing, restraining or otherwise prohibiting consummation of the merger is in effect and is final and non-appealable, but a party shall not be able to terminate the merger agreement if the imposition of such injunction or other order was caused by the failure of that party to perform any of its material obligations under the merger agreement, including using its reasonable best efforts to have such injunction lifted pursuant to the terms of the merger agreement or by that party’s breach of any material provision of the merger agreement; or

•

our stockholders’ meeting was held (including any adjournments or postponements thereof) and our stockholders took a vote on the proposal to adopt the merger agreement and such proposal was not adopted by the holders of a majority of the shares of our outstanding common stock.

Our Termination Rights

The merger agreement also provides that we may terminate the merger agreement:

•

at any time prior to the adoption of the merger agreement by our stockholders, after complying with the procedures set forth in the merger agreement, in order to accept a superior proposal and enter into an alternative acquisition agreement with respect to such superior proposal, provided that we pay to Genesis a $6.9 million termination fee (and reimburse Genesis for up to $1 million of its reasonable and documented out-of-pocket expenses) prior to or simultaneously with such termination of the merger agreement;

•

if (a) any of Genesis’ or Merger Sub’s representations or warranties contained in the merger agreement are inaccurate such that the condition to closing with respect to the accuracy of such representations or warranties would not be satisfied; (b) we have delivered to Genesis written notice of the inaccuracy in such representation or warranty; and (c) if such inaccuracy is capable of being cured prior to the end date, at least thirty days (or, if shorter, a time period expiring one day prior to the end date) shall have elapsed since the date of delivery of such written notice to Genesis and such inaccuracy shall not have been cured on or prior to such thirtieth day (or, if shorter, one day prior to the end date);

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if (a) any material covenant of Genesis or Merger Sub contained in the merger agreement is breached (other than the failure of Genesis and Merger Sub to consummate the merger by reason of a failure to obtain the financing to be provided pursuant to the commitment letters, except where such failure results from a willful breach by Genesis or Merger Sub) such that the condition to closing with respect to the performance of such covenants or obligations would not be satisfied; (b) we have delivered to Genesis written notice of the breach of such covenant; and (c) if any such breach is capable of being cured prior to the end date, at least thirty days (or, if shorter, a time period expiring one day prior to the end date) shall have elapsed since the date of delivery of such written notice to Genesis and such breach shall not have been cured on or prior to such thirtieth day (or, if shorter, one day prior to the end date); or

•

if (a) Genesis and Merger Sub fail to obtain the financing to be provided pursuant to the commitment letters and such failure is continuing as of the date of the termination of the merger agreement; (b) all of the conditions to Genesis’ and Merger Sub’s obligation to consummate the merger, along with the conditions shared by Genesis, Merger Sub and us to consummate the merger, have been satisfied or waived by the party entitled to waive such conditions (other than those conditions that by their nature are to be satisfied at the closing); and (c) Genesis or Merger Sub has failed to consummate the closing of the merger no later than one business day following the date such closing is required to occur pursuant to the merger agreement.

Genesis’ Termination Rights

The merger agreement further provides that Genesis may terminate the merger agreement if:

•

at any time prior to the adoption of the merger agreement by our stockholders, our board of directors makes a change of recommendation, regardless of whether we have complied with the restrictions on solicitation under the merger agreement;

•	any of the restrictions on solicitation by us of alternative acquisition proposals under the merger agreement have been breached in any material respect;

•

(a) any of our representations or warranties contained in the merger agreement are inaccurate such that the condition to closing with respect to the accuracy of such representations or warranties would not be satisfied; (b) Genesis has delivered to us written notice of the inaccuracy in such representation or warranty; and (c) if any such inaccuracy is capable of being cured prior to the end date, at least thirty days (or, if shorter, a time period expiring one day prior to the end date) shall have elapsed since the date of delivery of such written notice to us and such inaccuracy shall not have been cured on or prior to such thirtieth day (or, if shorter, one day prior to the end date); or

•

(a) any of our material covenants contained in the merger agreement is breached such that the condition to closing with respect to the performance of such covenants or obligations would not be satisfied; (b) Genesis has delivered to us written notice of our breach of such covenants; and (c) if any such breach is capable of being cured prior to the end date, at least thirty days (or, if shorter, a time period expiring one day prior to the end date) shall have elapsed since the date of delivery of such written notice to us and such breach shall not have been cured on or prior to such thirtieth date (or, if shorter, one day prior to the end date).

Termination Fees and Expenses

The merger agreement provides that if any of the following events occurs, we shall pay to Genesis a termination fee of $6.9 million (which amount we refer to as the company termination fee) and up to $1 million of Genesis’ reasonable and documented out-of-pocket expenses, except that in no event shall we be required to pay the company termination fee on more than one occasion:

•

(a) we or Genesis terminate the merger agreement because our stockholders’ meeting was held and our stockholders took a vote on the proposal to adopt the merger agreement and such proposal was not adopted by the holders of a majority of the shares of our outstanding common stock; (b) an alternative acquisition proposal was publicly announced or otherwise made publicly known by any person (other than by Genesis, Merger Sub or their respective affiliates) and, in either case, not withdrawn prior to the date of our special meeting; and (c) we complete an alternative acquisition proposal or enter into a definitive agreement with respect to any alternative acquisition proposal within nine months of the merger agreement being terminated, and in the event of the entry into a definitive agreement with respect to an alternative acquisition proposal, such alternative acquisition proposal is consummated, whether before or after such nine month period (provided that for this purpose, references to “20%” in the definition of an alternative acquisition proposal shall be deemed to be references to “50%”);

•

we terminate the merger agreement prior to the adoption of the merger agreement by our stockholders, after complying with the procedures set forth in the merger agreement, to accept a superior proposal and enter into an alternative acquisition agreement with respect to such superior proposal; or

•

Genesis terminates the merger agreement because (a) prior to the adoption of the merger agreement by our stockholders, our board of directors makes a change of recommendation, or (b) we have breached, in any material respect, any of the restrictions on solicitation under the merger agreement.

In addition, the merger agreement provides that if (a) Genesis and Merger Sub fail to obtain the financing to be provided pursuant to the commitment letters and such failure is continuing as of the date of termination of the merger agreement or the end date, as applicable; (b) all of the conditions to Genesis’ and Merger Sub’s obligation to consummate the merger, along with the conditions shared by Genesis, Merger Sub and us to consummate the merger, have been satisfied or waived by the party entitled to waive such conditions (other than those conditions that by their nature are to be satisfied at the closing); and (c) any of the following events occurs, Genesis shall pay us a termination fee of $20 million (which amount we refer to as the financing termination fee), except that in no event shall Genesis be required to pay the financing termination fee on more than one occasion:

•

we terminate the merger agreement because Genesis or Merger Sub fails to consummate the closing no later than one business day following the date the closing is required to occur pursuant to the merger agreement; or

•	we or Genesis terminate the merger agreement because Genesis or Merger Sub fails to consummate the closing on or before the end date.

MARKET PRICE OF SUN COMMON STOCK

Our common stock began trading under the symbol “SUNHD” on Nasdaq on November 16, 2010 and then began trading under the symbol “SUNH” on December 20, 2010. The table set forth below shows the high and low sale prices for the common stock as reported by Nasdaq for the periods indicated. Prior to November 16, 2010, the common stock of our former parent, Sun Healthcare Group, Inc., traded under the symbol “SUNH” on Nasdaq.

	High	Low
Fiscal 2012
Third quarter (through July 23, 2012)	$8.50	$8.26
Second quarter	$8.49	$4.39
First quarter	$6.95	$3.61

Fiscal 2011
Fourth quarter	$3.96	$2.06
Third quarter	$8.77	$2.67
Second quarter	$14.33	$7.69
First quarter	$14.99	$11.90

Fiscal 2010
Fourth quarter (beginning November 16, 2010)	$12.99	$9.37

On June 20, 2012, the last full trading day prior to the announcement of the merger agreement, the high and low sales prices per share for our common stock as reported on Nasdaq were $6.21 and $5.86, respectively. On July 23, 2012, the most recent practicable trading day before this proxy statement was printed, the high and low sales prices per share for our common stock as reported on Nasdaq were $8.36 and $8.26, respectively. We had 3,247 stockholders of record at the close of business on July 19, 2012, the record date for the special meeting.

We are currently prohibited by the terms of our senior credit facility from paying dividends to holders of our common stock. We do not anticipate paying any dividends in the foreseeable future.

The market price of our common stock is subject to fluctuation. As a result, stockholders are urged to obtain current market quotations before making any decision with respect to the merger. No assurance can be given concerning the market price for our common stock before the effective date of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock on July 19, 2012 for the following: (a) each of our directors and named executive officers; (b) all of our directors and executive officers as a group; and (c) each person known by us to own more than 5% of our common stock. Except as otherwise indicated below, the address of the stockholders listed below is 18831 Von Karman, Suite 400, Irvine, California 92612.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percentage Beneficially Owned(1)
Directors and Certain Executive Officers:
Gregory S. Anderson	47,467	(2)	*
Tony M. Astorga	48,192	(3)	*
Christian K. Bement	48,405	(4)	*
Michael J. Foster	64,620	(5)	*
Susan Gwyn	50,671	(6)	*
Barbara B. Kennelly	49,737	(7)	*
William A. Mathies	505,114	(8)	2.0%
Logan Sexton	32,333	(9)	*
L. Bryan Shaul	175,706	(10)	*
Raymond L. Thivierge	42,152	(11)	*
Milton J. Walters	56,295	(12)	*
All directors and executive officers as a group (14 persons)	1,258,169	(13)	4.8%

5% Stockholders:
Ameriprise Financial, Inc. and affiliate(14)	2,101,570		8.4%
145 Ameriprise Financial Center
Minneapolis, MN 55474
Brigade Capital Management, LLC and affiliates(15)	1,690,227		6.7%
399 Park Avenue, 16th Floor
New York, NY 10022
BlackRock, Inc.(16)	1,504,945		5.0%
40 East 52nd Street
New York, NY 10022
Nantahala Capital Management, LLC(17)	1,295,107		5.1%
100 First Stamford Place, 2nd Floor
Stamford, CT 06902

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise noted, percentage ownership is calculated based on 25,535,462 shares of Company common stock outstanding on July 19, 2012. Options exercisable within 60 days of July 19, 2012 are deemed to be currently exercisable and we deem shares subject to these options, in addition to stock units vesting within 60 days of July 19, 2012, outstanding for purposes of computing the share amount and percentage ownership of the person holding such stock option and units, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. Shares of common stock subject to vested RSUs, the payment of which has been deferred until termination of service, are deemed to be currently outstanding for purposes of computing the share amount and percentage ownership of the person holding such units, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2)	Includes (i) 11,613 shares that could be purchased pursuant to stock options, (ii) 24,396 vested RSUs that are payable in shares of common stock and (iii) 733 shares held by Mr. Anderson’s minor children, with respect to which Mr. Anderson shares voting and investment power.
(3)	Includes (i) 11,613 shares that could be purchased pursuant to stock options and (ii) 24,396 vested RSUs that are payable in shares of common stock.
(4)	Includes (i) 6,688 shares that could be purchased pursuant to stock options, (ii) 27,730 vested RSUs that are payable in shares of common stock and (iii) 13,987 shares held by the Bement Family Trust, with respect to which Mr. Bement shares voting and investment power.
(5)	Includes (i) 6,688 shares that could be purchased pursuant to stock options and (ii) 24,396 vested RSUs that are payable in shares of common stock.
(6)	Includes 26,218 shares that could be purchased pursuant to stock options.
(7)	Includes (i) 17,163 shares that could be purchased pursuant to stock options and (ii) 25,488 vested RSUs that are payable in shares of common stock.
(8)	Consists of (i) 141,495 shares held by the Mathies Family Trust, with respect to which Mr. Mathies shares voting and investment power, (ii) 207,619 shares that could be purchased pursuant to stock options and (iii) 156,000 unvested restricted stock awards.
(9)	Mr. Sexton’s employment with Sun ended on April 15, 2012. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Sexton with the SEC, adjusted to give effect to subsequent transactions through July 19, 2012 of which Sun is aware in connection with employment-related equity awards. Includes 9,000 shares held by the Sexton Family Limited Partnership, with respect to which Mr. Sexton shares voting and investment power.
(10)	Includes (i) 77,936 shares that could be purchased pursuant to stock options, (ii) 10,312 vested RSUs that are payable in shares of common stock and (iii) 39,400 unvested restricted stock awards.
(11)	Includes (i) 13,180 shares that could be purchased pursuant to stock options and (ii) 22,018 vested RSUs that are payable in shares of common stock.
(12)	Includes (i) 11,613 shares that could be purchased pursuant to stock options and (ii) 31,503 vested RSUs that are payable in shares of common stock.
(13)	Includes (i) 168,299 shares held by family trusts or by minor children, with respect to which the officer or director shares voting and investment power, (ii) 475,813 shares that could be purchased pursuant to stock options, (iii) 190,239 vested RSUs that are payable in shares of common stock and (iv) 195,400 unvested restricted stock awards.
(14)	Share and percentage ownership information is given as of December 31, 2011 and was obtained from a Schedule 13G filed with the SEC on February 14, 2012. In the Schedule 13G, Ameriprise Financial, Inc. and its subsidiary, Columbia Management Investment Advisers, LLC, disclosed that they have shared voting power over 1,969,044 shares and shared dispositive power over 2,101,570 shares.
(15)	Share and percentage ownership information is given as of December 31, 2011 and was obtained from Amendment No. 1 to a Schedule 13G filed with the SEC on February 14, 2012. In the Schedule 13G, Brigade Capital Management, LLC, Brigade Leveraged Capital Structures Fund Ltd. and David E. Morgan, III disclosed that they have shared voting and dispositive power over all 1,690,227 shares.
(16)	Share and percentage ownership information is given as of December 30, 2011 and was obtained from Amendment No. 2 to a Schedule 13G filed with the SEC on February 8, 2012. In the Schedule 13G, BlackRock, Inc. disclosed that it has sole voting and dispositive power over all 1,504,945 shares.
(17)	Share and percentage ownership information is given as of December 31, 2011 and was obtained from Amendment No. 1 to a Schedule 13G filed with the SEC on February 14, 2012. In the Schedule 13G/A, Nantahala Capital Management, LLC disclosed that it has shared voting and dispositive power over all 1,295,107 shares.

PROPOSAL NO. 2 – ADJOURNMENT OF THE SPECIAL MEETING

If there are insufficient votes at the time of the annual meeting to approve Proposal No. 1, the adoption of the merger agreement, we may propose to adjourn the annual meeting to solicit additional proxies. In that event, we may ask our stockholders to vote only upon the adjournment proposal and not upon the proposal to adopt the merger agreement.

We currently do not intend to propose adjournment of the special meeting if there are sufficient votes to approve the adoption of the merger agreement.

Vote Required and Board of Directors Recommendation

Approval of Proposal No. 2 requires the affirmative vote of a majority in voting power of the shares of Sun’s common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter at the special meeting. The vote on this Proposal No. 2 is a vote separate and apart from the vote on Proposal No. 1 to adopt the merger agreement. You may approve Proposal No. 1 and vote not to approve this Proposal No. 2 on adjournment of the special meeting and vice versa.

Our board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

PROPOSAL NO. 3 – ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to cast an advisory (non-binding) vote to approve the resolution on Sun’s “golden parachute” compensation arrangements for our named executive officers that are described in more detail under “Proposal No. 1 – Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger” beginning on page 39.

We are asking our stockholders to indicate their approval on an advisory (non-binding) basis, of the compensation that may be paid or become payable to our named executive officers in connection with the proposed merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. The compensation payments are set forth in the table entitled “Golden Parachute Compensation” under the section of this proxy statement entitled “Proposal No. 1 – Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger” beginning on page 39 and the accompanying footnotes, and are also described in narrative fashion in this section. Certain of the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Sun’s overall compensation program for its named executive officers, which has been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These arrangements were adopted and approved by the Compensation Committee of our board of directors, which is comprised solely of non-management directors, and are believed to be reasonable and competitive with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the compensation that may be paid to our named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of this proxy statement entitled “Golden Parachute Compensation” including the associated narrative discussion, is hereby APPROVED.”

This proposal regarding golden parachute compensation paid to our named executive officers is advisory only and will not be binding on Sun or Genesis, their boards of directors or their compensation committees, and will not create or imply any additional fiduciary duty for such persons. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the various change of control payments in accordance with the terms and conditions applicable to those payments.

Vote Required and Board of Directors Recommendation

Approval of Proposal No. 3 requires the affirmative vote of a majority in voting power of the shares of Sun’s common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter at the special meeting. The vote on this Proposal No. 3 is a vote separate and apart from the vote on Proposal No. 1 to adopt the merger agreement or Proposal No. 2 to approve adjournment of the special meeting, if necessary. You may approve Proposal No. 1 or Proposal No. 2 and vote not to approve this Proposal No. 3 and vice versa. Because the vote is advisory in nature only, it will not be binding on either us or Genesis regardless of whether the proposed merger is consummated.

Our board of directors unanimously recommends that you vote “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.

OTHER MATTERS

Additional Proposals for the Special Meeting of Stockholders

No business may be transacted at the special meeting other than the matters set forth in this proxy statement.

2013 Stockholder Proposals and Nominations

If the merger is consummated, we will have no public stockholders and no public participation in any of our future stockholder meetings. If the merger is not consummated, stockholders will continue to participate in our annual meetings of stockholders and may submit proposals that they believe should be voted upon at the annual meetings or nominate persons for election to our board of directors.

Pursuant to Rule 14a-8 of the Exchange Act, any proposal of a stockholder that is intended to be presented at our 2013 annual meeting of stockholders, which we anticipate holding in June 2013 if the merger has not been completed, must be received by the Secretary of Sun on or before January 1, 2013 in order for such proposal to be considered for inclusion in Sun’s proxy statement and form of proxy for such meeting.

In addition, under Sun’s Bylaws, stockholders desiring to nominate persons for election as directors or to bring proposals before the stockholders at the 2013 annual meeting (including from the floor if the stockholder did not comply with the deadline above for inclusion of proposals in Sun’s proxy materials) must notify the Secretary of Sun in writing no earlier than February 20, 2013 and no later than March 22, 2013 (provided, however, that if the date of the 2013 annual meeting is advanced by more than thirty days or delayed by more than seventy days from the first anniversary of this year’s annual meeting, nominations and proposals must be received no earlier than the close of business on the 120th day prior to the date of the 2013 annual meeting and no later than the close of business on the later of the 90th day prior to the date of the 2013 annual meeting or the 10th day following the day on which public announcement of the date of the 2013 annual meeting is first made). Such notices must contain the specific information set forth in Section 1.12 of Sun’s Bylaws.

Nominations and stockholder proposals, as well as requests for a copy of Sun’s bylaws (which will be furnished to any stockholder without charge upon written request), should be directed to Michael T. Berg, Secretary, 18831 Von Karman, Suite 400, Irvine, California 92612.

Delivery of Documents to Stockholders Sharing an Address

To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon rules of the SEC that permit us to deliver only one proxy statement to multiple stockholders who share an address, which we refer to as householding, unless we received contrary instructions from any stockholder at that address. Upon oral or written request, we will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of these documents was delivered. If you are a stockholder at a shared address to which we delivered a single copy of this proxy statement and you desire to receive a separate copy of this proxy statement, or you desire to notify us that you wish to receive a separate copy of proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this proxy statement and you desire to receive one copy of proxy materials in the future, please submit your request by mail or telephone to Sun at 18831 Von Karman, Suite 400, Irvine, California 92612, Attention: Investor Relations Department or by telephone request to (949) 255-7100.

If you hold shares of Sun common stock through a bank, broker or other nominee, you must contact your bank, broker or nominee directly if you have questions, require additional copies of the proxy materials or wish to receive multiple sets by revoking your consent to householding.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information we file with the SEC are also available at our website at http://sunh.client.shareholder.com. The web addresses of the SEC and Sun are included as inactive textual references only. The information on those websites is not part of this proxy statement.

You may also request a copy of this proxy statement or any other documents filed by us with the SEC without charge by writing or calling us at:

Sun Healthcare Group, Inc.

18831 Von Karman, Suite 400

Irvine, California 92612

Attn: Investor Relations

Telephone: (949) 255-7100

If you would like to request any of these documents from us, please do so by August 24, 2012 to ensure you receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any of these documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among:

GENESIS HEALTHCARE LLC,

a Delaware limited liability company;

JAM ACQUISITION LLC,

a Delaware limited liability company; and

SUN HEALTHCARE GROUP, INC.,

a Delaware corporation

Dated as of June 20, 2012

A-i

A-ii

A-iii

Index of Defined Terms

2011 10-K	A-7
2011 Year-End Balance Sheet	A-78
ABL Financing Letter	A-41
Acceptable Confidentiality Agreement	A-78
Acquired Entities	A-78
Affiliate	A-78
Agency	A-63
Agreement	A-1
Alternative Acquisition Agreement	A-48
Alternative Acquisition Proposal	A-78
Annual Cap	A-56
Approval Event	A-63
Available Financing	A-59
Barclays	A-40
Book-Entry Shares	A-3
Breach	A-35
Burdensome Condition	A-53
Business Day	A-78
Capitalization Date	A-8
Change of Recommendation	A-47
CHOW Notices	A-63
Closing	A-2
Closing Date	A-2
CMS	A-35
Code	A-78
Collective Bargaining Agreement	A-79
Company	A-1
Company Common Stock	A-79
Company Disclosure Schedule	A-7
Company Equity Plans	A-79
Company Options	A-79
Company Plans	A-27
Company Preferred Stock	A-79
Company Recommendation	A-10
Company Restricted Shares	A-79
Company RSU Consideration	A-6
Company RSUs	A-79
Company SEC Documents	A-79
Company Securities	A-9
Company Stockholder Approval	A-10
Company Stockholders Meeting	A-50
Company Termination Fee	A-70
Confidentiality Agreement	A-79
Construction Projects	A-20
Continuing Employee	A-79
Contract	A-79
Credit Agreement	A-79
Credit Agreement Agent	A-60

DGCL	A-1
Dissenting Shares	A-5
DLLCA	A-1
Effective Time	A-2
End Date	A-79
Entity	A-80
Environmental Laws	A-80
Environmental Permits	A-80
Equity Award Documentation	A-8
ERISA	A-27
Exchange Act	A-80
Expense Cap	A-70
Facility	A-80
Financial Advisor	A-37
Financing	A-41
Financing Failure	A-80
Financing Letters	A-41
Financing Sources	A-80
Financing Termination Fee	A-71
GAAP	A-80
GE Capital	A-40
GECM	A-41
Government Correspondence	A-35
Government Programs	A-80
Governmental Authorization	A-80
Governmental Entity	A-81
Hazardous Substances	A-81
Healthcare Laws	A-81
Healthcare License	A-81
Healthcare Permits	A-81
HIPAA	A-82
HITECH Act	A-82
HSR Act	A-82
Improvements	A-18
Indemnified Party	A-57
Intervening Event	A-82
IP Rights	A-82
Knowledge	A-82
Laws	A-82
Lead Lenders	A-40
Leased Real Property	A-17
Legal Proceeding	A-14
Liabilities	A-12
Lien	A-82
Listed Contracts	A-66
Marketing Period	A-83
Master Lease Intercreditor Agreements	A-83
Material Adverse Effect	A-83

A-iv

Material Contract	A-21
Material Healthcare Permits	A-32
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Nasdaq	A-11
Office Space Leases	A-18
Option Consideration	A-6
Order	A-25
Owned Real Property	A-16
Parent	A-1
Parent Disclosure Schedule	A-38
Parent Related Parties	A-72
Paying Agent	A-4
Payment Fund	A-4
Payoff Amount	A-61
Payor	A-84
Per Share Amount	A-3
Permitted Liens	A-16
Person	A-84
Pre-Acquisition Reorganization	A-53
Pre-Closing Directors	A-84
Private Programs	A-84
Protected Health Information	A-35
Proxy Statement	A-50

Real Estate Consent	A-85
Real Estate Leases	A-17
Real Property	A-17
Representatives	A-85
Required Approvals	A-63
Required Information	A-59
SEC	A-85
Securities Act	A-85
Specified Provision	A-66
Stock Certificates	A-3
Subsidiary	A-85
Superior Proposal	A-85
Surviving Company	A-1
Tax Returns	A-85
Taxes	A-85
Term Loan Financing Letter	A-41
Third Party Occupancy Agreement	A-17
TNW Covenant	A-63
TNW Guaranty	A-86
TNW Lease	A-86
Treasury Regulations	A-86
TRICARE	A-86
WARN Act	A-86
Willful Breach	A-86

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as may be amended from time to time, this “Agreement”) is made and entered into as of June 20, 2012, by and among GENESIS HEALTHCARE LLC, a Delaware limited liability company (“Parent”), JAM ACQUISITION LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and SUN HEALTHCARE GROUP, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement; (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement; and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the board of managers of Parent, the board of managers of Merger Sub and the sole member of Merger Sub have (i) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTION

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”) and an indirect wholly-owned subsidiary of Parent.

Section 1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL, the DLLCA and other applicable Law.

Section 1.3 Closing; Effective Time of the Merger.

(a) The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m., Eastern Time, on the later of (i) the second (2nd) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article V to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (ii) the earlier of (A) a date during the Marketing Period to be specified by

Parent on no fewer than two (2) Business Days’ notice to the Company and (B) the first (1st) Business Day following the final day of the Marketing Period, unless the parties to this Agreement otherwise agree in writing to another place and time. The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b) Subject to the provisions of this Agreement, in order to effect the Merger, a certificate of merger that has been duly executed and acknowledged in accordance with, and in such form as required by, the relevant provisions of the DGCL and the DLLCA shall be filed with the Secretary of State of the State of Delaware at the Closing. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such other time as may be mutually determined by the parties to this Agreement and set forth in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 1.4 Certificate of Incorporation; Bylaws; Directors and Officers.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to be read as set forth in Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) At the Effective Time, the bylaws of the Company, in effect immediately prior to the Effective Time, shall be amended to read as set forth on Exhibit B and, as so amended, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Company and such bylaws.

(c) The managers of Merger Sub immediately before the Effective Time shall be the initial directors of the Surviving Company and the officers of the Company immediately before the Effective Time, and certain other officers to be identified by Parent or Merger Sub prior to the Effective Time, shall be the initial officers of the Surviving Company, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Company as in effect from time to time.

Section 1.5 Conversion of Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any stockholder of the Company or any member of, or holder of an interest in, Merger Sub:

(i) any shares of Company Common Stock held in the Company’s treasury or held by the Company (other than shares of Company Common Stock that are held in a fiduciary or agency capacity and are beneficially owned by third parties) or by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Sections 1.5(b) and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be automatically converted into and shall thereafter represent the right to receive $8.50 in cash, payable without interest (the “Per Share Amount”); and

(iv) each limited liability company interest of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Company.

For purposes of this Agreement, the term “Merger Consideration” means the cash payable to former stockholders of the Company pursuant to Section 1.5(a)(iii).

(b) If, during the period from the date of this Agreement through the Effective Time, any change shall occur in the outstanding shares of Company Common Stock by reason of any reclassification, recapitalization, stock split or combination, exchange, readjustment or similar transaction, or if any stock dividend shall be declared on shares of Company Common Stock and the record date for such dividend shall fall during such period, then the Per Share Amount and any other similarly dependent terms shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time, upon the cancellation or conversion thereof in accordance with Section 1.5, shall automatically be canceled and shall cease to exist, and all holders of stock certificates (“Stock Certificates”) and/or book-entry shares (“Book-Entry Shares”) representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Per Share Amount with respect to each of the shares of Company Common Stock formerly evidenced thereby as provided in Section 1.5 (or to appraisal rights as provided in Section 1.8 with respect to Dissenting Shares); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such Stock Certificates or Book-Entry Shares shall be made on such stock transfer books after the Effective Time.

Section 1.7 Payment Fund; Surrender of Certificates and Book-Entry Shares.

(a) Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall cause to be deposited with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.5(a) (the funds so deposited with the Paying Agent being referred to as the “Payment Fund”).

(b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock: (i) a letter of transmittal in customary form (which shall specify that delivery of Stock Certificates and Book-Entry Shares shall be effected, and risk of loss and title to the Stock Certificates and Book-Entry Shares shall pass, in the case of Stock Certificates, upon delivery of the Stock Certificates to the Paying Agent and, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal); and (ii) customary instructions for use in effecting the surrender of Stock Certificates and Book-Entry Shares in exchange for the Per Share Amount with respect to each of the shares of Company Common Stock formerly evidenced by such Stock Certificates and Book-Entry Shares. Upon delivery to the Paying Agent of Stock Certificates, together with a validly executed letter of transmittal, and/or Book-Entry Shares, together with such evidence of surrender, if any, as the Paying Agent may reasonably request, the holders thereof shall be entitled to receive, and the Paying Agent shall pay, the Per Share Amount with respect to each of the shares of Company Common Stock formerly evidenced by such Stock Certificates and/or Book-Entry Shares, and the Stock Certificates and Book-Entry Shares so surrendered shall be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Stock Certificates or Book-Entry Shares so surrendered is registered if: (A) such Stock Certificate shall be properly endorsed or such Stock Certificates or Book-Entry Shares shall otherwise be in proper form for transfer; and (B) the Person requesting such payment shall either (1) pay any transfer tax required by reason of such payment, or (2) establish to the reasonable satisfaction of the Surviving Company and the Paying Agent that such transfer tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7(b), each Stock Certificate and Book-Entry Share (other than Dissenting Shares) shall be deemed after the Effective Time to represent only the right to receive the Per Share Amount with respect to each of the shares of Company Common Stock formerly evidenced thereby. No interest will be paid on the Merger Consideration payable upon surrender of any Stock Certificate or Book-Entry Share.

(c) If any Stock Certificate shall have been lost, stolen or destroyed, then, notwithstanding anything to the contrary contained in Section 1.7(b), upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against either of them or the Surviving Company with respect to such Stock Certificate, Parent shall cause the Paying Agent to pay to such Person the applicable Merger Consideration receivable with respect to the Company Common Stock formerly represented by such lost, stolen or destroyed Stock Certificate.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to former holders of shares of Company Common Stock nine (9) months after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Any former holders of shares of Company Common Stock who have not theretofore complied with this Section 1.7 shall thereafter look only to the Surviving Company or Parent, and the Surviving Company and Parent shall thereafter be jointly liable, for payment of the Merger Consideration, in accordance with this Article I and without any interest thereon, payable with respect thereto. Notwithstanding any provision of this Agreement to the contrary, none of the Company, Parent, the Surviving Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Stock Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date that any unclaimed Merger Consideration would otherwise become subject to any abandoned property, escheat or similar laws, any unclaimed funds payable with respect to such Stock Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Company.

(e) The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent upon demand. Parent and the Surviving Company shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 1.7(e) so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make all payments required under this Article I. Nothing contained herein and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Stock Certificates and/or Book-Entry Shares to receive Merger Consideration.

Section 1.8 Appraisal Rights. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who is entitled to demand and has made a valid demand for appraisal of such shares in accordance, and complies in all respects, with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted at the Effective Time into the right to receive Merger Consideration, but rather shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL. Notwithstanding the foregoing, if any Dissenting Shares shall lose their status as such (through failure to perfect, waiver, effective withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, each of such shares shall automatically be converted into or shall have deemed to have been, at the Effective Time, converted into, as applicable, and shall represent only the right to receive Merger Consideration in accordance with Section 1.5(a), without interest thereon, following the surrender of the Stock Certificate(s) and/or Book-Entry Shares representing such shares. The Company shall give Parent prompt notice of any written demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time and Parent shall have the right to direct all negotiations and proceedings with respect to such demands for appraisal. Prior to the Effective Time, the Company shall not make any payment, settle or offer to settle, or, in each case, agree to do any of the foregoing, with respect to any such demand without the prior written consent of Parent.

Section 1.9 Company Options; Restricted Stock Units; Restricted Shares.

(a) Company Options. Prior to the Effective Time, the Company shall cause each Company Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) to be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to such Company Option; and, as promptly as practicable following the Effective Time (but in any event no later than the payment date for the Company’s regularly scheduled first full payroll cycle following the Closing Date), Parent shall cause to be paid to each Person who held a Company Option immediately prior to the Effective Time, in cash, an amount, if any, equal to the Option Consideration, without interest, with respect to each share of Company Common Stock issuable under such Company Option; provided, that if the exercise price per share of any such Company Option is equal to or greater than the Per Share Amount, such Company Option shall be canceled without any cash payment being made in respect thereof. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Company Option, the amount by which the Per Share Amount exceeds the exercise price payable under such Company Option in respect of such share of Company Common Stock.

(b) Company RSUs. Prior to the Effective Time, the Company shall cause each Company RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) to be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Per Share Amount, without interest, for each share of Company Common Stock then subject to such Company RSU (such cash amount being the “Company RSU Consideration”); and, as promptly as practicable following the Effective Time (but in any event no later than the payment date for the Company’s regularly scheduled first full payroll cycle following the Closing Date), Parent shall cause to be paid to each Person who held a Company RSU immediately prior to the Effective Time, in cash, an amount equal to the Company RSU Consideration with respect to each share of Company Common Stock issuable under such Company RSU; provided that payment for any Company RSUs issued under the Company’s Non-Employee Directors Stock-for-Fees Program held by a member of the board of directors of the Company who does not incur a “separation from service” within the meaning of Section 409A of the Code at or immediately following the Effective Time shall not be made at such time and shall instead be made on or within sixty (60) days following the first to occur of (i) the director’s separation from service or (ii) the fifth (5th) anniversary of the date such Company RSUs were credited to the director.

(c) Company Restricted Shares. Prior to the Effective Time, the Company shall cause each Company Restricted Share to be fully vested immediately prior to the Effective Time.

(d) Termination of Company Equity Plans. Conditional upon the Closing, the Company shall take all appropriate or necessary steps to effect the termination of each Company Equity Plan as of the Effective Time, so that as of the Effective Time, there shall be no outstanding Company Equity Plans, Company Options or Company RSUs (other than the rights to receive the cash payments contemplated by this Section 1.9) and the Company Restricted Shares shall be treated as contemplated by Section 1.5.

Section 1.10 Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Company shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as the Paying Agent, Parent, the Company or the Surviving Company is required to deduct and withhold from such consideration under the Code, the Treasury Regulations or any corresponding provision of applicable Tax Law (including any state, local, or foreign Tax Law). Each of the Paying Agent, Parent, the Company and the Surviving Company shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Entity. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.11 Subsequent Actions. If at any time after the Effective Time, the Surviving Company shall determine that any actions are necessary or desirable to vest, perfect or confirm or record or otherwise in the

Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth (i) in the Company’s annual report on Form 10-K for the fiscal year 2011 (the “2011 10-K”), quarterly reports on Form 10-Q and current reports on Form 8-K, in each case, filed from the date of the filing of the 2011 10-K to the date of this Agreement (excluding (a) any risk factor or forward-looking disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and predictive, cautionary or forward-looking in nature and (b) exhibits to such documents); provided, that this clause (i) shall not apply to Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.22, 2.23, 2.24, 2.25, 2.26, 2.27 or 2.28, or (ii) in the disclosure schedule delivered to Parent on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on any schedule of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of Article II to which it corresponds in number and each other section or subsection of Article II to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection):

Section 2.1 Due Organization and Good Standing. The Company has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets, and to conduct its business in the manner in which its business is currently being conducted. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation (or similar concept) and has all requisite corporate, limited liability company or similar power and authority to own, lease and operate its properties and assets, and to conduct its business in the manner in which its business is currently being conducted, except in each case where any such failure has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation or other Entity, and is in good standing, under the Laws of the jurisdictions where the nature of its business or the character of the properties owned or leased requires such qualification, except where the failure to so qualify has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2 Charter Documents. The Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws (or similar governing documents) of the Company and each of its Subsidiaries, in each case as amended through the date of this Agreement (other than the governing documents for non-operating Subsidiaries that together have assets of less than $500,000 in the aggregate), and each such instrument is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation in any material respect of its organizational or governing documents.

Section 2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 41,666,667 shares of Company Common Stock, of which (A) 25,535,101 shares had been issued and were outstanding as of June 18, 2012 (the “Capitalization Date”) and (B) no shares were held by the Company in its treasury as of the Capitalization Date; and (ii) 3,333,333 shares of Company Preferred Stock, of which no shares are issued or outstanding or are held by the Company in its treasury.

(b) As of the Capitalization Date: (i) 1,109,247 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options; (ii) 1,354,651 shares of Company Common Stock are subject to issuance pursuant to outstanding Company RSUs; (iii) 195,400 shares of Company Common Stock are Company Restricted Shares; and (iv) 2,193,415 shares of Company Common Stock are reserved for future issuance pursuant to the Company Equity Plans. The Company has delivered or made available to Parent true and complete copies of the Company Equity Plans and the forms of stock option, restricted stock unit and restricted share agreements evidencing the Company Options, Company RSUs and Company Restricted Shares, respectively (together, the “Equity Award Documentation”). Section 2.3(b) of the Company Disclosure Schedule sets forth a true and complete list of the outstanding Company Options, Company Restricted Shares and Company RSUs as of the Capitalization Date, including (to the extent applicable) the date on which each such Company Option, Company Restricted Share or Company RSU was granted, the number of shares of Company Common Stock subject to such Company Option, Company Restricted Share or Company RSU, the expiration date of such Company Option, Company Restricted Share or Company RSU and the price at which such Company Option may be exercised under the applicable Equity Award Documentation.

(c) All of the issued and outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued pursuant to the Company Options, the Company RSUs and the Company Equity Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, and are (or in the case of shares of Company Common Stock not yet issued, will be) fully paid and nonassessable and free of preemptive rights. Except as described in Section 2.3(a), Section 2.3(b) and Section 2.3(d) in the case of Subsidiaries of the Company, and except for changes since the close of business on the Capitalization Date resulting from the exercise of Company Options or the vesting of Company RSUs, as of the date of this Agreement, there are no: (i) shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (ii) outstanding subscriptions, options, calls, warrants, rights, commitments or agreements to acquire or that obligate the Company or any of its Subsidiaries to issue any shares of the capital stock or other equity securities or voting interests of the Company or any of its Subsidiaries; (iii) restricted shares, stock appreciation rights, redemption rights, repurchase rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights; or (iv) outstanding securities, instruments or obligations of the Company or any of its Subsidiaries that are or may become convertible into or exchangeable for any shares of the capital stock or other equity security or voting interest of the Company or any of its Subsidiaries (the items in clauses (i) through (iv), collectively, the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, other than pursuant to the Equity Award Documentation. Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any antidilutive rights, rights of first refusal or preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities or other similar rights with respect to any Company Securities, other than pursuant to the Equity Award Documentation.

(d) Section 2.3(d) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation (or similar concept), and, if not wholly-owned, directly or indirectly, by the Company, its issued and outstanding capital stock and ownership information with respect to its capital stock. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it or any of its Subsidiaries under any obligation to form or participate in, provide funds to or make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person. All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are wholly owned beneficially and of record by the Company or a Subsidiary of the Company, free and clear of any Liens other than Permitted Liens.

(e) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 2.4 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and deliver and perform its obligations under this Agreement and, subject only to adoption of this Agreement by the holders of a majority of the shares of Company Common Stock outstanding on the record date established for the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the Merger and the other transactions contemplated by this Agreement. At a meeting duly called and held, the board of directors of the Company has unanimously adopted resolutions (a) declaring it advisable for the Company to enter into this Agreement and approving the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and (b) directing that the adoption of this Agreement be submitted to the stockholders of the Company for their consideration at the Company Stockholders Meeting and recommending that the stockholders of the Company adopt this Agreement (such resolutions, the “Company Recommendation”), and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement other than, with respect to the Merger, the Company Stockholder Approval and the filing of the certificate of merger as required by the DGCL and the DLLCA. This Agreement has been duly and validly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 2.5 Non-Contravention; Consents.

(a) Except, in the case of clauses (ii) and (iii), for violations and defaults that have not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not materially and adversely affect the Company’s ability to consummate the Merger, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not: (i) contravene, conflict with, or result in any violation or breach of any of the provisions of the certificate of incorporation or bylaws or equivalent organizational documents of any of the Acquired Entities; (ii) assuming the receipt of the Company Stockholder Approval and assuming that any required filings, notices, consents or approvals are made or obtained under the Exchange Act, the DGCL, the DLLCA, the HSR Act, state securities or blue sky laws, or the rules and regulations of the Nasdaq Global Select Market (“Nasdaq”), or any Healthcare Permits, Healthcare Licenses or Healthcare Laws, contravene, conflict with, or result in any violation or breach of any Law applicable to any of the Acquired Entities; or (iii) assuming the receipt of the Company Stockholder Approval and assuming that any required filings, notices, consents or approvals are made or obtained under the Exchange Act, the DGCL, the DLLCA, the HSR Act, state securities or blue sky laws, or the rules and regulations of Nasdaq, or any Healthcare Permits, Healthcare Licenses or Healthcare Laws, require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of a Lien on any asset of the Company or any of its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound.

(b) Except as may be required under the Exchange Act, the DGCL, the DLLCA, the HSR Act, state securities or blue sky laws, or the rules and regulations of Nasdaq, or any Healthcare Permits, Healthcare

Licenses or Healthcare Laws, none of the Acquired Entities is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Governmental Entity at or prior to the Closing in connection with the execution and delivery of this Agreement by the Company or the performance and consummation by the Company of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not materially and adversely affect the Company’s ability to consummate the Merger.

Section 2.6 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed with or furnished to the SEC on a timely basis all Company SEC Documents required to be filed with or furnished to the SEC by the Company. As of the time it was filed with or furnished to the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), each as in effect on the date such Company SEC Document was filed; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. True and correct copies of all Company SEC Documents filed or furnished prior to the date of this Agreement have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including any related notes) contained (or incorporated by reference) in the Company SEC Documents: (i) complied as to form in all material respects with accounting requirements and the published rules and regulations of the SEC applicable thereto; and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the respective periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and in the case of unaudited statements, subject to the absence of notes not required by GAAP and normal year-end adjustments).

(c) None of the Acquired Entities has any liabilities, indebtedness, commitments or obligations of any nature, whether accrued, absolute, contingent or otherwise, or due or to become due, whether or not required to be recorded or reflected on a balance sheet under GAAP (“Liabilities”), except for: (i) Liabilities accrued or disclosed in the financial statements (including any related notes) contained in the 2011 10-K; (ii) Liabilities incurred since December 31, 2011 in the ordinary course of business and consistent with past practice; (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement; and (iv) Liabilities which are not material to the Company and its Subsidiaries taken as a whole.

(d) The Company has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company has established and maintains a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the Company SEC Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any of these disclosures made by management to the Company’s auditors and audit committee is set forth as Section 2.6(d) of the Company Disclosure Schedule. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, the Company does not have any Knowledge of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data.

(e) Since January 1, 2010, (i) none of the Company’s “named executive officers” (as defined by Item 402 of Regulation S-K under the Exchange Act), nor, to the Company’s Knowledge, any other employee or Representative of the Company or any of its Subsidiaries, has received any bona fide, substantive complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any bona fide, substantive complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, other than billing inquiries or complaints made in the ordinary course of business, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its representatives to the Company’s board of directors or any committee thereof or to the Company’s chief legal officer or chief executive officer.

(f) Since January 1, 2010, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(g) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended, and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to the Company.

Section 2.7 Absence of Certain Changes. Since December 31, 2011 through the date of this Agreement:

(a) the Company and its Subsidiaries have conducted their respective businesses in all material respects only in accordance with the ordinary course of such businesses, consistent with past practices;

(b) no event, change, circumstance, development, occurrence, condition, effect or state of facts that has occurred has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would require Parent’s consent under Section 4.1.

Section 2.8 IP Rights.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Entities own, or have valid rights to use, all IP Rights that are being used in, or are necessary for, the conduct of their businesses in the manner in which they are currently being conducted.

(b) Section 2.8(b) of the Company Disclosure Schedule sets forth a complete list of all (i) issued patents and patent applications, (ii) trademark registrations and applications, domain names and material unregistered trademarks and (iii) copyright registrations and applications and unregistered copyrights in software material to the conduct of the businesses of the Acquired Entities, in each case which is owned by the Acquired Entities in any jurisdiction in the world. The Acquired Entities are the sole and exclusive beneficial and, with respect to applications and registrations (including patents), record owners of all of the IP Rights set forth in Section 2.8(b) of the Company Disclosure Schedule. All registered trademarks, registered service marks, patents and registered copyrights owned by the Acquired Entities are valid, subsisting, and to the Knowledge of the Company, enforceable.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the conduct of the businesses of the Acquired Entities, including any product or service marketed or sold by the Company or any of the other Acquired Entities, has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any IP Rights owned by any other Person; (ii) no Person is infringing, misappropriating or otherwise violating any IP Rights owned by the Acquired Entities; and (iii) the Acquired Entities have taken commercially reasonable steps to protect their IP Rights and to maintain the confidentiality of their trade secrets. No lawsuit, court action or other court proceeding (“Legal Proceeding”) or other claim is pending (or, to the Knowledge of the Company, is being threatened) or in the past three (3) years was pending (or, to the Knowledge of the Company, threatened), (x) against any of the Acquired Entities that is based upon any claim that any of the Acquired Entities is or was infringing any IP Rights owned by any other Person or challenging the validity, enforceability or ownership of, or the right to use, any IP Rights owned by any of the Acquired Entities or (y) by any of the Acquired Entities against any other Person that is or was based upon any claim that another Person is infringing any IP Rights owned by the Acquired Entities.

(d) The Acquired Entities take commercially reasonable measures to ensure that personal information collected, used, or held for use by or on behalf of the Acquired Entities in the conduct of their businesses is protected against unauthorized access, use, modification, or other misuse. The Acquired Entities also take commercially reasonable measures to ensure the confidentiality, integrity and availability of all such information in electronic format and protect against reasonably anticipated threats or hazards to the security of such information and the unauthorized use or disclosure of such information.

(e) Section 2.8(e) of the Company Disclosure Schedule sets forth a true and complete list of all Contracts for material software used or held for use in the business of the Acquired Entities (other than commercially available shrink-wrap or off-the-shelf software that has an acquisition price of less than $50,000 per unit or $100,000 per year). With respect to the use of software in the businesses of the Acquired Entities, (i) no future capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business consistent with the past practice of the Acquired Entities, and (ii) the Acquired Entities have not experienced any material defects in such software, including any material error or omission in the processing of any transactions other than defects which have been corrected. During the three (3) years prior to the date of this Agreement, (x) there have been no material security breaches in the Acquired Entities’ information technology systems, and (y) there have been no disruptions in any of the Acquired Entities’ information technology systems that materially adversely affected the Acquired Entities’ businesses or operations. The Company and its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that commercially reasonably address their assessment of risk. With respect to the software used or held for use in the businesses of the Acquired Entities, to the Knowledge of the Company, (A) no such software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any software, (B) the Acquired Entities have not delivered, licensed or made available, and the Acquired Entities have no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any such software owned by the Acquired Entities to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of an Acquired Entity, and (C) no such software owned by the Acquired Entities is subject to the terms of any “open source” or other similar license that provides for any source code of such software to be disclosed, licensed, publicly distributed or dedicated to the public.

(f) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts (other than those amounts that would be payable had the consummation of the transactions contemplated by this Agreement not taken place) with respect to, nor require the consent of any other Person in respect of, the Acquired Entities’ right to own, use or hold for use any of the IP Rights owned, used or held for use in the conduct of their businesses.

Section 2.9 Title to Assets; Real Property.

(a) The Acquired Entities own, and have good and valid title to, or valid leasehold or contractual rights to (i) the Real Property and (ii) all tangible assets reflected on the 2011 Year-End Balance Sheet (except for tangible assets sold, used or disposed of in the ordinary course of business since December 31, 2011, which sales, use or dispositions would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect), including the furniture, fixtures and equipment located on the Real Property, free and clear of any Liens, except that such Real Property and tangible assets may be subject to: (A) Liens for Taxes not yet due and payable; (B) Liens or imperfections of title that have arisen in the ordinary course of business, which Liens or imperfections of title do not materially detract from the value, or otherwise materially interfere with the present use, of such Real Property or tangible assets; (C) Liens or imperfections of title relating to liabilities reflected, or adequately reserved against, in the financial statements (including any related notes) contained in the Company SEC Documents publicly filed prior to the date of this Agreement; (D) Liens granted pursuant to the requirements of the Credit Agreement; (E) with respect to the Real Property, (x) Liens in favor of landlords and prime landlords as set forth in the Real Estate Leases or security/collateral documents executed in accordance with the requirements of the Real Estate Leases (true and complete copies of which security/collateral documents have been made available to Parent) and (y) zoning, building, or other restrictions, variances, covenants, restrictive covenants, declarations, rights of way, encumbrances, encroachments, easements and minor irregularities or defects in title, none of which, individually or in the aggregate, (1) interfere in any material respect with the present use of or occupancy of the affected Real Property by the Company, its Subsidiaries or the residents of the Facilities, (2) have more than an immaterial effect on the value to the Company and its Subsidiaries of such Real Property or the use by the Company and its Subsidiaries of such Real Property or (3) would impair the ability of the Company and its Subsidiaries to transfer their ownership and/or leasehold interest in such Real Property; and (F) such other Liens as do not materially detract from the value, or otherwise materially interfere with the present use, of any of the Company’s or its Subsidiaries’ fee or leasehold interest in such Real Property or otherwise materially impair the Company’s or any of its Subsidiaries’ business operations (collectively, “Permitted Liens”).

(b) Section 2.9(b) of the Company Disclosure Schedule (which section shall be updated on the Closing Date by the Company, which update shall not cure any breach of, or inaccuracy in, this Section 2.9(b) or Section 2.9(b) of the Company Disclosure Schedule as of the date of this Agreement) contains, as of the date of this Agreement, a complete and correct list of all real property owned in whole or in part by the Company or its Subsidiaries, it being understood that such owned property shall include properties with Facilities located thereon, undeveloped real property as to which there is no present intent by the Company or any of its Subsidiaries to develop a Facility thereon and undeveloped real property as to which the Company and its Subsidiaries has a present intent to develop one or more Facilities thereon (such real property and any Improvements thereon, the “Owned Real Property”), and sets forth the (i) fee owner, street address, city and state of the Owned Real Property and, if applicable, the name of any Facility located, or anticipated to be located, thereon, (ii) if applicable, (A) the number of licensed beds with respect to each Facility located on the Owned Real Property, (B) the type of Healthcare License(s) held by the Company or its Subsidiaries at each Facility located on such Owned Real Property and (C) the name of any co-owner of any such Owned Real Property and such party’s interest therein and (iii) a complete and correct list of any portion of the Owned Real Property that is subject to a Third Party Occupancy Agreement (as defined below), including, with respect to each such Third Party Occupancy Agreement, the current rent amounts payable by any such third Person with respect thereto, the expiration date thereof and the terms of any unexercised renewal options thereunder.

(c) Except with respect to office space leased, subleased, sub-subleased, licensed or otherwise occupied by the Company or its Subsidiaries under an Office Space Lease (as defined below), Section 2.9(c) of the Company Disclosure Schedule (which section shall be updated on the Closing Date by the Company, which update shall not cure any breach of, or inaccuracy in, this Section 2.9(c) or Section 2.9(c) of the Company Disclosure Schedule as of the date of this Agreement) contains, as of the date of this Agreement, a true and complete list of the names of the fee owners, landlords, tenants, subtenants and sub-subtenants, as applicable, of all real property leased, subleased, sub-subleased, licensed or otherwise occupied by the Company and its Subsidiaries, as applicable (collectively, including the Improvements thereon, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), sets forth a description of any and all leases, subleases, sub-subleases, licenses and purchase options to which the Company and its Subsidiaries are parties with respect thereto (collectively, the “Real Estate Leases”) and further sets forth, with respect to each Leased Real Property:

(i) the street address of such Leased Real Property and the name of the related Facility located thereon;

(ii) with respect to each Facility located on such Leased Real Property, (A) the number of licensed beds, (B) the minimum number of beds required to be licensed pursuant to the applicable Real Estate Lease, and (C) the type of Healthcare License(s) held by the Company or its Subsidiaries at each Facility located on such Leased Real Property;

(iii)(A) which, if any, Facility located on such Leased Real Property is (x) closed for operation or (y) further subleased or sub-subleased by the Company or any of its Subsidiaries to a non-Affiliate thereof, or subject to any other agreement, pursuant to which any non-Affiliate provides healthcare services to the residents of the Facility or other parties located in such Facility (each a “Third Party Occupancy Agreement”) and (B) a description of any such Third Party Occupancy Agreement including the name of the third Person which is the counterparty thereunder, the amount of space demised pursuant to any such agreement (but only if the Company has Knowledge with respect thereto), the current rent amounts payable by any such third Person, the expiration date and the terms of any unexercised renewal options thereunder;

(iv) the expiration date of the Real Estate Leases to which the Company or any of its Subsidiaries is a party and the terms of any unexercised renewal options thereunder, including the number of remaining renewal options, the notice requirements thereunder and the applicable renewal rent pursuant to such renewal option;

(v) the total annual base rent payable by the Company and its Subsidiaries under the applicable Real Estate Lease;

(vi) whether, to the Knowledge of the Company, such Leased Real Property is subject to (A) any financing from the U.S. Department of Housing and Urban Development or (B) any landlord financing, which requires a lender’s consent for the Merger; and

(vii) a description of any purchase option, right of first refusal, right of first opportunity or other purchase rights granted to the Company and its Subsidiaries thereunder.

(d) To the Knowledge of the Company, there are no facts or conditions affecting any of the buildings, structures, fixtures and improvements (the “Improvements”) located on any parcel of Real Property that, in the aggregate, would reasonably be expected to materially interfere with the Company and/or its Subsidiaries current use, occupancy or operation thereof. All Improvements on the Real Property have received all material approvals of each Governmental Entity (including certificates of occupancy, Healthcare Permits or Healthcare Licenses) required in connection with the operation thereof by the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity threatening or contemplating modification, cancellation or non-renewal of any such certificates of occupancy, the effect of which is material to such Real Property.

(e) Section 2.9(e) of the Company Disclosure Schedule (which section shall be updated on the Closing Date by the Company, which update shall not cure any breach of, or inaccuracy in, this Section 2.9(e) or Section 2.9(e) of the Company Disclosure Schedule as of the date of this Agreement) contains, as of the date of this Agreement, a true and complete list of all material leases, subleases, sub-subleases, licenses and purchase options to which the Company or any of its Subsidiaries is a party with respect to the offices of the Company or any of its Subsidiaries (collectively, the “Office Space Leases”), including the names of the landlords, tenants, subtenants and sub-subtenants, as applicable, under the Office Space Leases and further sets forth:

(i) the address of each office covered by Office Space Leases;

(ii) the expiration date of the Office Space Leases and the terms of any unexercised renewal options thereunder, including the number of remaining renewal options, the notice requirements thereunder and the applicable renewal rent pursuant to such renewal option;

(iii) the total annual base rent payable by the Company and its Subsidiaries under each Office Space Lease; and

(iv) a description of any purchase option, right of first refusal, right of first opportunity or other purchase rights granted to the Company and its Subsidiaries under each Office Space Lease.

For purposes of this Section 2.9(e), a lease, sublease, sub-sublease, license or purchase option shall be considered “material” if the aggregate rent payable for the property subject thereto is in excess of $50,000 per annum.

(f) True and complete copies of all Real Estate Leases, Office Space Leases and Third Party Occupancy Agreements (including all modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent. True and complete copies of all ground leases, over-leases and prime leases relating to the Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto) in the possession of Company and its Subsidiaries have been made available to Parent and, to the Knowledge of the Company, such deliverables comprise all ground leases, over-leases or prime leases relating to the Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto). Section 2.9(f) of the Company Disclosure Schedule sets forth a true and complete list of any rights the Company or any of its Subsidiaries have to any properties located adjacent to the Real Property, including any parking rights. The Real Property constitutes all interests in real property currently used or currently held for use by the Company and/or its Subsidiaries in connection with the operation of the Facilities.

(g) Each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligation of the Company or its Subsidiary which is a party thereto, as applicable, enforceable in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Parent and (iii) other than in the case of the Third Party Occupancy Agreements and any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of its Subsidiaries.

(h) No event of default by (i) the Company or any of its Subsidiaries or (ii) to the Knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease. Neither the

Company nor any of its Subsidiaries has received notice of default under any Real Estate Lease. To the Knowledge of the Company, no event has occurred that, with the giving of notice or the passage of time, or both, would constitute an event of default under any Real Estate Lease by (x) the Company or any of its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or (y) any landlord or sub-landlord, as applicable.

(i) Except as provided in the Real Estate Leases, there are no outstanding Contracts granted by the Company or any of its Subsidiaries to any third Person to purchase or lease any Leased Real Property or Facility, or any portion thereof or interest therein.

(j) There are no pending, nor, to the Knowledge of the Company, threatened, proceedings, litigation or administrative actions regarding condemnation or eminent domain with respect to any of the Real Property. There are no pending proceedings initiated by or on behalf of the Company or any of its Subsidiaries to change or redefine the zoning or land use classification or all or any portion of any Facility and neither the Company nor any of its Subsidiaries has received written notice of, and, to the Knowledge of the Company, there is no proposed proceeding of such kind.

(k) Neither the Company nor any of its Subsidiaries has received any written notice which remains uncured as of the date of this Agreement that the Real Property violates any Law, the effect of which is material to such Real Property.

(l) To the Knowledge of the Company, each Real Estate Lease covers the entire estate it purports to cover, and, subject to securing the Real Estate Consents, upon the consummation of the transactions contemplated by this Agreement, will entitle the Surviving Company to the exclusive use (subject to the terms of the respective Real Estate Leases and to any Third Party Occupancy Agreement in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Leases for the purpose specified in the Real Estate Leases. Neither the Company nor any of its Subsidiaries has received any written notice which remains outstanding as of the date of this Agreement that the use provided for in any of the Real Estate Leases is prohibited by any Lien or Law.

(m) With respect to each Real Estate Lease and each Office Space Lease:

(i) Subject to obtaining the Real Estate Consents, the transactions contemplated by this Agreement (A) do not require the consent of any Person with respect to any Real Estate Lease or any Office Space Lease (including any landlord or sub-landlord, as applicable), (B) will not result in a breach of or default under such Real Estate Lease or any Office Space Lease that will not be cured if the Company is able to secure the Real Estate Consents, or (C) otherwise will not cause such Real Estate Lease or any Office Space Lease to cease to be in full force and effect on substantially identical terms following the Closing subject to any modifications thereto that may be required under the terms of the Real Estate Consents, including, but not limited to, any modifications that may be required as a result of the Merger;

(ii) no security deposit or portion thereof deposited under such Real Estate Lease or any Office Space Lease has been applied in respect of a breach or default under such Real Estate Lease or any Office Space Lease which has not (A) if and as required by the applicable landlord, been redeposited in full or (B) been disclosed to Parent in writing; and

(iii) neither the Company nor any of its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(n) The Company has not received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Real Property and the Improvements thereon are in violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Real Property.

(o) The Company has made available to Parent capital budgets reflecting with material accuracy any renovation, capital improvement or construction project (i) currently being performed at any Real Property, the budgeted cost of which to complete is in excess of $250,000 (the “Construction Projects”); (ii) in the case of the Leased Real Property, currently required to be performed pursuant to the Real Estate Leases or by any Person with an interest in, or otherwise entitled to request that work be performed at, the Leased Real Property; or (iii) in the case of the Leased Real Property, currently requested to be performed in writing delivered to either the Company or any of its Subsidiaries by any landlord or sub-landlord, as applicable, or by any Person with an interest in, or otherwise entitled to request that work be performed at, the Leased Real Property (including any lender). Neither the Company nor any of its Subsidiaries has received written notice of material default by any of them of any obligation with respect to the Construction Projects and, to the Knowledge of the Company, the general contractors obligated to complete any of the Construction Projects are not in default with respect to such obligations. Neither the Company nor any of its Subsidiaries has received written notice of, nor to the Knowledge of the Company has a request or demand been otherwise made for, any such Person to undertake renovations, repairs or construction work at any Facility and, if applicable, pursuant to a Real Estate Lease.

(p) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is required to lease or reserve any unit or bedroom in any Facility as an affordable housing unit or bedroom or for low or moderate income residents pursuant to a presently existing agreement, license, governmental approval or Law other than Laws prohibiting the discrimination against residents based on their payor status.

(q) Other than in connection with the transactions contemplated by this Agreement, there is not now pending nor, to the Knowledge of the Company, contemplated, any reassessment of any parcel included in the Real Property that would result in a material change in the Taxes, assessments, rent, additional rent or other sums and charges payable under any agreement to which the Company or any Subsidiary is a party relating to the Real Property. There are no public improvements in progress or, to the Knowledge of the Company, proposed, that to the Knowledge of the Company will result in material special assessments against any of the Leased Real Property.

(r) Section 2.9(r) of the Company Disclosure Schedule sets forth a true and complete list of unimplemented certificates of need and banked beds for each Facility leased, owned or operated by the Company or any of its Subsidiaries.

(s) All furniture, fixtures, equipment and other personal property used by, or in the possession of, the Company and its Subsidiaries, is either owned by the Company or a Subsidiary thereof, or leased by any such party pursuant to a Real Estate Lease, Office Space Lease or another third party lease entered into by the Company and its Subsidiaries in the ordinary course of business.

Section 2.10 Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it or its assets is bound (in each case, other than any Company Plan):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of SEC Regulation S-K) with respect to the Company or its Subsidiaries (whether or not filed by the Company with the SEC);

(ii) Contracts to which a Person other than the Company or any of its Subsidiaries is a party with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement, related to the formation, creation, operation, management or control of any partnership or joint venture (other than immaterial ancillary Contracts related thereto or intercompany arrangements);

(iii) Contracts that relate to indebtedness for borrowed money, the deferred purchase price of property or service other than trade payables incurred in the ordinary course of business consistent with past practice, any credit agreement, note, bond, mortgage, debenture or other similar instrument, any letter of credit or similar facilities, any agreement evidencing financial hedging or similar trading activities any obligation to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, or any guarantee with respect to an obligation of any other Person, that are in effect on the date of this Agreement and would reasonably be expected to result in annual payments by the Company or any of its Subsidiaries in excess of $50,000 individually;

(iv) Contracts that relate to an acquisition, divestiture, merger or similar transaction that contain representations, covenants, indemnities or other obligations (including payment, indemnification, “earn-out” or other contingent obligations) of the Company or any of its Subsidiaries, that are in effect on the date of this Agreement;

(v) Contracts that, other than an acquisition subject to Section 2.10(a)(iv), obligate the Company or any of its Subsidiaries to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $250,000 individually and that are not terminable by the Company or its Subsidiaries upon ninety (90) days’ notice or less without penalty or liability to the Company or its Subsidiaries;

(vi) Contracts that prohibit, limit or restrict the payment of dividends or distributions in respect of the Company Securities or otherwise, prohibit, limit or restrict the pledging of the Company Securities or prohibit, limit or restrict the issuance of guarantees by the Company or any of its Subsidiaries;

(vii) Contracts containing any covenant limiting or prohibiting the right of any Person (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, or (C) to compete with any other Person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing, in each case other than (x) such Contracts entered into in the ordinary course of business or (y) non-compete or non-solicitation Contracts with employees of the Company or any of its Subsidiaries;

(viii) Contracts which grant any exclusive rights, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of any Acquired Entity;

(ix) Contracts that would reasonably be expected to involve payments by the Company and its Subsidiaries in excess of (A) $3,000,000 during the twelve (12) month period after the date of this Agreement or (B) $1,000,000 during the twelve (12) month period after the date of this Agreement that are not terminable by the Company or its Subsidiaries upon ninety (90) days’ notice or less without penalty or liability to the Company or its Subsidiaries;

(x) except for Healthcare Permits and Healthcare Licenses, material Contracts with any Governmental Entity, including the secretary, administrator, or other official thereof, or relating to any program operated by a Governmental Entity;

(xi) except for Healthcare Permits and Healthcare Licenses, Contracts with Payors, management agreements, managed care agreements or other agreements with customers to the extent that such agreements would reasonably be expected to involve payments to the Company and its Subsidiaries in excess of $1,000,000 individually during the twelve (12) month period after the date of this Agreement;

(xii) Contracts any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Merger or the other transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xiii) Contracts providing for the management and/or operation of any Facility with a Person not Affiliated with the Company;

(xiv) Real Estate Leases and material Office Space Leases;

(xv) Collective Bargaining Agreements;

(xvi) Contracts pursuant to which any Acquired Entity (A) has granted to any other Person the right to exploit any material IP Rights owned by any of the Acquired Entities, excluding nondisclosure agreements, or (B) has received from any other Person rights to exploit any material IP Rights that are being used in, or are necessary for, the conduct of the Acquired Entities’ businesses, excluding nondisclosure agreements and Contracts concerning commercially available shrink-wrap or off-the-shelf software, irrespective of whether such software is customized for the Company or any of its Subsidiaries, that has an acquisition price of less than $50,000 per unit or $100,000 per year;

(xvii) Contracts relating to the settlement of (A) any Legal Proceeding (other than with respect to professional or general liability claims) that provide for any continuing material obligations on the part of the Company or any of its Subsidiaries and (B) professional or general liability claims that provide for any continuing monetary obligations in excess of $750,000 as of the date of this Agreement;

(xviii) Contracts with any Affiliate (other than the Company or any of its Subsidiaries), director, manager or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director, manager or officer;

(xix) Contracts obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any material product or service exclusively from any Person or sell any material product or service exclusively to any Person; and

(xx) Contracts that include any guarantee with respect to a material obligation of any other Person (including the Company and any of its Subsidiaries), including guarantees made in connection with Real Estate Leases.

(b) Section 2.10(a) of the Company Disclosure Schedule lists each Material Contract as of the date of this Agreement by the category identified by each subsection of Section 2.10(a). As of the date of this Agreement, the Company has made available to Parent true and complete copies of each such Material Contract (including all exhibits and schedules thereto).

(c) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, any of its Subsidiaries which is party thereto and the other parties thereto, enforceable against each of them in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and other Laws, affecting creditors’ rights generally and general principles of equity). Neither the Company nor any of its Subsidiaries is in material breach of or in material default under any Material Contract, nor, to the Knowledge of the Company is any other party to any Material Contract in material breach of or material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereunder. No party to any of the Material Contracts has provided written notice exercising any termination rights with respect thereto, and no party has given written notice of any material dispute with respect to any Material Contract.

(d) The consummation of the transactions contemplated by this Agreement will not (i) result in the loss or impairment of any material rights under any Material Contract, (ii) trigger the payment of any additional amounts with respect to any Material Contract or (iii) require the consent of any third party under any Material Contract.

Section 2.11 Compliance with Laws. Each Acquired Entity and each parcel of Real Property is, and since January 1, 2010 has been, in compliance in all material respects with all applicable Laws. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity that the Company or any of its Subsidiaries is not in compliance in any material respect with any Laws.

Section 2.12 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no material Legal Proceeding pending (or, to the Knowledge of the Company, being threatened) against any of the Company, any of its Subsidiaries or any present or former executive officer or director of the Company or any of its Subsidiaries in his or her capacity. There is no Legal Proceeding pending (or to the Knowledge of the Company, being threatened) that challenges or seeks to enjoin the transactions contemplated by this Agreement.

(b) There is no material judgment, decree, injunction, rule or order (each, an “Order”) of any arbitrator or Governmental Entity for which the Company, any of its Subsidiaries or any present or former officer or director of the Company or any of its Subsidiaries in his or her capacity as such, or to which any of the foregoing is subject, has any outstanding material obligations or restrictions.

(c) To the Company’s Knowledge, no material investigation by any Governmental Entity with respect to the Company, any of its Subsidiaries or any present or former executive officer or director of the Company or any of its Subsidiaries in his or her capacity as such is pending or is being threatened.

Section 2.13 Governmental Authorizations.

(a) Each of the Company and its Subsidiaries holds all material Governmental Authorizations necessary for the lawful conduct of its business as is currently being conducted. The Governmental Authorizations held by the Company and its Subsidiaries are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Acquired Entities are in material compliance with the terms and requirements of such Governmental Authorizations. No Acquired Entity has received any notice from any Governmental Entity (and to the Company’s Knowledge, no Governmental Entity has threatened any notice): (i) asserting any violation of any term or requirement of any material Governmental Authorization held by such Acquired Entity; (ii) notifying such Acquired Entity of the revocation or withdrawal of any material Governmental Authorization held by such Acquired Entity; or (iii) imposing any condition, modification or amendment on any material Governmental Authorization (other than such condition, modification or amendment that would also be imposed on similarly situated holders of such Governmental Authorization), in each case that has not been cured or waived. The consummation of the transactions contemplated by this Agreement will not (x) result in the loss or impairment of any rights under any material Governmental Authorization, (y) trigger the payment of any additional amounts with respect to any material Governmental Authorization or (z) require the consent of any Governmental Entity under any material Governmental Authorization.

(b) The representations and warranties of the Company in Section 2.13(a) are not made with respect to any Healthcare Permit, Healthcare License or Healthcare Law.

Section 2.14 Tax Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Acquired Entities (A) has duly and timely filed (or has had duly and timely filed on its behalf) all Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such Tax Returns are true, correct and complete in all respects and have been prepared in accordance with applicable Laws, (B) has paid (or has had paid on its behalf) all Taxes of it (whether or not shown on any Tax Return) that are due and payable, (C) has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes, (D) is not the subject of any pending audit, examination, or other proceeding in respect of material Taxes, and to the Knowledge of the Company, no audit, examination or other proceeding in respect of material Taxes is being considered or threatened by any Governmental Entity, (E) does not have deficiencies for any Taxes that have been proposed, asserted or assessed against it that will not have been fully paid prior to the Closing Date (including any applicable interest charges, penalties or other additions to Taxes), and no extensions or waivers, or requests for extensions or waivers, of the time to assess any such Taxes have been agreed to or are pending, and (F) is not the subject of a written claim that has been received from any Governmental Entity, in a jurisdiction where such entity does not file a Tax Return, stating that such entity is or may be subject to taxation by that jurisdiction for Taxes that would be covered by or the subject of such Tax Return, which claim has not been fully paid or settled to the satisfaction of such Governmental Entity, (ii) the 2011 Year-End Balance Sheet reflects an adequate reserve for all unpaid Taxes of the Acquired Entities for all taxable periods and portions thereof through the date of the 2011 Year-End Balance Sheet, (iii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) on any assets of the Acquired Entities, and (iv) no Acquired Entity has engaged in any transaction that has given rise to or would reasonably be expected to give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations promulgated thereunder.

(b) Each Acquired Entity that is a partnership, joint venture or limited liability company has been properly treated since its formation or conversion and continues to be properly treated for federal and relevant state income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or an association taxable as a corporation.

(c) None of the Acquired Entities nor any predecessors of such entities by merger or consolidation has within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(d) None of the Acquired Entities is or will be required to include in income any material adjustment pursuant to Section 481(a) of the Code (or similar provision of state, local or foreign Law) by reason of a change in accounting method or as a result of the transactions contemplated hereby. None of the Acquired Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law), or (iv) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code.

(e) None of the Acquired Entities, (i) has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was the Company, a wholly-owned Subsidiary of the Company, or, prior to November 15, 2010, Sun Healthcare Group, Inc.) for any taxable period for which the relevant statute of limitations has not expired, (ii) is a party to any agreement relating to the allocation, sharing or indemnification of Taxes (other than agreements between or among the Acquired Entities) or (iii) has liability for the Taxes of any Person as of the date of this Agreement, pursuant to Treasury Regulations Section 1.1502-6 (or similar provision in state, local or foreign Law), by Contract, as a transferee or successor, or otherwise, other than pursuant to provisions of routine triple net lease agreements.

(f) The Company is not a foreign person within the meaning of Treasury Regulations Section 1.1445-2. The Company is not (and within the last five (5) years has not been) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(g) To the Knowledge of the Company, other than tax positions referenced as such in the Company SEC Documents, there is no position taken by the Company or any other Acquired Entity that, if raised by any Governmental Entity, could reasonably be expected to result in a material Tax liability of the Company or any other Acquired Entity.

(h) No power of attorney has been granted by any of the Acquired Entities that would be binding on Parent or any Acquired Entity with respect to Tax matters for any taxable period including, or beginning after, the Closing Date.

(i) No capital contributions have been made to any Acquired Entity (either directly or indirectly) at any time as part of a plan a principal purpose of which was to increase any limitation relating to any Acquired Entity under Section 382 of the Code. There has never been an “ownership change” within the meaning of Section 382 with respect to any Acquired Entity.

Section 2.15 Employee Benefit Plans.

(a) Section 2.15(a) of the Company Disclosure Schedule contains a true and complete list of each of the material Company Plans. The Company has provided written descriptions of or provided or made available to Parent current, accurate and complete copies or descriptions of all (i) material Company Plans, including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each material Company Plan, (iii) the most recent actuarial reports (if applicable) for all material Company Plans, (iv) the most recent summary plan description, if any, required under ERISA with respect to each material Company Plan, (v) all material written contracts, instruments or agreements relating to each material Company Plan, including administrative service agreements and group insurance contracts, (vi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code, and (vii) all filings, if any, under the Internal Revenue Service’s Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program with respect to any Company Plan.

“Company Plans” shall mean employee benefit plans, programs, agreements and arrangements (including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs, arrangements or agreements sponsored or maintained by the Acquired Entities or to which the Acquired Entities make contributions or with respect to which the Acquired Entities have or would reasonably be expected to have any liability (contingent or otherwise).

(b) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has either: (i) received a favorable determination from the Internal Revenue Service stating that such Company Plan is so qualified or is a prototype plan to whose sponsor a favorable opinion letter has been issued by the Internal Revenue Service and nothing has occurred that caused or is reasonably likely to cause the loss of such qualification or the imposition of any penalty or tax liability; or (ii) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination. Each Company Plan has been operated in material compliance with its terms and all applicable Laws and complies in form and in operation in all material respects with all applicable Laws.

(c) None of the Acquired Entities nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code has at any time during the last six (6) years sponsored, contributed to, or had or has any liability with respect to an employee benefit plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Company Plan provides health or life insurance benefits (whether or not insured) with respect to current or former employees or directors of any of the Acquired Entities beyond their retirement or other termination of service, other than (i) health continuation coverage as required by Section 4980B of the Code, the full cost of which is borne by the current or former employee or director, (ii) retirement or death benefits under any Company Plans intended to be qualified under Section 401(a) of the Code, (iii) disability benefits that have been fully provided for by insurance under a Company Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (iv) benefits in the nature of severance pay with respect to one or more of the employment contracts or severance agreements set forth on Section 2.15(a) of the Company Disclosure Schedule.

(d) Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all Internal Revenue Service guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code.

(e) Except as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger (either alone or in combination with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will (i) entitle any current or former employee, officer, director or consultant of any Acquired Entity to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(f) None of the Acquired Entities is a party to any agreement, contract, arrangement or plan (including any Company Plan) that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(g) Each of the Acquired Entities is in compliance in all material respects with all applicable Laws and contracts to which it is a party relating to the employment of its employees.

Section 2.16 Labor Matters.

(a) None of the Acquired Entities is party to, nor bound by, any Collective Bargaining Agreements; there are no Collective Bargaining Agreements that pertain to any of the employees of any of the Acquired Entities; and, to the Knowledge of the Company, no employees of any of the Acquired Entities are represented by any labor union, trade union or labor organization with respect to their employment with any of the Acquired Entities.

(b) No labor union, trade union, labor organization or group of employees of any of the Acquired Entities has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to any of the Acquired Entities to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no organizing activities with respect to any employees of any of the Acquired Entities.

(c) Since January 1, 2010, (i) there has been no actual, or to the Knowledge of the Company, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting any of the Acquired Entities and (ii) none of the Acquired Entities, or any of their respective employees, agents or Representatives, has committed any material unfair labor practice as defined in the National Labor Relations Act.

(d) None of the Acquired Entities: (i) is in material violation of any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices including all Laws regarding health and safety, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, immigration, plant closures and layoffs, affirmative action, employee leave issues, unemployment insurance and workers’ compensation, or (ii) is, or has been since January 1, 2010, a party to any material Legal Proceeding, arbitration, action, audit, hearing, investigation, complaint, charges or governmental inquiry alleging a violation of any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices, nor, to the Knowledge of the Company, is any such Legal Proceeding, arbitration, action, audit, hearing, investigation, complaint, charges or governmental inquiry pending or threatened.

(e) The Acquired Entities: (i) have taken reasonable steps to properly classify and treat all of their workers as independent contractors or employees, (ii) have taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law, (iii) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid, (iv) have withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees, and (v) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). None of the Acquired Entities has direct or indirect material liability as a result of any misclassification of any Person as an independent contractor rather than as an employee.

(f) To the Knowledge of the Company, no employee of any of the Acquired Entities is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any of the Acquired Entities or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Acquired Entities or (B) to the knowledge or use of trade secrets or proprietary information.

(g) The Acquired Entities are and have been, since January 1, 2009, in compliance with all notice and other requirements under the WARN Act. In the eighteen (18) months prior to the date of this Agreement, none of the Acquired Entities has (i) effectuated a “plant closing” (as defined in the WARN Act), (ii) effectuated a “mass layoff” (as defined in the WARN Act), or (iii) undertaken any other similar action requiring notice.

Section 2.17 Environmental Matters.

(a) Except as has not had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Acquired Entities has obtained all Environmental Permits that are required pursuant to applicable Environmental Laws for the operation of their respective businesses, all such Environmental Permits are in effect, no appeal nor any other action is pending to revoke any such Environmental Permit, the Acquired Entities are in compliance with all terms and conditions of all such Environmental Permits, and to the Knowledge of the Company, there are no facts or circumstances that are likely to result in the revocation, suspension or termination of any Environmental Permit.

(b) Each of the Acquired Entities is and has been in compliance with all applicable Environmental Laws, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter existing or pending, or to the Knowledge of the Company, threatened, relating to the Acquired Entities, pursuant to or in connection with Environmental Laws, nor are the Acquired Entities currently subject to any order, decree or judgment pursuant to Environmental Law.

(d) The Acquired Entities have not, and to the Knowledge of the Company, no other Person has, released, any Hazardous Substances on, beneath or adjacent to the property currently or formerly owned, operated or leased by the Acquired Entities, excluding discharges or emissions of Hazardous Substances subject to an Environmental Permit or releases of Hazardous Substances that has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) The Acquired Entities are not parties to any agreements related to the sale of any property, company or business pursuant to which they have retained liability that may arise pursuant to applicable Environmental Law, or have provided an indemnification pursuant to applicable Environmental Law, excluding such agreements that by their terms have expired with no further obligation on the part of the Acquired Entities or agreements with such provisions that have not had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) To the Knowledge of the Company, there are no facts, circumstances or conditions that are reasonably likely to result in the Acquired Entities incurring liability pursuant to Environmental Law, except with respect to such matters as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) To the Knowledge of the Company, Section 2.17(g) of the Company Disclosure Schedule sets forth a true and complete list of all underground storage tanks located at, on or under the Owned Real Property or the Leased Real Property.

(h) The representations and warranties of the Company in Sections 2.6, 2.17(a) through 2.17(g) and 2.18 are the only representations and warranties made by the Company in this Agreement with respect to Environmental Laws, Environmental Permits and environmental matters.

Section 2.18 Insurance. Section 2.18 of the Company Disclosure Schedule sets forth a true and complete list of the material insurance policies naming the Company or any of its Subsidiaries or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee for which the Company or any of its Subsidiaries is obligated to pay all or part of the premiums as of the date of this Agreement. Since January 1, 2010, each of the Company and its Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are required by Law and any Material Contract and as are customary for companies in the United States conducting the businesses conducted by the Company and its Subsidiaries, except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2010, none of the Acquired Entities has received any written communication notifying it of any: (a) cancellation or invalidation of any insurance policy held by it; (b) refusal of any coverage or rejection of any material claim under any insurance policy held by it; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by it. There is no pending material claim by any of the Acquired Entities against any insurance carrier under any insurance policy held by any of the Acquired Entities.

Section 2.19 Healthcare Licenses; Participation in Programs.

(a) Each of the Facilities, the Acquired Entities that operate such Facilities and the Acquired Entities that engage in the business of hospice care or rehabilitative care holds all material Healthcare Permits necessary for the lawful conduct of the business of such Facilities (collectively, the “Material Healthcare Permits”), all of which, as of the date of this Agreement, are valid and in full force and effect and are listed on Section 2.19(a) of the Company Disclosure Schedule. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Acquired Entities that does not operate any Facilities and does not engage in the business of hospice care or rehabilitative care holds all Healthcare Permits necessary for the lawful conduct of its business and (ii) all of such Healthcare Permits, as of the date of this Agreement, are valid and in full force and effect. Each of the Acquired Entities and Facilities is in compliance in all material respects with applicable Material Healthcare Permits. None of the Acquired Entities or Facilities has received any written notice of any violation of any applicable Material Healthcare Permit that has not been cured or waived, to the Knowledge of the Company, there are no pending or threatened notices of material violation of any Material Healthcare Permit, there are no Legal Proceedings pending or, to the Company’s Knowledge, threatened relating to the suspension, revocation or modification of any Material Healthcare Permit, and the Company has no reason to believe any such actions may occur. Section 2.19(a) of the Company Disclosure Schedule contains a true and complete list of all renewal applications pending as of the date of this Agreement with any Governmental Entity with respect to any Facility as well as all applicable and material waivers and variances from the Governmental Entity applicable to such Facility as of the date of this Agreement. There are no material outstanding life safety code deficiencies at any of the Facilities or material outstanding waivers for any life safety code deficiencies. In addition, as of the date of this Agreement, none of the Acquired Entities has incurred or committed to make any expenditures requiring a certificate of need.

(b) Within all applicable statutes of limitation, in accordance with applicable Healthcare Laws, the Acquired Entities have (i) verified that all employees, independent contractors and other suppliers, including physicians, advanced practice nurses, dentists, therapists and physician assistants providing clinical services have valid and current licenses, permits and credentials, (ii) conducted criminal background checks on all such persons, and (iii) verified that none of such persons is included on an applicable federal, state or other applicable listing of excluded persons, including the HHS/OIG List of Excluded Individuals/Entities, prior to their employment or engagement as contractors, as applicable, and have continued to conduct such verifications on all such persons periodically thereafter.

(c) The Acquired Entities and the Facilities, as applicable, are certified for participation in the Government Programs set forth in Section 2.19(c) of the Company Disclosure Schedule. No Acquired Entity or Facility, as applicable, has been terminated, or, to the Company’s Knowledge, has been threatened with termination from, participation in any of the Government Programs, nor does the Company have any reason to believe that such actions may occur.

(d) Section 2.19(d) of the Company Disclosure Schedule sets forth a true and complete list of all Government Programs and Private Programs with which the Acquired Entities and Facilities are contracted. No event has occurred, to the Company’s Knowledge, which, with the giving of notice, the passage of time, or both, would constitute grounds to terminate, modify or not renew the participation of the Acquired Entities or Facilities in any Private Program, except for such termination, modification or non-renewal as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Section 2.19(e) of the Company Disclosure Schedule sets forth a true and complete list of all agreements in effect as of the date of this Agreement between any Acquired Entity or Facility and the U.S. Department of Veterans Affairs, the Veterans Health Administration, or any affiliated entity or program. Each

Acquired Entity and Facility is operating (and has operated within all applicable statutes of limitations) in compliance in all material respects with all applicable material contractual obligations, billing policies, procedures, limitations, and restrictions applicable to any such agreement and any other applicable requirement of the U.S. Department of Veterans Affairs, the Veterans Health Administration, and any other affiliated entity or program.

(f) None of the execution and delivery of this Agreement or any other agreements contemplated hereunder, the performance thereunder by any Acquired Entity or, to the Company’s Knowledge, any other party thereto, will adversely affect, in any material respect, the right of any Acquired Entity under any Government Program or Private Program.

Section 2.20 Healthcare Laws.

(a) None of the Acquired Entities or Facilities has received written notice from a Governmental Entity (other than notices related to routine matters) that it is currently subject to any material action, proceeding, suit, investigation, audit, payment review or sanction by or on behalf of any Governmental Entity brought pursuant to any Healthcare Law, nor, to the Knowledge of the Company, has any such material action, proceeding, suit, investigation, audit, payment review or sanction been threatened or is pending.

(b) Except for such noncompliance as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Acquired Entities has engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. §§ 801 et seq., the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., or the regulations promulgated pursuant to such statutes or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

(c) Each Acquired Entity has timely filed all material cost reports required to be filed in accordance with the Government Programs and Private Programs, all fiscal intermediaries, and other insurance carriers. All cost reports submitted by the Acquired Entities to Government Programs and Private Programs have been complete and accurate in all material respects when filed and have been prepared in material compliance with Healthcare Laws. Each of the Acquired Entities has paid or caused to be paid all known and undisputed material refunds that have become due, overpayments or adjustments. Without limiting the generality of the foregoing, each Acquired Entity and Facility has reported any known overpayment it has received pursuant to 42 U.S.C. § 1320a-7b(a)(3), where applicable, as described on Section 2.20(c) of the Company Disclosure Schedule. As of the date of this Agreement, none of the Acquired Entities has material reimbursement or payment rate appeals, disputes or contested positions pending before any Governmental Entity or Private Program. As of the date of this Agreement, none of the Acquired Entities has received any notice of denial of material payment, recoupment, or overpayment from any Government Program or Private Program.

(d) As of the date of this Agreement, no officer, director, or, to the Company’s Knowledge, any current employee or former employee (either before or during the course of such former employee’s employment) of any Acquired Entities or any third party vendor or independent contractor who furnishes services or supplies which may be reimbursed in whole or in part under any Government Program is excluded, suspended or debarred from participation, or is or has been otherwise ineligible to participate in any Government Program, or has been convicted of or charged with any violation of Laws related to Medicare, Medicaid, or any other Government Program that is reasonably likely to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(e) The Acquired Entities are in material compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, the HITECH Act and any comparable state Laws, in effect as of the date of this Agreement. The Acquired Entities have established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply in all material respects with HIPAA and the HITECH Act as in effect as of the date of this Agreement. The Acquired Entities are currently submitting, receiving and handling or capable of submitting, receiving and handling the transactions that have been standardized pursuant to HIPAA and in compliance in all material respects with HIPAA. Further, when acting as a business associate (as defined by HIPAA), each of the Acquired Entities has in effect agreements with each of its material Covered Entity (as defined in 45 C.F.R. § 160.103) clients that satisfy the requirements in all material respects of 45 C.F.R. § 164.504(e), and none of the Acquired Entities is in material breach of any such agreements.

(f) As of the date of this Agreement, none of the Acquired Entities has received any written communication from any Governmental Entity that alleges that any of the Acquired Entities is not in material compliance with the HIPAA Privacy and Security Standards or the HITECH Act. With regard to individually identifiable health-related information, to the Company’s Knowledge, there has been no material misuse, improper disclosure, breach of a confidentiality agreement or security incident (each as determined by reference to HIPAA, or state law, as applicable) by any of the Acquired Entities, any of the Facilities, or any of their respective agents, employees or contractors.

(g) No material Breach has occurred with respect to any unsecured Protected Health Information maintained by or for the Acquired Entities that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D. No material information security or privacy breach event has occurred that would require notification under any comparable state Laws. For the purposes of this Section 2.20, “Breach” means a breach of Protected Health Information as defined in 45 C.F.R. §164.402, and “Protected Health Information” means individually identifiable health information defined as “protected health information” under 45 C.F.R. §160.103.

(h) The Company has a copy of all material compliance program materials of the Acquired Entities and Facilities as of the date of this Agreement. None of the Acquired Entities or Facilities (i) is a party to a corporate integrity agreement with the Office of Inspector General of the United States Department of Health and Human Services or any other settlement agreement, consent order or similar agreement or arrangement with any Governmental Entity under which it has any ongoing obligations or ongoing sanctions or penalties, (ii) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity, (iii) to the Company’s Knowledge, is currently or has been, since January 1, 2009, the subject of any government payor program investigation conducted by any federal or state enforcement agency, (iv) to the Company’s Knowledge, is currently or has been, since January 1, 2009, a defendant in any unsealed qui tam/False Claims Act litigation, (v) has been served with or received any search warrant, subpoena, or civil investigative demand by or from any federal or state enforcement agency since January 1, 2009, or (vi) to the Company’s Knowledge, other than as has been provided by the Company to Parent, has received, since January 1, 2009, any written complaints from employees, independent contractors, vendors, physicians or any other person that any Acquired Entity or Facility has violated any applicable Healthcare Laws. Section 2.20(h) of the Company Disclosure Schedule sets forth a list of all pending appeals before an administrative law judge, a departmental appeal board, a circuit court or other appellate board in connection with a Centers for Medicare and Medicaid Services (“CMS”) enforcement action against any of the Acquired Entities.

(i) The Company has delivered or made available to Parent true and complete copies of all material survey (identifying deficiencies having scope-and-severity ratings of G and higher) and other material Governmental Entity reports, statements of deficiencies, plans of correction, audits and any other investigation notices, warnings, waivers, related correspondence or reports filed, issued, sent and received with respect to the Facilities or provider agreements of Governmental Entities since January 1, 2010 (collectively, “Government Correspondence”). There are no material deficiencies or violations noted in any Government Correspondence. Since January 1, 2009, no Facility (i) has been a Special Focus Facility as defined by CMS, (ii) has been subject to enhanced penalties under CMS policies governing Medicare or Medicaid providers under its “double G” policy, (iii) has been identified through written or, to Company’s Knowledge, verbal notification as subject to or at risk for penalties or final revocation or cancellation of any Healthcare Permit under comparable state law other than those instances where the Acquired Entities have taken proper corrective action and there are no further outstanding issues, or (iv) has been cited for any deficiency that would result in a denial of payment for new admissions, civil monetary penalty, termination, final revocation or cancellation of Healthcare Permits or provider agreements of Governmental Entities, decertification or debarment, in each case with no opportunity to correct and/or for which an acceptable plan of correction has not been timely submitted, other than those instances where the Acquired Entities have taken proper corrective action and there are no further outstanding material issues. Section 2.20(i) of the Company Disclosure Schedule contains a list of each Facility that has been formally found by a Governmental Entity to not currently be in compliance with federal and state Healthcare Permit or Government Program requirements. To the Knowledge of the Company, each Facility is in “substantial compliance” with federal and state Healthcare Permit and Government Program requirements.

(j) To the Company’s Knowledge, none of the Acquired Entities or Facilities, their respective employees, agents or contractors, or other individuals or entities for whose actions any of the Acquired Entities or Facilities is legally responsible, has intentionally, knowingly or willfully (as such terms are defined under applicable Healthcare Laws, relevant thereto and interpreted by Governmental Entities) submitted, or participated in any way in the submission, of any claim for payment to any patient of any Acquired Entity or Facility or any third party payor of such a patient (including the Medicare and Medicaid programs) or retained any payment for a claim, which is not correct as submitted, supported by adequate and appropriate documentation (which contains proper disclosure and adjustment of transactions with related parties), or otherwise in accordance with Healthcare Laws. To the Company’s Knowledge, none of the Acquired Entities or Facilities, their respective employees, agents or contractors, or other individuals or entities for whose actions any of the Acquired Entities or Facilities is legally responsible, has paid or participated in any way in the payment of any illegal remuneration in connection with the referral of any medical business, including in a manner which would be reasonably likely to violate the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), Stark Law, 42 U.S.C. § 1395nn, any comparable state statute or other applicable Healthcare Laws.

(k) Each Facility is, as applicable, duly and properly accredited by the accreditation bodies required by applicable Law listed in Section 2.20(k) of the Company Disclosure Schedule. There is no other accreditation by any accreditation body required by applicable Laws, including Healthcare Laws, for the operation of any Facility.

(l) None of the Acquired Entities or Facilities has an ongoing obligation with respect to any funding received in connection with the Facilities under the federal Hill-Burton Act.

Section 2.21 Third Party Reimbursements.

(a) The Company and its Subsidiaries have obtained and maintained all material provider agreements, certifications, and authorizations required from any Payor and have obtained and maintained eligibility and good standing for reimbursement from such Payor. There is no material Legal Proceeding pending or, to the Company’s Knowledge, threatened by any Governmental Entity or nongovernmental Payor with respect to (i) any alleged violation by any Acquired Entity or Facility of any applicable Law, Order, policy or guideline of any Governmental Entity or nongovernmental Payor involving or relating to participation in any such Payor’s reimbursement program or eligibility to receive payment; or (ii) any revocation, cancellation, rescission, modification, or refusal to renew any agreements, certifications, or authorization of any Payor. Since January 1, 2009, no material Payor agreement has been revoked, cancelled, terminated, rescinded, modified or been subject to a refusal to renew. The Company and its Subsidiaries have paid or made provision to pay any material overpayment received from any Payor and any similar material obligation with respect to reimbursement programs in which any of the Acquired Entities or Facilities participates (each of which, if incurred on or prior to December 31, 2011, is reflected on the 2011 Year-End Balance Sheet). Each of the Acquired Entities and Facilities is in compliance in all material respects with the conditions of participation under such Government Programs in which it participates or has participated. To the Knowledge of the Company, since January 1, 2009, all billing practices of the Acquired Entities and Facilities, as applicable, to all Payors including the Government Programs and Private Programs, have been in compliance in all material respects with all applicable Healthcare Laws and policies of such Payors. Each Acquired Entity and Facility is operating (and has operated since January 1, 2009) in compliance in all material respects with all applicable material contractual obligations, billing policies, procedures, limitations and restrictions of any Government Program and Private Program. Each Acquired Entity and Facility is in material compliance with the terms of the Payor agreements under which it is presently receiving payments.

(b) Section 2.21(b) of the Company Disclosure Schedule lists the Medicare and Medicaid cost reports duly filed by the Company and each of its Subsidiaries covering all open cost reporting periods prior to the Closing Date and, as to the Medicare cost reports only, which of such cost reports has been (i) audited but not fully settled and (ii) neither audited nor settled, and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of such cost reports.

Section 2.22 Stockholder Vote. Subject to the accuracy of the representation and warranty made in Section 3.7, the Company Stockholder Approval is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to adopt this Agreement and approve the Merger.

Section 2.23 Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation (other than Section 203 of the DGCL) is applicable to the Company, the shares of Company Common Stock or the Merger in connection with the transactions contemplated hereby. Subject to the accuracy of the representation and warranty made in Section 3.7, the board of directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the transactions contemplated hereby, including the Merger.

Section 2.24 Opinion of Financial Advisor. The board of directors of the Company has received the opinion of MTS Health Partners, L.P. (the “Financial Advisor”) to the effect that, as of the date of such opinion (and subject to the factors, assumptions, qualifications and limitations set forth in such opinion), the Per Share Amount to be paid to the holders of Company Common Stock is fair, from a financial point of view, to such holders. The Company shall, promptly following receipt of such opinion in written form, furnish an accurate and complete copy of such opinion to Parent solely for informational purposes.

Section 2.25 Brokers. No broker, finder or investment banker other than the Financial Advisor is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished or made available to Parent a true and complete copy of any contract between the Company and the Financial Advisor pursuant to which the Financial Advisor would be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby. The aggregate fees, exclusive of out of pocket expenses, payable by the Company or any of its Subsidiaries to the Financial Advisor in connection with this Agreement and the transactions contemplated hereby are set forth in Section 2.25 of the Company Disclosure Schedule.

Section 2.26 No Rights Agreement. There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 2.27 Proxy Statement. The Proxy Statement (as defined in Section 4.3(a)) will comply in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at the time of the Company Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to any information provided in writing by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement.

Section 2.28 No Other Company Representations and Warranties. Except for the representations and warranties set forth in Article III or in any certificate delivered pursuant to this Agreement, the Company hereby acknowledges that neither Parent nor Merger Sub, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses or operations, including with respect to any information provided or made available to the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth on any schedule of the Parent Disclosure Schedule shall be deemed to apply and qualify the section or subsection of Article III to which it corresponds in number and each other section or subsection of Article III to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection):

Section 3.1 Due Organization; Etc. Each of Parent and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the requisite limited liability company power and authority to enter into and to perform its obligations under this Agreement. At a meeting duly called and held, the board of managers of Parent has unanimously adopted resolutions declaring it advisable for Parent to enter into this Agreement and approving the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Merger, the Financing and the other transactions contemplated by this Agreement. The board of managers of Merger Sub has unanimously adopted resolutions declaring it advisable for Merger Sub to enter into this Agreement and approving the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger, the Financing and the other transactions contemplated by this Agreement. The sole member of Merger Sub has adopted resolutions approving the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger, the Financing and the other transactions contemplated by this Agreement. Such resolutions have not been subsequently rescinded, modified or withdrawn. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action on the part of Parent and Merger Sub, respectively, and no other limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the performance by Parent or Merger Sub of their obligations under this Agreement or the consummation of the transactions contemplated by this Agreement other than, with respect to the Merger, the filing of the certificate of merger as required by the DGCL and the DLLCA. This Agreement has been duly and validly executed and delivered on behalf of each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to: (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.3 Non-Contravention; Consents.

(a) Except, in the case of clauses (ii) and (iii), for violations and defaults that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate the Merger, the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not: (i) contravene, conflict with, or result in any violation or breach of any of the provisions of the certificate of formation or limited liability company agreement of Parent or Merger Sub; (ii) assuming that any required filings, notices, consents or approvals are made or obtained under the Exchange Act, the DGCL, the DLLCA, the HSR Act, state securities or blue sky laws, or the rules and regulations of Nasdaq, or any Healthcare Permits, Healthcare Licenses or Healthcare Laws, contravene, conflict with, or result in any violation or breach of any Law applicable to Parent or Merger Sub; or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or Merger Sub, or result in the creation of a Lien on any asset of Parent or Merger Sub under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets are bound.

(b) Except as may be required under the Exchange Act, the DGCL, the DLLCA, the HSR Act, or state securities or blue sky laws, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Governmental Entity at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub and the performance or the consummation by Parent or Merger Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate the Merger.

Section 3.4 Ownership and Operations of Merger Sub. Parent indirectly owns beneficially and of record all of the outstanding limited liability company interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated by this Agreement, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to such transactions.

Section 3.5 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no Legal Proceeding pending (or, to the Knowledge of Parent, being threatened) against Parent or Merger Sub that materially and adversely affects Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement.

(b) There is no Order to which Parent or Merger Sub is subject that materially and adversely affects Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement.

(c) To Parent’s Knowledge, no investigation or review by any Governmental Entity with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or is being threatened, other than any investigation or review that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement.

Section 3.6 Financing. Parent and Merger Sub have delivered, on or prior to the date of this Agreement, to the Company true, correct and complete copies of the fully executed commitment letters from (a) Barclays Bank PLC (“Barclays”) and General Electric Capital Corporation (“GE Capital” and together with Barclays, the “Lead Lenders”) and GE Capital Markets, Inc. (“GECM”), dated as of June 20, 2012 (the “Term Loan Financing Letter”) and (b) Barclays, GE Capital and GECM dated as of June 20, 2012 (the “ABL Financing Letter” and together with the Term Loan Financing Letter, collectively, the “Financing Letters”), pursuant to which the Lead Lenders have committed, subject to the terms and conditions set forth therein, financing in the amount set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees (being collectively referred to as the “Financing”). As of the date of this Agreement, neither of the Financing Letters has been amended or modified and, as of the date of this Agreement, no such amendment or modification is contemplated (other than amendments or modifications that are contemplated by Section 4.9), and as of the date of this Agreement, the respective obligations and commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. Neither Parent nor Merger Sub has any reason to believe that (i) it or any other party thereto will be unable to satisfy on a timely basis any term of, or condition set forth in, any of the Financing Letters on or prior to the Closing or (ii) the Financing will not be made available to Parent and Merger Sub on the Closing. Except for fee letters, dated as of the date of this Agreement, from Barclays, GE Capital and

GECM relating to the Financing, true, complete and correct copies of which Parent and Merger Sub have delivered to the Company in a redacted form removing only the fees payable on the Closing to the Lead Lenders and their respective affiliates party thereto, as of the date of this Agreement, there are no side letters or agreements (whether written or oral) to which Parent or Merger Sub is a party related to the Financing, including any that would affect the availability of the Financing, or which include conditions precedent to the obligations of the parties thereunder, other than as expressly set forth in the Financing Letters delivered to the Company on or prior to the date of this Agreement. Parent has fully paid or caused to be fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date of this Agreement, and as of the date of this Agreement, each of the Financing Letters is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent and Merger Sub, as the case may be, and, to the Knowledge of Parent or Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Letters. Assuming the Financing is funded in accordance with the Financing Letters, Parent and Merger Sub, in the aggregate and together with the available cash and cash equivalents of the Company, will have at and after the Closing funds sufficient to (i) pay the aggregate Merger Consideration, the aggregate Option Consideration and the aggregate Company RSU Consideration, (ii) finance the repayment or refinancing of debt contemplated by this Agreement or the Financing Letters, (iii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Company in connection with the Merger and the Financing, and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Company contemplated hereunder.

Section 3.7 Ownership of Company Common Stock. Neither Parent nor any of Parent’s controlled Affiliates beneficially owns any shares of Company Common Stock.

Section 3.8 Information Supplied. The information provided in writing to the Company by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.9 Brokers. Except for Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.10 Solvency; Surviving Company After the Merger. Assuming that the representations and warranties of the Company contained in Article II are true and correct in all material respects, immediately after giving effect to the Merger and the other transactions contemplated by this Agreement, (i) the aggregate value of the assets of the Surviving Company and its Subsidiaries on a consolidated basis will exceed their total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) at a fair valuation and at fair saleable value; (ii) the Surviving Company and its Subsidiaries on a consolidated basis will have the ability to pay their total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due in the usual course of their business as such business is now conducted or proposed to be conducted following such date; and (iii) the Surviving Company and its Subsidiaries on a consolidated basis will not have an unreasonably small amount of capital with which to conduct their business.

Section 3.11 No Other Company Representations and Warranties. Except for the representations and warranties set forth in Article II or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or operations, including with respect to any information provided or made available to Parent or Merger Sub.

ARTICLE IV

COVENANTS

Section 4.1 Interim Operations of the Company. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 6.1, except (i) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as described in Section 4.1 of the Company Disclosure Schedule, (iii) as required by any Law, or (iv) as otherwise expressly permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (x) carry on its business in the ordinary course consistent with past practice and (y) to the extent consistent with and not in violation of any other provision of this Section 4.1, use commercially reasonable efforts to preserve intact its business and goodwill and its material relationships with Governmental Entities, suppliers, landlords and other Persons, and to keep available the material services of its current officers and key employees. In addition to and without limiting the generality of the foregoing, the Company agrees that, prior to the Effective Time, except (i) to the extent Parent or Merger Sub shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 4.1 of the Company Disclosure Schedule (provided that with respect to Section 4.1(bb), the exception contemplated by this clause (ii) shall be limited to
Section 4.1(h)(1) of the Company Disclosure Schedule), or (iii) as expressly permitted by this Agreement, the Company shall not, and shall ensure that each of the other Acquired Entities does not:

(a) amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b) adjust, split, combine, amend the terms of or reclassify any shares of its capital stock;

(c) declare, set aside or pay any dividend or distribution (whether payable in cash, stock or property) with respect to any shares of its capital stock (except for dividends or other distributions made by a wholly-owned Subsidiary of the Company to any of the Acquired Entities) or issue or propose or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(d) merge or consolidate with any other Person or restructure, reorganize, recapitalize or completely or partially liquidate (or adopt a plan of liquidation for) the Company or any of its Subsidiaries;

(e) acquire (including by merger or consolidation) any equity interest in any other Entity;

(f) acquire material assets from any other Person other than in the ordinary course of business consistent with past practice;

(g) issue, sell, grant, pledge, dispose of, transfer or encumber, or authorize the issuance, sale, grant, pledge, disposition, transfer or encumbrance of, any shares of capital stock or other securities, including Company Common Stock, Company Options, Company RSUs or Company Restricted Shares, other than shares of Company Common Stock issuable upon exercise of Company Options or to holders of Company RSUs, in each case outstanding on the Capitalization Date and in accordance with the terms of such Company Options or Company RSUs, as applicable;

(h) sell, transfer, lease, sublease or license to any third party, or encumber (other than the encumbrance of Permitted Liens), any material assets other than: (i) in the ordinary course of business consistent with past practice; or (ii) as security for any borrowings that are not prohibited by Section 4.1(j);

(i) repurchase, redeem or otherwise acquire any shares of its capital stock or any other equity interests or any rights, warrants or options to acquire such shares or interests, other than pursuant to the Company Options, Company RSUs and Company Restricted Shares;

(j) incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (i) loans or advances among any of the Acquired Entities or (ii) borrowings pursuant to the revolving credit facility under the Credit Agreement;

(k) adopt or amend any Company Plan or increase the compensation or fringe benefits of any director, officer, employee or consultant of the Company or any Subsidiary, except as required by Law or pursuant to any Company Plan or, in the case of employees who are not executive officers of the Company, for increases, promotions or new hires in the ordinary course of business that are consistent with past practices;

(l) enter into or materially amend or terminate prior to the expiration of the existing term of, or waive, release or assign any material rights or claims under, (i) any Material Contract described in Sections 2.10(a)(i), (iii), (vi), (vii), (viii), (xiv), (xix) or (xx), (ii) other than in the ordinary course of business consistent with past practice, any Material Contract described in Sections 2.10(a)(iv), (x), (xi), (xii), (xiii), (xvi) or (xviii), or (iii) any Material Contract described in Section 2.10(a)(v) to the extent any capital expenditure under such Material Contract would cause the Company and its Subsidiaries to exceed the aggregate amount budgeted for capital expenditures in such calendar quarter or calendar year to date (as set forth in Section 4.1(q) of the Company Disclosure Schedule);

(m) enter into any new, or materially amend or terminate prior to the expiration of the existing term of any, Material Contract described in Section 2.10(a)(ix), or waive, release or assign any material rights or claims under any such Material Contract;

(n) change any of its methods of accounting or accounting practices in any material respect, except as may be required by applicable Laws or GAAP;

(o) make any change in the reserving, underwriting or claims administration policies, practices or principles that would be material to the Company and its Subsidiaries, taken as a whole, except as may be required to conform to changes in GAAP or applicable Law;

(p) except as otherwise provided in this Agreement, make or rescind any material Tax election (including any entity classification election), other than an election made in the ordinary course of business consistent with past practice in connection with the filing of a Tax Return for the 2011 taxable year; forgo any material Tax refund; request any private letter ruling; amend or file any material Tax Return, other than an income Tax Return for the 2011 taxable year, provided that such 2011 Tax Return is prepared in a manner consistent with past practice; or consent to any waiver of the statute of limitations for any Tax liability;

(q) fund any capital expenditure in any calendar quarter which, when added to all other capital expenditures made by the Acquired Entities in such calendar quarter, would exceed by more than $3,000,000 the aggregate amount budgeted for capital expenditures in such calendar quarter or calendar year to date (as set forth in Section 4.1(q) of the Company Disclosure Schedule);

(r) settle or compromise any (i) professional or general liability claims or workers’ compensation claims against the Company or any of its Subsidiaries, other than settlements or compromises of any such claims in the ordinary course of business or where the amount paid in settlement or compromise (together with any prior settlement or compromise since December 31, 2011) does not exceed the aggregate amount reserved against for professional and general liability claims or workers’ compensation claims, as applicable, in the most recent financial statements (or the notes thereto) of the Company included in the 2011 10-K as updated for additional budgeted provisions in the ordinary course of business as well as the semi-annual actuarial adjustments after the date of this Agreement; or (ii) other litigation, audit, claim or action against the Company or any of its Subsidiaries (including any audit, examination or other proceeding with respect to Taxes), other than settlements or compromises of any litigation, audit, claim or action (A) in the ordinary course of business, (B) where the amount paid in settlement or compromise does not exceed $250,000 individually or (C) where the amount paid in settlement does not exceed the amount reserved against such matter in the most recent financial statements (or the notes thereto) of the Company included in the 2011 10-K as updated for additional budgeted provisions in the ordinary course of business as well as the semi-annual actuarial adjustments after the date of this Agreement;

(s) voluntarily and directly (i.e., other than as a result of (i) an action taken by the Company or its Subsidiary that would not otherwise violate this Section 4.1 or (ii) any action taken by a Governmental Entity) terminate, suspend, materially amend or materially modify any material Governmental Authorizations or material Healthcare Permits;

(t) make any loan, advance or investment either by contributions to capital or property transfers of any Person other than loans or advances to, or investments in, its wholly-owned Subsidiaries and other than immaterial loans or advances to employees in the ordinary course of business;

(u) fail to maintain existing material insurance policies or comparable replacement policies to the extent available for a similar cost;

(v) consent to or cause the recording of any covenant, condition, restriction, reservation, easement or agreement that would affect the Real Property other than Permitted Liens or where it is required to grant such consent under the terms of a Real Estate Lease;

(w) take any action that materially changes (i) the number of licensed beds, (ii) the number of beds certified for participation in the Medicare and Medicaid programs, or (iii) the licensure or category or categories maintained at each Facility, except, in each case, in the ordinary course of business or as required under applicable Law;

(x)(i) increase its employee headcount in the aggregate in excess of 5% more than the headcount specified in Section 4.1(x) of the Company Disclosure Schedule or (ii) reduce the number of employees in a manner which would effectuate a “plant closing” or “mass layoff” (as each such term is defined in the U.S. Worker Adjustment and Retraining Notification Act);

(y) close any Facility, except as requested or required by any Governmental Entity;

(z) enter into any new, or materially amend or terminate prior to the expiration of the existing term of any, Material Contract described in Section 2.10(a)(xv), or provide any new material rights or benefits thereunder, in each case other than in the ordinary course of business consistent with past practice;

(aa) voluntarily and directly take any action, or fail to take any action (to the extent such action would not otherwise violate this Section 4.1), as applicable, that gives rise to an Event of Default (as such term is defined in the Listed Contracts) or prevent such an Event of Default from occurring, or fail to provide prompt written notice to Parent of any default notice it receives, whether written or verbal, with respect to any Listed Contracts or any other document executed in connection with such Listed Contracts;

(bb) amend or modify any Real Estate Lease set forth on Section 4.1(bb) of the Company Disclosure Schedule in any manner that would reasonably be expected to (i) materially adversely affect the Company or the Company’s business or (ii) materially adversely affect the lenders’ rights under the Master Lease Intercreditor Agreements, or cause the amendment of the Master Lease Intercreditor Agreements; or

(cc) enter into an agreement to take any of the actions described in clauses (a) through (bb) of this Section 4.1.

Section 4.2 No Solicitation.

(a) The Company shall, and shall cause each of its Subsidiaries and Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Alternative Acquisition Proposal. The Company shall not, shall cause each of its Subsidiaries to not, and shall use its reasonable best efforts to cause its Representatives and the Representatives of its Subsidiaries to not, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) the submission by any third party of an Alternative Acquisition Proposal, (ii) knowingly engage in, continue or participate in any negotiations or discussions regarding an Alternative Acquisition Proposal, or provide any information or data to any Person with respect to an Alternative Acquisition Proposal, (iii) approve, endorse or recommend any Alternative Acquisition Proposal, (iv) enter into any letter of intent, agreement, agreement in principle, memorandum of understanding or similar document or commitment regarding an Alternative Acquisition Proposal or (v) release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party.

(b) Notwithstanding anything to the contrary set forth in Section 4.2(a), until the receipt of the Company Stockholder Approval, the Company and its Representatives may (i) provide information (including non-public information) in response to a request therefor by a Person who has made after the date of this Agreement a written Alternative Acquisition Proposal if the Person so requesting such information executes an Acceptable Confidentiality Agreement (provided, that any non-public information provided to such Person, including if made available on an electronic datasite, shall be provided or made available to Parent prior to or concurrently with the time it is provided to such Person), and (ii) engage or participate in negotiations or discussions with any Person (including its Representatives and potential financing sources) who has made after the date of this Agreement a written Alternative Acquisition Proposal, if in the case of each of clauses (i) and (ii), such Alternative Acquisition Proposal did not result from a material breach of this Section 4.2 and the board of directors of the Company determines in good faith after consultation with its financial advisor and outside legal counsel, that such Alternative Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal.

(c) In addition to the obligations of the Company set forth in this Section 4.2, the Company shall promptly (and in any event within twenty-four (24) hours of receipt) advise Parent in writing in the event (i) the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of its or its Subsidiaries’ Representatives receives (A) any written indication by any Person that it intends to make an Alternative Acquisition Proposal or (B) an Alternative Acquisition Proposal, or (ii) any of the Company’s “named executive officers” (as defined by Item 402 of Regulation S-K under the Exchange Act) receives any indication by any Person that it intends to make an Alternative Acquisition Proposal, together with the material terms and conditions of such Alternative Acquisition Proposal, the identity of the Person making any such Alternative Acquisition Proposal, and a copy of any written Alternative Acquisition Proposal provided by such Person. The Company shall keep Parent informed on a reasonably current basis of the status and material terms and conditions (including, within twenty-four (24) hours, all material amendments or modifications) of any such Alternative Acquisition Proposal and shall promptly (and in any event within twenty-four (24) hours) provide or make available to Parent a copy of all written materials subsequently provided to the Company in connection with such Alternative Acquisition Proposal.

(d) Except as set forth in Section 4.2(e), neither the board of directors of the Company nor any committee thereof shall:

(i) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger, fail to include the Company Recommendation in the Proxy Statement, or adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Alternative Acquisition Proposal;

(ii) make any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (it being understood that the board of directors of the Company may refrain from taking a position with respect to an Alternative Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender offer or exchange offer in connection with such Alternative Acquisition Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered an adverse modification of the Company Recommendation) (each action set forth in clauses (i) and (ii) of this Section 4.2(d), a “Change of Recommendation”);

(iii) cause or permit the Company to approve, adopt, recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, any acquisition agreement, merger agreement or similar definitive agreement, a letter of intent, memorandum of understanding, agreement in principle or similar document, agreement or understanding with respect thereto (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) relating to any Alternative Acquisition Proposal (provided, that, for the avoidance of doubt, nothing in this Section 4.2 shall permit the Company to enter into an Alternative Acquisition Agreement prior to termination of this Agreement in accordance with its terms); or

(iv) take any action pursuant to Section 6.1(f).

(e) Notwithstanding the provisions of this Section 4.2, at any time prior to the time the Company Stockholder Approval is obtained, if the board of directors of the Company has received an Alternative Acquisition Proposal (that has not been withdrawn) that the board of directors of the Company determines constitutes a Superior Proposal, the board of directors of the Company may effect a Change of Recommendation or terminate this Agreement pursuant to Section 6.1(f) if, and only if, prior to the board of directors of the Company taking any such action:

(i) the Company shall have (A) provided to Parent a written notice, which notice shall (1) state that the Company has received an Alternative Acquisition Proposal which the board of directors of the Company has determined is a Superior Proposal and that the board of directors of the Company intends to take such action and (2) include the identity of the Person making such Superior Proposal, the most current written draft agreement relating to the transaction that constitutes such Superior Proposal and all related transaction agreements, (B) provided such notice to Parent at least four (4) Business Days prior to taking any such action (it being understood that any material amendment to the terms of such Superior Proposal shall require a new notice and a new two (2) Business Day period) and (C) if requested by Parent, negotiated in good faith with Parent during such four (4) Business Day period regarding revisions to this Agreement which would permit the Company not to effect a Change of Recommendation or take action pursuant to Section 6.1(f) in response to such a Superior Proposal; and

(ii) if Parent shall have delivered to the Company, within four (4) Business Days after receipt by Parent of the notice described in Section 4.2(e)(i), a written proposal capable of being accepted to amend the terms contemplated by this Agreement or the Financing Letters, the board of directors of the Company shall have in good faith determined (after consultation with outside legal counsel), after considering the terms of such proposal by Parent, that the Alternative Acquisition Proposal continues to constitute a Superior Proposal.

(f) The board of directors of the Company may also effect a Change of Recommendation at any time prior to the time the Company Stockholder Approval is obtained in the absence of a Superior Proposal if an Intervening Event shall have occurred and be continuing and prior to effecting such Change of Recommendation:

(i) the board of directors of the Company in good faith determines (after consultation with its outside legal counsel) that, in light of such Intervening Event, the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of the Company under applicable Law;

(ii) the board of directors of the Company shall have (A) provided to Parent a written notice, which notice shall (1) state that an Intervening Event has occurred and that the board of directors of the Company has determined that in light of such Intervening Event, the failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of the Company under applicable Law and that the Company intends to take such action and (2) describe the Intervening Event in reasonable detail, (B) provided such notice to Parent at least four (4) Business Days prior to taking any such action and (C) if requested by Parent, negotiated in good faith with Parent during such four (4) Business Day period regarding revisions to this Agreement which would permit the Company not to effect a Change of Recommendation in response to such Intervening Event; and

(iii) if Parent shall have delivered to the Company a written proposal capable of being accepted to amend the terms contemplated by this Agreement or the Financing Letters, within four (4) Business Days after receipt of such notice, the board of directors of the Company shall have in good faith determined (after consultation with outside legal counsel), after considering the terms of such proposal by Parent, that the failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of the Company under applicable Law.

(g) The Company agrees that any breach or violation of, or non-compliance with, this Section 4.2 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Agreement by the Company.

(h) Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company or its board of directors from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any disclosures to the holders of Company Common Stock if the board of directors of the Company in good faith determines (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to result in a breach of its fiduciary duties under applicable Law (including any “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act); provided, however, that any such disclosure shall be deemed to be a Change of Recommendation unless the board of directors of the Company expressly reaffirms its recommendation to the Company’s stockholders to vote in favor of the adoption of this Agreement in such disclosure.

Section 4.3 Meeting of the Company’s Stockholders.

(a) As promptly as reasonably practicable following the date of this Agreement (but no later than the fifteenth (15th) Business Day following the date of this Agreement), the Company shall (i) prepare and file with the SEC a preliminary proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) with respect to a meeting of holders of Company Common Stock to be held for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”); and (ii) in consultation with Parent, set a record date for the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement prior to the filing thereof with the SEC and the Company shall consider in good faith any comments reasonably proposed by Parent and it counsel. Parent shall furnish to the Company all information regarding Parent and its Affiliates that may be required (pursuant to the Exchange Act and other applicable Laws) to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the Proxy Statement is filed with the SEC. The Company shall (to the extent required by applicable federal securities Laws): (x) promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (y) take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to the extent required by Law, disseminated to the stockholders of the Company. The Company shall promptly provide Parent and its counsel with a copy of any comments received by the Company from the SEC or its staff with respect to the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the response to any comment letter and any amendment or supplement to the Proxy Statement prior to the filing thereof with the SEC, and the Company shall consider in good faith any comments reasonably proposed by Parent and its counsel.

(b) As promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, the Company shall (subject to applicable Laws, rules and regulations of Nasdaq and the requirements of the Company’s certificate of incorporation and bylaws) take all action reasonably necessary to convene the Company Stockholders Meeting and to cause the Proxy Statement to be mailed to the Company’s stockholders. Notwithstanding anything to the contrary contained in this Agreement, the Company may, after consultation with and prior written approval of Parent (not to be unreasonably withheld, conditioned or delayed), delay convening, postpone or adjourn the Company Stockholders Meeting if the Company determines in good faith that the delay, postponement or adjournment of the Company Stockholders Meeting is necessary or appropriate in order to obtain sufficient votes to obtain the Company Stockholder Approval or, with respect to disclosure matters, is required by the Company to comply with applicable Law. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 4.3(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Alternative Acquisition Proposal or the occurrence of any Change of Recommendation.

(c) Subject to Section 4.2 and Section 4.3, (i) the board of directors of the Company shall include the Company Recommendation in the Proxy Statement, and (ii) the Company shall use reasonable best efforts to obtain the Company Stockholder Approval.

Section 4.4 Consents, Approvals and Filings; Other Actions.

(a) Each of the Company, Parent and Merger Sub shall, and shall cause their respective Subsidiaries to use their reasonable best efforts to: (i) cause the conditions to Closing to be satisfied as promptly as practicable, (ii) assuming the Company has provided all information as Parent reasonably requires from the Company related to the Required Approvals to Parent by June 22, 2012, make and effect prior to June 26, 2012 (or, to the extent that the Company provides such information after June 22, 2012, within two (2) Business Days of the receipt of such information by Parent) all registrations, filings, notifications, applications and submissions required to be made or effected by it pursuant to Healthcare Laws (and other applicable Laws with respect to the Merger) to take all actions necessary to initiate obtaining the Required Approvals; (iii) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable after the date of this Agreement (and in any event, on or before July 9, 2012 unless otherwise mutually agreed by the parties); and (iv) take or cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub agrees to use reasonable best efforts to: (x) promptly provide all information requested by any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement (including with respect to the Required Approvals); (y) promptly take, and cause its Affiliates to take, all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act and obtain any antitrust clearance or similar clearance required to be obtained from any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement; and (z) promptly provide all notifications and registrations required by, and file all applications and other filings with, each relevant Governmental Entity or third party seeking any necessary or appropriate consent, approval, waiver or other authorization (including the Required Approvals) from such Governmental Entity or third party required to consummate the transactions contemplated by this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall provide the other with all information and signatures necessary for the preparation and filing of such applications, notifications and filings on a timely basis, and shall use reasonable best efforts to cooperate with one another to obtain the requisite consents, approvals, waivers or other authorizations (including the Required Approvals) and to prosecute the applications or other requests for consent, approval, waiver or authorization (including the Required Approvals) diligently and in good faith.

(b) Without limiting the generality of anything contained in Section 4.4(a) or Section 4.4(c), each party hereto shall: (i) give the other parties a reasonable opportunity to review and comment on the applications contemplated by Section 4.4(a) and consider in good faith comments reasonably proposed by such parties and their counsel; (ii) give the other parties prompt notice of the commencement by any Governmental Entity of any investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, including with respect to any action with respect to any of the Required Approvals; (iii) keep the other parties reasonably informed as to the status of any such investigation, action or Legal Proceeding; and (iv) promptly inform the other parties of any material communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger and the other transactions contemplated by this Agreement, including with respect to the Required Approvals. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties and their counsel in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other document made or submitted in connection with any investigation, action or Legal Proceeding under or relating to (x) the HSR Act or any other federal, state or foreign antitrust, competition or fair trade law, (y) any Law enforced or administered by any Governmental Entity or (z) the Required Approvals. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such investigation, action, request for approval or Legal Proceeding, each party hereto will permit authorized representatives and counsel of the other parties to be present at each substantive meeting or conference relating to such investigation, action, request for approval or Legal Proceeding and to have access to and be consulted in connection with any substantive document, opinion or proposal made or submitted to any Governmental Entity in connection with such investigation, action, request for approval or Legal Proceeding. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 4.4(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(c) Without limiting the generality of anything contained in Section 4.4(a) or Section 4.4(b), Parent and Merger Sub shall take or cause to be taken the following actions: (i) the prompt use of reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement; and (ii) the prompt use of reasonable best efforts, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable or threatened to be entered or issued, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on the schedule contemplated by this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be construed to require Parent or Merger Sub to (x) institute any Legal Proceedings against any Governmental Entity or (y) undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result, individually or in the aggregate, in a material and adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (each of such actions, a “Burdensome Condition”); and neither the Company nor any of its Subsidiaries shall take any action that has the effect of, or agree with any Governmental Entity to, any Burdensome Condition without the prior written consent of Parent.

(d) Nothing in this Section 4.4 shall obligate Parent, Merger Sub or the Company to take any action that is not conditioned on the consummation of the transactions contemplated hereby.

(e) Prior to the Closing Date, the Acquired Entities shall use commercially reasonably efforts to comply with any and all effects bargaining or other bargaining in connection with the transactions contemplated by this Agreement or other bargaining obligations to any labor union, trade union or other labor organization.

(f) Prior to the Closing, the Company shall cooperate with Parent and Merger Sub to implement certain transactions among the Company and its Subsidiaries, including liquidations, conversions and mergers, as determined by Parent, the consummation of which would occur on the Closing Date, immediately prior to the Closing (any such transaction, a “Pre-Acquisition Reorganization”); provided, that any such Pre-Acquisition Reorganization shall (i) not impede, delay or prevent consummation of the Merger (including by giving rise to litigation by third parties), (ii) be structured so as not to prejudice, in the reasonable opinion of the Company, the interests of any holders of shares of Company Common Stock, Company Options, Company RSUs or Company Restricted Stock, (iii) not require the Company to obtain the approval of holders of shares of Company Common Stock, (iv) not be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached, (v) not be structured to require the Company or any of its Subsidiaries to take any action in contravention of any Law or existing Contract, (vi) be conditioned upon Parent confirming that Parent and Merger Sub are prepared to proceed immediately with the Closing and providing any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the Pre-Acquisition Reorganization will be deemed to have occurred immediately prior to the Closing), and (vii) not be effective prior to the Closing Date, and then only if it is reasonably certain, in the Company’s reasonable judgment, that the Merger will become effective that same day, and that such Pre-Acquisition Reorganization can be reversed or unwound without adversely affecting the Company, its Subsidiaries, or their respective operations, properties and assets, in the event the Merger does not become effective and this Agreement is terminated. Parent acknowledges and agrees that (x) any Pre-Acquisition Reorganization or related actions could require the consent of third parties or Governmental Authorities, and the Company shall be under no obligation to seek or pay any value to obtain such consents, and (y) the completion of any Pre-Acquisition Reorganization or related actions shall not be a condition to consummation of the Merger. Parent shall, concurrently upon request by the Company, forthwith reimburse the Company for all reasonable and documented out of pocket fees and expenses (including any reasonable and documented out of pocket professional fees and expenses) incurred, directly or indirectly, by the Company and its Subsidiaries in considering and cooperating with Parent in connection with any request to effect a Pre-Acquisition Reorganization, shall be responsible for all reasonable and documented out of pocket fees and expenses of the Company and its Subsidiaries in reversing or unwinding (in the event this Agreement is terminated) any Pre-Acquisition Reorganization that was effected, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all reasonable and documented out of pocket losses and liabilities (including Taxes) suffered or incurred by them, directly or indirectly, in connection with, or as a result of any action taken pursuant to, this Section 4.4(f). The obligation of Parent to reimburse the Company and its Subsidiaries for reasonable and documented out of pocket fees and expenses, to be responsible for reasonable and documented out of pocket costs as set out in this Section 4.4(f) and to indemnify and hold harmless the Company and its Subsidiaries for any reasonable and documented out of pocket losses and liabilities (including Taxes) suffered or incurred by them, directly or indirectly, in connection with, or as a result of any action taken pursuant to, this Section 4.4(f) will be in addition to any other payment Parent may be obligated to make pursuant to this Agreement and will survive termination of this Agreement.

(g) Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 4.5 Access. Upon reasonable notice, the Company shall afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Acquired Entities’ properties, books and records, and personnel (including reasonable access to the Real Property and the buildings, structures, fixtures, appurtenances and Improvements thereon to conduct an investigation with respect to the Company and its Subsidiaries’, as applicable, legal and environmental compliance with respect to the Real Property and the environmental condition of the Real Property), and, during such period, the Company shall cause to be furnished or made available promptly to Parent all readily available information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (i) result in the disclosure of any trade secrets of third parties or violate any obligation of any of the Acquired Entities with respect to confidentiality (provided, that the Company shall use commercially reasonable efforts to obtain the required consent of such third party to provide such access or disclosure); (ii) jeopardize protections afforded any of the Acquired Entities under the attorney-client privilege or the attorney work product doctrine (provided, that the Company shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege); or (iii) include information that identifies specific customers or other confidential information with respect to any specific customer relationship to the extent such disclosure is prohibited by applicable Laws (provided, that in the case that any such access or disclosure is limited for the reasons described in clause (i) through (iii), Parent and the Company each agree to use commercially reasonable efforts to establish a process that (through use of steps such as targeted redactions, provision of information to counsel to review and summarize for Parent or use of a “clean room” environment for analysis and review of information by joint integration teams in coordination with counsel and the Company) will provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 4.5). In addition, the Company shall (x) periodically deliver or make available to Parent written notice of any pending (or, to the Knowledge of the Company, threatened) Legal Proceeding and updates to the material Legal Proceedings set forth on Section 2.12(a) of the Company Disclosure Schedule and (y) promptly deliver or make available to Parent copies of (A) any amendments, modifications, waivers or notices of default or termination, with respect to the Real

Estate Leases and (B) any complaints, answers, pleadings, filings or correspondence regarding any current or future proceedings, litigation or administrative actions, affecting any Facility, the Company or any of its Subsidiaries. All information obtained by Parent and its Representatives pursuant to this Section 4.5 shall be treated as “Confidential Information” for purposes of the Confidentiality Agreement.

Section 4.6 Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties of the discovery by such party of: (a) any inaccuracy in any representation or warranty of any party hereto that would make the conditions set forth in Section 5.2(a) or Section 5.3(a) incapable of being satisfied or (b) any failure on the part of any party hereto to comply with any of its covenants contained in this Agreement that would make the conditions set forth in Section 5.2(b) or Section 5.3(b) incapable of being satisfied; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger, or the remedies available to the parties hereunder. In addition, the Company shall promptly notify Parent of the Company’s or any of its Subsidiaries’ entry into or material amendment or termination prior to the expiration of the existing term of any Material Contract set forth on Section 2.10(a)(ii) to which the Company or any such Subsidiary is a party.

Section 4.7 Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter, except with respect to any Change of Recommendation or other action taken by the Company pursuant to Section 4.2, the Company and Parent shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment on, any press releases or other public statements or statements to employees with respect to the transactions contemplated by this Agreement or filings with any Governmental Entity with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law, court process or the rules of a national securities exchange or to the extent such release or statement is consistent with releases or statements already made in compliance with this Section 4.7. The restrictions in this Section 4.7 shall not apply to any press release or public statement made in connection with any dispute between the parties hereto regarding this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.8 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company and its Subsidiaries to, fulfill and honor in all respects the obligations of the Acquired Entities pursuant to: (i) each indemnification agreement in effect between any of the Acquired Entities and any Indemnified Party as set forth in Section 4.8(a) of the Company Disclosure Schedule; and (ii) any indemnification provision, expense advancement provision and any exculpation provision set forth in the certificate of incorporation or bylaws or equivalent organizational documents of the Acquired Entities as in effect on the date of this Agreement. The certificate of incorporation and bylaws of the Surviving Company and equivalent organizational documents of the Surviving Company’s Subsidiaries shall contain the provisions with respect to indemnification, expense advancement and exculpation from liability at least as favorable as the indemnification, expense advancement and exculpation from liability provisions set forth in the Company’s certificate of incorporation and bylaws and equivalent organizational documents of the Company’s relevant Subsidiaries on the date of this Agreement, and, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party.

(b) Through the sixth (6th) anniversary of the Effective Time, the Surviving Company will maintain, and Parent shall cause to be maintained, in effect, for the benefit of the Indemnified Parties, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement and provided to Parent; provided, however, that: (i) in no event shall Parent be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy (the “Annual Cap”), it being understood that if the annual premiums payable for such insurance coverage exceed the Annual Cap, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to the Annual Cap; and (ii) in lieu of the foregoing, and notwithstanding anything contained in clause (i) above, the Company in consultation with Parent may obtain a prepaid “tail” policy prior to the Effective Time that provides the Indemnified Parties with directors’ and officers’ liability insurance for a period ending no earlier than the sixth (6th) anniversary of the Effective Time; provided, that the cost per annum of such “tail” policy shall be subject to the Annual Cap.

(c) If Parent or the Surviving Company or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations of the Surviving Company (or Parent) set forth in this Section 4.8.

(d) The Indemnified Parties are intended to be third party beneficiaries of this Section 4.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties under this Section 4.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the relevant certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 4.8 is not prior to or in substitution for any such claims under such policies.

(f) For purposes of this Agreement, each Person who is or was an officer or director of any of the Acquired Entities at or at any time prior to the Effective Time shall be deemed to be an “Indemnified Party.”

Section 4.9 Financing.

(a) (i) Each of Parent and Merger Sub shall use reasonable best efforts to obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Letters pursuant to the terms thereof and satisfy the conditions to the Financing as described in the Financing Letters (including the repayment of any indebtedness to the extent such repayment is a condition to the Financing) and shall not permit any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, any of the Financing Letters or any fee or other letter or agreement relating thereto if such termination, amendment, modification, waiver or replacement (A) reduces the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) to the extent that Parent would not be able to fund the aggregate Merger Consideration, the aggregate Option Consideration, the aggregate Company RSU Consideration and all fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Company on the Closing Date pursuant to this Agreement or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of Financing, or otherwise expands, amends or modifies any other provision of the Financing Letters, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto; provided, that Parent and Merger Sub may amend any of the Financing Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed such Financing Letters as of the date of this Agreement to the extent that the commitments of any of the Lead Lenders to provide all of the Financing are not terminated or reduced as a result of any such amendment. Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of any of the Financing Letters or of any fee or other letter or agreement relating thereto (redacted as in the case of such fee or other agreement in a manner contemplated by Section 3.6). Parent and Merger Sub shall use reasonable best efforts to, subject to provision by the Company of the Required Information, cause the Marketing Period to commence on or before July 16, 2012.

(ii) Each of Parent and Merger Sub shall use reasonable best efforts (A) to maintain in effect each of the Financing Letters, (B) to, as soon as practicable, negotiate and enter into definitive agreements with respect to each of the Financing Letters with, subject to the restrictions contained in Section 4.9(a)(i), the conditions to funding contained in the Financing Letters and on the terms (including the flex provisions) contained in the Financing Letters (or as to terms that are not directly or indirectly related to any condition to closing or the availability of the Financing on other terms acceptable to Parent, Merger Sub and the Lead Lenders), (C) to satisfy on a timely basis all conditions to receipt of the Financing at the Closing set forth therein that are within its control (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish required and requested information described in Section 4.9(b)) and, upon satisfaction of the conditions set forth in the Financing Letters, to consummate the Financing at or prior to the Closing, including using its reasonable best efforts to cause the Lead Lenders and the other persons committing to fund the Financing to fund the Financing at the Closing, and (D) to comply with its obligations, including the payment of any and all commitment or other fees and expenses in a timely manner that become payable, under each of the Financing Letters. Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice, (x) of any breach or default by any party to any of the Financing Letters or definitive agreements related to the Financing of which Parent or Merger Sub become aware, (y) of the receipt of any written notice or other written communication from any Financing Source with respect to any (1) actual breach, default, termination or repudiation by any party to any of the Financing Letters or definitive agreements related to the Financing of any provisions of any of the Financing Letters or definitive agreements related to the Financing or (2) material dispute or disagreement relating to the Financing, including with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Financing Letters or definitive agreements related to the Financing. If any portion of the Financing otherwise becomes unavailable, and such portion is reasonably required to fund the aggregate Merger Consideration, the aggregate Option Consideration, the aggregate Company RSU Consideration and all fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Company pursuant to this Agreement, Parent and Merger Sub shall use their reasonable best efforts, at their sole expense, to arrange and obtain in replacement thereof, as promptly as reasonably practicable, alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement with terms and conditions, taken as a whole, not less favorable to Parent and Merger Sub (or their Affiliates), including conditions to closing not less favorable to the Company and its Affiliates, than the terms and conditions set forth in each of the Financing Letters. Parent shall promptly deliver to the Company true and complete copies of all contracts pursuant to which any such alternative source shall have committed to provide any portion of the Financing and all other fee and other agreements related thereto (redacted as in the case of such fee or other agreement in a manner contemplated by Section 3.6). For purposes of this Section 4.9 and Section 3.6, references to “Financing” shall include the financing contemplated by the Term Loan Financing Letter and the ABL Financing Letter, as permitted by this Section 4.9 to be amended, modified or replaced, and references to “Financing Letter” or “Financing Letters” shall include, as the case may be, such documents as permitted by this Section 4.9 to be amended, modified or replaced, in each case from and after such amendment, modification and replacement.

(b) From the date of this Agreement through the Closing Date, the Company shall provide to Parent and Merger Sub, and shall cause each of its Subsidiaries to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting, to provide cooperation reasonably requested by Parent that is necessary or reasonably desirable in connection with Parent’s and Merger Sub’s efforts to obtain the Financing or any permitted replacement, amended, modified or alternative financing (collectively with the

Financing, the “Available Financing”) (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) (A) furnishing Parent and Merger Sub and their Financing Sources with such pertinent and customary information (other than financial information, which is covered by clause (ii) below), to the extent reasonably available to the Company, regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent to consummate the lender financing contemplated by the Available Financing at the time during the Company’s fiscal year such loan offerings will be made and (B) furnishing Parent and Merger Sub and their Financing Sources with information (other than financial information, which is covered by clause (ii) below) regarding the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries) customary for the arrangement of loans contemplated by the Available Financing, to the extent reasonably available to the Company and reasonably requested in writing by Parent to assist in preparation of customary offering or information documents or rating agency or lender presentations relating to such arrangement of loans (other than financial information, which is covered by clause (ii) below), (ii) furnishing Parent and Merger Sub and the Lead Lenders financial statements and pro forma financial statements of the Company and its Subsidiaries that are required under the Financing Letters (as in effect on the date of this Agreement) to the extent reasonably requested by Parent to consummate the Financing at the time the Financing is to be consummated, including financial information and data reasonably necessary to satisfy the conditions set forth in the Financing Letters in effect on the date hereof and as may be reasonably requested by Parent (the information, data, financial statements, pro forma financial statements and other financial data and financial information referred to in clauses (i) and (ii) of this Section 4.9(b) that has been requested in writing in accordance thereof shall mean the “Required Information”), (iii) participating in a reasonable number of meetings, drafting sessions and due diligence sessions at times and in locations reasonably acceptable to the Company (including one or more customary lender meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders for the Available Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), and reasonably cooperating with the marketing efforts of Parent and Merger Sub and their Financing Sources, in each case in connection with the Available Financing, (iv) assisting with the preparation of materials for rating agency presentations, lender information memoranda and similar documents prepared by Parent and Merger Sub and reasonably required in connection with the Available Financing as may be reasonably requested by Parent; provided, that any rating agency presentations, lender information memoranda and similar documents required in connection with the Available Financing shall contain disclosure reflecting the Surviving Company and/or its Subsidiaries as the obligor, (v) using commercially reasonable efforts to obtain such consents, approvals, authorizations and instruments which may be reasonably requested by Parent in connection with the Available Financing and collateral arrangements, including customary payoff letters, releases of liens and instruments of termination or discharge, (vi) reasonably facilitating all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving Company immediately after the Effective Time, (vii) assisting in the preparation, negotiation and execution (subject to the occurrence of the Effective Time and to be effective on the Closing Date) of one or more credit agreements, pledge agreements, security agreements, guarantees and other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by Parent and that are required to be obtained under the Financing Letters at Closing; provided, that no obligation of the Company or any of its Subsidiaries under any such agreements or documents shall be effective until the Effective Time, (viii) assisting with and facilitating the granting of security interests (and the perfection thereof) in assets of the Company and its Subsidiaries required to be pledged as collateral under the Financing Letters at Closing subject to the proviso in clause (vii) hereof; (ix) using commercially reasonable efforts to obtain customary authorization letters with respect to the bank information memoranda and consents of accountants to the use of their reports in any materials relating to the Available Financing, (x) in connection with the Financing, providing customary authorization letters to the Financing Sources of the Financing, as reasonably requested by Parent and Merger Sub, authorizing the distribution of information to prospective lenders, subject to customary confidentiality undertakings and (xi) cooperating reasonably with the due diligence of the Financing Sources of the Financing, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company. Notwithstanding the foregoing, (x) no Pre-Closing Director shall be required to take any action with respect to the foregoing and neither the Company nor any of its Subsidiaries shall be obligated to take any action that requires action or approval by the Pre-Closing Directors; (y) no obligation of the Company or any of its Subsidiaries or Representatives under any agreement, certificate, document or instrument undertaken pursuant to the foregoing (other than the authorization letters referred to above) shall be effective until the Effective Time; and (z) none of the Company or any of its Subsidiaries or Representatives shall be required to pay any commitment or other similar fee or incur any other liability, cost or expense that is not simultaneously reimbursed by Parent in connection with the Available Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 4.9 (without duplication of any reimbursement pursuant to the preceding sentence).

(c) If requested by Parent at least five (5) Business Days prior to the Closing, then at least three (3) Business Days prior to the Closing, the Company shall deliver a notice of prepayment and commitment termination in accordance with the prepayment and commitment termination provisions of the Credit Agreement to the administrative agent (or similar person) under the Credit Agreement (the “Credit Agreement Agent”).

(d) If requested by Parent at least ten (10) Business Days prior to the Closing, then at least one (1) Business Day prior to the Closing, the Company shall use reasonable best efforts to deliver to Parent a payoff letter in customary and substantially final form from the lenders, or the Credit Agreement Agent on behalf of the lenders, under the Credit Agreement, which (i) confirms the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid Obligations (as defined in the Credit Agreement) under the Credit Agreement as of the anticipated Closing (and the daily accrual of interest thereafter) (the “Payoff Amount”) and (ii) provides for (A) the termination of the Credit Agreement and the related Loan Documents (as defined in the Credit Agreement) and (B) the release of Liens and guarantees granted in connection with the Credit Agreement, excluding, in the case of clauses (i) and (ii)(B) above, indemnification and other customary obligations that survive under the Credit Agreement. If requested by Parent, the Company shall use commercially reasonable efforts to obtain customary documents, terminations and releases (including with respect to outstanding mortgages to the extent required as a condition to closing under any of the Financing Letters), as are reasonably necessary to release all Liens and all guarantees granted in connection with the Credit Agreement substantially concurrently with the Closing, subject to the receipt by such lenders of the applicable Payoff Amount and the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit of the Company, to the extent agreed by the Company’s lenders, under the Credit Agreement.

(e) Each of Parent and Merger Sub acknowledges and agrees that neither obtaining the Financing nor obtaining any Available Financing is a condition to the consummation of the Merger. Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not, prior to the consummation of the transactions contemplated hereby at Closing, have any responsibility for, or incur any liability to any person under, any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 4.9 (other than, in the case of the Company, liability to Parent for breach of the Company’s obligations under Section 4.9(b)) and that Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them as a result of any action against any of such parties arising out of (A) the arrangement of the Financing or any Available Financing, (B) the information used in connection therewith and (C) any acts performed by the Company or its Subsidiaries under this Section 4.9 including at Parent’s or Merger Sub’s request under this Section 4.9.

Section 4.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause the transactions contemplated by this Agreement and any other dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.11 Director Resignations. The Company shall use commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director of the Company and its Subsidiaries in office immediately prior to the Effective Time (other than with respect to any directors identified by Parent in writing to the Company two (2) Business Days prior to the Closing Date), which resignations shall be effective at the Effective Time.

Section 4.12 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the board of directors of the Company prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or, to the Knowledge of the Company, threatened in writing against the Company and/or members of the board of directors of the Company and shall keep Parent reasonably informed with respect to the status thereof. Neither the Company nor any Subsidiary or Representative of the Company shall settle or agree to settle any such stockholder litigation or consent to the same unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 4.13 Delisting. Each of the parties hereto agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq and terminate its registration under the Exchange Act, provided, that such delisting and termination shall not be effective until after the Effective Time.

Section 4.14 Takeover Statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state antitakeover Law or regulation becomes, or purports to become, applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger or the other transactions contemplated by this Agreement.

Section 4.15 Employee Benefits.

(a) Parent shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with the Acquired Entity (or predecessor employers to the extent the Acquired Entity provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Company or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes a participant, except in each case to the extent such recognition would result in a duplication of benefits. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Company or the relevant Subsidiary for the benefit of any Continuing Employees, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, to the extent waived or satisfied under the comparable Company Plan and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Company or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(b) Nothing in this Agreement (i) shall require Parent, the Surviving Company or any of their Subsidiaries to continue to employ any particular employee of an Acquired Entity following the Closing Date, (ii) shall be construed to prohibit Parent, the Surviving Company or any of their Subsidiaries from amending or terminating any Company Plan, or (iii) shall require Parent, the Surviving Company or any of their Subsidiaries to take any action reasonably believed to be in violation of any applicable Collective Bargaining Agreement. No provision of this Agreement shall (x) create any third party beneficiary rights in any employee or any beneficiary or dependents thereof with respect to the compensation, terms and conditions of employment and benefits that may be provided, or (y) be construed as in any way modifying or amending the provisions of any Company Plan.

Section 4.16 Equity Contributions. If upon the consummation of the Closing (a) Parent would not be in compliance with the tangible net worth covenant contained in Section 10.1 of the TNW Guaranty (the “TNW Covenant”), and (b) such non-compliance has not been waived in writing by the landlords to the TNW Lease, which landlords are the beneficiaries of the TNW Guaranty, Parent shall obtain, on or prior to the Closing Date, one or more equity contributions in an aggregate amount not to exceed Fifty Million Dollars ($50,000,000), to the extent such equity contributions would result in Parent being in compliance with the TNW Covenant upon the consummation of the Closing.

ARTICLE V

CONDITIONS TO THE MERGER

Section 5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval;

(b) HSR Act. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or otherwise been terminated;

(c) Other Governmental Approvals. The approvals of the Merger from the federal and state regulatory agencies (or equivalent or successor agencies thereof) that are set forth in Section 5.1(c) of the Company Disclosure Schedule (each an “Agency”) shall have been obtained (the “Required Approvals”). This condition shall be deemed satisfied upon the occurrence of any one of the following events (each an “Approval Event”) in response to the notifications and filings provided to such Agency pursuant to Section 4.4(a) and any subsequent filings (the “CHOW Notices”): (i) the receipt of confirmation in writing, which may be in the form of an electronic message, or verbally (if confirmed in a writing to the Agency) that the parties are authorized by the Agency to proceed with the Merger on the terms outlined in the CHOW Notice submitted to the Agency or (ii) the failure of such Agency to advise one or more of the parties in writing or verbally (if confirmed in a writing to the Agency) by October 31, 2012 (and for the avoidance of doubt, the condition contained in this Section 5.1(c) shall not be capable of satisfaction with respect to a particular Agency pursuant to this clause (ii) until October 31, 2012 unless the parties hereto otherwise agree in writing) that the certificate of need, licensure, Medicare or Medicaid approval, as applicable, is required for the authorization of the Merger or that the matter is under further consideration or review. Once an Approval Event has occurred with respect to an Agency, this condition will be deemed satisfied as to such Agency even if (A) after the Closing, a new license or other documentation will be issued by such Agency to one or more of the parties in connection with the consummation of the Merger or (B) notice to or informational filings are required or permitted to be made by one or more of the parties with such Agency after the Closing. Following an Approval Event, the condition shall no longer be deemed satisfied as to such Required Approval if (x) the applicable Agency provides written or verbal (if confirmed in a writing to the Agency) withdrawal of authorization to proceed with the Merger; (y) any change in applicable Laws occurs that has the effect of requiring formal or additional filings before authorization to proceed with the Merger will be issued or re-issued; or (z) an Agency for which the condition contained in this Section 5.1(c) was previously believed to be satisfied pursuant to clause (ii) above notifies one or more of the parties verbally (if confirmed in a writing to the Agency) or in writing that the certificate of need, licensure,

Medicare or Medicaid approval, as applicable, is required for the authorization of the Merger or that the matter is under further consideration or review. Notwithstanding anything herein to the contrary, if at any time after October 31, 2012, the Required Approvals have all been obtained except with respect to three or fewer of the Facilities so long as (1) each such Facility is not located in a state where more than three Facilities (such term, in this case only, inclusive of Facilities owned, leased or managed by Parent or any of its Subsidiaries) are located, and (2) no Parent Related Party may be held criminally liable for the consummation of the transactions contemplated by this Agreement without any such Required Approval (taking into account whether any such criminal liability could be avoided if the parties close the applicable Facility on or before the Closing and provided that if the applicable Facility must be closed prior to the Closing in order to avoid criminal liability, then notwithstanding anything to the contrary in this Agreement (including Section 4.1), the Company may take all actions reasonably necessary to close or transfer such Facility and Parent and Merger Sub shall not be required to complete the Closing until the first to occur of (Q) such Facility has been transferred or closed, (R) the Required Approval for such Facility is otherwise obtained or (S) the applicable Agency agrees in writing that the closing or transfer of such Facility can occur post-Closing), then the condition contained in this Section 5.1(c) will be deemed to be fully satisfied irrespective of the failure to obtain such Required Approvals; and

(d) Statutes and Injunctions. No (i) temporary restraining order or preliminary or permanent injunction or other Order by any federal or state court or other tribunal of competent jurisdiction preventing consummation of the Merger shall be in effect, (ii) applicable Law prohibiting consummation of the Merger shall be in effect, and (iii) Governmental Entity shall have instituted any action, claim, suit or proceeding (which remains pending at what otherwise would be the Closing Date) seeking to enjoin, restrain or otherwise prohibit the consummation of the Merger.

Section 5.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Sections 2.1, 2.4, 2.7(b), 2.22, 2.23, 2.25 and 2.26 shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), (ii) the representations and warranties of the Company set forth in Sections 2.3(a), 2.3(b) and 2.3(c) shall be accurate in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (for purposes of this Section 5.2(a)(ii) only, “de minimis” means any inaccuracy that would give rise to or result in any increased Liabilities, damages or costs (i.e., in excess of the consideration that Parent would have been obligated to pay had the representation not been breached) to Parent of more than $100,000 in the aggregate) and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be accurate in all respects (read, for purposes of this Section 5.2(a) only, without any “materiality” or “Material Adverse Effect” qualifications) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 5.2(a)(iii) if such inaccuracies (considered collectively) have not had and would not reasonably be expected to have a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all obligations (other than the obligations set forth in Section 4.1(aa) and the penultimate sentence of Section 4.5) required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(c) No Material Adverse Effect. Since the date of this Agreement, there shall have been no event, change, circumstance, development, occurrence, condition, effect or state of facts that, individually or in the aggregate, has had and continues to have, or would reasonably be expected to have, a Material Adverse Effect;

(d) Officers’ Certificate. Parent shall have received a certificate dated the Closing Date and signed by an executive officer of the Company certifying as to the matters set forth in paragraphs (a), (b) and (c) above;

(e) No Burdensome Condition. The Required Approvals shall have been obtained without any action, condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements with respect to the Required Approvals, would or would reasonably be expected to result in a Burdensome Condition;

(f) FIRPTA Certificates. Parent shall have received certificates duly executed by the Company in accordance with Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations and Section 1.1445-2(b) of the Treasury Regulations;

(g) No Event of Default. No Event of Default (as such term is defined in the respective contracts set forth on Section 5.2(g) of the Company Disclosure Schedule, the “Listed Contracts”) shall have occurred and be continuing, it being understood that in the event the counterparty to any of the Listed Contracts asserts that one or more Events of Default has occurred and is continuing, this condition shall be satisfied if (i) Parent shall have received a certificate dated the Closing Date and signed by the chief executive officer of the Company certifying in good faith that the Company has determined that no such Event of Default has occurred and is continuing as of the Closing Date, and providing as an attachment to such certificate, the basis for the Company’s determination; (ii) the Company shall have provided a draft of such certificate to Parent at least five (5) Business Days prior to when the Company expects the Closing to occur; and (iii) the Company shall have provided such additional supporting documentation as Parent shall reasonably request evidencing the Company’s determination to the extent that such additional documentation can reasonably be provided by the Company within four (4) Business Days after the Company provided Parent with such draft certificate;

(h) Satisfaction of Certain Obligations. In the event the Closing occurs prior to October 22, 2012, Parent shall have received a certificate dated the Closing Date and signed by the chief executive officer of the Company certifying in good faith that based on the pro forma financial information attached to such certificate, the provisions of the section of the contract set forth in Section 5.2(h) of the Company Disclosure Schedule, as further described in Section 5.2(h) of the Company Disclosure Schedule (the “Specified Provision”), is expected to be complied with for the measurement period ending September 30, 2012. In the event the Closing occurs on or after October 22, 2012, Parent shall have received a certificate dated the Closing Date and signed by the chief executive officer of the Company certifying in good faith that (i) the Specified Provision was complied with for the measurement period ending September 30, 2012, and (ii) based on the pro forma financial information attached to such certificate, the Specified Provision is expected to be complied with for the measurement period ending December 31, 2012. In either case, the Company shall have provided a draft of such certificate to Parent at least five (5) Business Days prior to when the Company expects the Closing to occur and the Company shall have provided such additional supporting documentation as Parent shall reasonably request evidencing the Company’s determination of compliance to the extent that such additional documentation can reasonably be provided by the Company within four (4) Business Days after the Company provided Parent with such draft certificate; and

(i) Master Lease Intercreditor Agreements. Except as set forth on Section 4.1(h)(1) of the Company Disclosure Schedule or as consented to in writing by Parent, no amendment or modification to any Real Estate Lease set forth on Section 4.1(bb) of the Company Disclosure Schedule shall have been made that would reasonably be expected to (i) materially adversely affect the Company or the Company’s business or (ii) materially adversely affect the lenders’ rights under the Master Lease Intercreditor Agreements, or cause the amendment of the Master Lease Intercreditor Agreements.

Section 5.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects (read, for purposes of this Section 5.3(a) only, without any materiality qualifications) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 5.3(a) if such inaccuracies (considered collectively) do not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement and do not materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under this Agreement;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied with in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Closing Date; and

(c) Officers’ Certificate. The Company shall have received a certificate dated the Closing Date and signed by an executive officer of Parent certifying as to the matters set forth in paragraphs (a) and (b) above.

Section 5.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 5.1, 5.2 or 5.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any material provision of this Agreement or failure to perform any of its material obligations under this Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether before or, except as specified otherwise in this Section 6.1, after obtaining the Company Stockholder Approval):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if the Merger shall not have been consummated on or before the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to a party if the failure of the Merger to have been consummated on or before the End Date was caused by the failure of such party to perform any of its material obligations under this Agreement or by such party’s breach of any material provisions of this Agreement (in each case, other than the failure of Parent and Merger Sub to consummate the Merger by reason of a Financing Failure (other than a Financing Failure resulting from a Willful Breach of Section 4.9 by Parent or Merger Sub));

(c) by either the Company or Parent if any injunction or other order having the effect set forth in Section 5.1(d) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to a party if the imposition of such injunction or other order was caused by the failure of such party to perform any of its material obligations under this Agreement, including using its reasonable best efforts to have any such injunction lifted in accordance with Section 4.4, or by such party’s breach of any material provisions of this Agreement;

(d) by either the Company or Parent if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(e) by Parent, at any time prior to obtaining the Company Stockholder Approval, if a Change of Recommendation occurs (whether or not in compliance with Section 4.2);

(f) by the Company, at any time prior to obtaining the Company Stockholder Approval, after complying with the procedures set forth in Section 4.2(e), in order to accept a Superior Proposal and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, that the Company shall pay the Company Termination Fee (and expense reimbursement) in accordance with Section 6.3(a) prior to or simultaneously with such termination;

(g) by Parent if any provision of Section 4.2 shall have been breached in any material respect;

(h) by Parent if: (i) there is an inaccuracy in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 5.2(a) would not reasonably be expected to be satisfied; (ii) Parent shall have delivered to the Company written notice of the inaccuracy in such representation or warranty of the Company; and (iii) if any such inaccuracy is capable of being cured prior to the End Date, at least thirty (30) days (or, if shorter, a time period expiring one day prior to the End Date) shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy shall not have been cured on or prior to such 30th day (or, if shorter, one day prior to the End Date);

(i) by the Company if: (i) there is an inaccuracy in any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 5.3(a) would not reasonably be expected to be satisfied; (ii) the Company shall have delivered to Parent written notice of the inaccuracy in such representation or warranty of Parent or Merger Sub; and (iii) if any such inaccuracy is capable of being cured prior to the End Date, at least thirty (30) days (or, if shorter, a time period expiring one day prior to the End Date) shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy shall not have been cured on or prior to such 30th day (or, if shorter, one day prior to the End Date);

(j) by Parent if: (i) any material covenant of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not reasonably be expected to be satisfied; (ii) Parent shall have delivered to the Company written notice of the breach of such covenant of the Company; and (iii) if any such breach is capable of being cured prior to the End Date, at least thirty (30) days (or, if shorter, a time period expiring one day prior to the End Date) shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured on or prior to such 30th day (or, if shorter, one day prior to the End Date);

(k) by the Company if: (i) any material covenant of Parent or Merger Sub contained in this Agreement shall have been breached (other than the failure of Parent and Merger Sub to consummate the Merger by reason of a Financing Failure (other than a Financing Failure resulting from a Willful Breach of Section 4.9 by Parent or Merger Sub)) such that the condition set forth in Section 5.3(b) would not reasonably be expected to be satisfied; (ii) the Company shall have delivered to Parent written notice of the breach in such covenant of Parent; and (iii) if any such breach is capable of being cured prior to the End Date, at least thirty (30) days (or, if shorter, a time period expiring one day prior to the End Date) shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured on or prior to such 30th day (or, if shorter, one day prior to the End Date); or

(l) by the Company, in the event (i) a Financing Failure has occurred and is continuing as of the date of termination and (ii) all of the conditions set forth in Sections 5.1 and 5.2 have been satisfied or waived by the party or parties entitled to waive such conditions (other than those conditions that by their nature are to be satisfied at the Closing), and (iii) Parent or Merger Sub shall have failed to consummate the Closing no later than one (1) Business Day following the date the Closing is required to occur pursuant to Section 1.3(a).

Section 6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect without any further liability on the Company, Parent or Merger Sub; provided, however, that: (i) Section 4.4(f), Section 4.9(e), this Section 6.2, Section 6.3 and Article VII shall survive the termination of this Agreement and shall remain in full force and effect; and

(ii) except as set forth in Sections 6.3(e) and 6.3(f), the termination of this Agreement shall not relieve any party hereto from any liability or damages for fraud or any Willful Breach. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement among the parties hereto.

Section 6.3 Termination Fees.

(a) In the event that:

(i)(A) this Agreement is terminated by Parent or the Company pursuant to Section 6.1(d), (B) any Alternative Acquisition Proposal has been publicly announced or otherwise made publicly known by any Person (other than by Parent, Merger Sub or their respective Affiliates) and, in either case, not withdrawn after the date of this Agreement but prior to the Company Stockholders Meeting and (C) the Company (1) completes an Alternative Acquisition Proposal within nine (9) months of the date this Agreement is terminated or (2) enters into a definitive agreement with respect to any Alternative Acquisition Proposal within nine (9) months of the date this Agreement is terminated, and such Alternative Acquisition Proposal is consummated, whether before or after such nine (9) month period (provided, that for purposes of clause (C), the references to “20%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “50%”), then within two (2) Business Days of such completion or consummation, the Company shall pay to Parent the Company Termination Fee by wire transfer to an account specified in writing by Parent;

(ii) this Agreement is terminated by the Company pursuant to Section 6.1(f), then prior to or simultaneously with such termination the Company shall pay to Parent the Company Termination Fee by wire transfer to an account specified in writing by Parent; or

(iii) this Agreement is terminated by Parent pursuant to Section 6.1(e) or Section 6.1(g), then within two (2) Business Days of such termination, the Company shall pay to Parent the Company Termination Fee by wire transfer to an account specified in writing by Parent;

it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount in immediately available funds equal to $6,900,000.

(b) If this Agreement is terminated, other than pursuant to Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d) (in the context where no Alternative Acquisition Proposal shall have been publicly announced or otherwise made publicly known by any Person (other than by Parent, Merger Sub or their respective Affiliates) prior to the Company Stockholders Meeting or where no such Alternative Acquisition Proposal shall remain unwithdrawn at the time of the Company Stockholders Meeting), Section 6.1(h), Section 6.1(i), Section 6.1(j), Section 6.1(k) or Section 6.1(l), then the Company shall promptly, but in no event later than two (2) Business Days after termination of this Agreement and submission by Parent of the expense statement noted below, in addition to any amounts payable pursuant to Section 6.3(a), pay Parent an amount equal to Parent’s reasonable and documented out-of-pocket expenses, not to exceed $1,000,000 (the “Expense Cap”), incurred by or on behalf of Parent (including, subject to the Expense Cap, all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to Parent) in connection with or related to the transactions contemplated hereby, including the authorization, preparation, negotiation, execution and performance of this Agreement and the Financing, in immediately available funds, as directed by Parent in writing. Parent shall submit to the Company a statement setting forth a description of such expenses and amounts therefor in such detail as the Company may reasonably request.

(c) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 6.1(l), then within two (2) Business Days of such termination, Parent shall pay to the Company the Financing Termination Fee by wire transfer to an account specified in writing by the Company;

(ii) (A) this Agreement is terminated by the Company or Parent pursuant to Section 6.1(b), (B) a Financing Failure has occurred and is continuing as of the End Date, (C) all of the conditions set forth in Sections 5.1 and 5.2 have been satisfied or waived by the party or parties entitled to waive such conditions (other than those conditions that by their nature are to be satisfied at the Closing), and (D) Parent or Merger Sub shall have failed to consummate the Closing on or before the End Date, then within two (2) Business Days of such termination, Parent shall pay to the Company the Financing Termination Fee by wire transfer to an account specified in writing by the Company;

it being understood that in no event shall Parent be required to pay the Financing Termination Fee on more than one occasion.

As used herein, “Financing Termination Fee” shall mean a cash amount in immediately available funds equal to $20,000,000.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 6.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an action which results in a judgment against the other party for the payment set forth in this Section 6.3, such paying party shall pay the other party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on the payment set forth in this Section 6.3 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(e) Notwithstanding anything to the contrary in this Agreement, if the Company becomes obligated to pay the Company Termination Fee pursuant to this Section 6.3, Parent agrees that its right to receive the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub against (i) the Company and its Subsidiaries and their respective current, former or future Affiliates and (ii) the current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, employees, representatives or agents of any of the Persons listed in the foregoing clause (i) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger to be consummated; and upon payment of such fee, none of the foregoing shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or in respect of any other agreement, document or theory of law or equity.

(f) Notwithstanding anything to the contrary in this Agreement:

(i) if Parent becomes obligated to pay the Financing Termination Fee pursuant to this Section 6.3, the Company agrees that its right to receive the Financing Termination Fee shall be the sole and exclusive remedy of the Company against (A) Parent, Merger Sub, the Financing Sources and any of their respective current, former or future Affiliates and (B) the current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, employees, representatives or agents of any of the Persons listed in the foregoing clause (A) (the Persons listed in the foregoing clauses (A) and (B), collectively, the “Parent Related Parties”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger to be consummated; and upon payment of such fee, no Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or in respect of any other agreement, document or theory of law or equity;

(ii) except in the case of fraud or Willful Breach (subject to Section 6.3(f)(i)), in connection with any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement, or the failure of the Merger or any other transactions contemplated by this Agreement to be consummated, the Company agrees that the maximum aggregate liability of the Parent Related Parties shall not exceed an amount equal to the Financing Termination Fee (inclusive of any payment of the Financing Termination Fee), and in no event shall the Company seek to recover any monetary damages in excess of such amount (including consequential, indirect or punitive damages); and

(iii) this Agreement may only be enforced by the Company against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by the Company against, the entities that are expressly identified as parties hereto, and no Parent Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub (including the Company’s rights under Section 7.6), in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any other Parent Related Party.

(g) The parties hereto acknowledge and agree on behalf of themselves and their Affiliates that the Company Termination Fee and Financing Termination Fee are not penalties, but rather, if actually received by Parent or the Company, as applicable, are liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which the Company Termination Fee or the Financing Termination Fee, as applicable, is payable for the efforts and resources expended and the opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Amendment. This Agreement may be amended with the written approval of the Company, Parent and Merger Sub at any time prior to the Effective Time whether before or after obtaining the Company Stockholder Approval; provided, however, that after obtaining the Company Stockholder Approval, no amendment shall be made which by Law requires further approval of the stockholders of the Company or the members of Merger Sub without the further approval of such stockholders or members, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto prior to the Effective Time.

Section 7.2 Waiver; Extension.

(a) Subject to Sections 7.2(b) and 7.2(c) and the proviso in Section 7.1, at any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions herein.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the consummation of the Merger.

Section 7.4 Entire Agreement; Counterparts. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. For the avoidance of doubt, the Company acknowledges and agrees that, upon execution of this Agreement, the obligations of Parent and its Affiliates set forth in the ninth and tenth paragraphs of the Confidentiality Agreement (regarding the standstill) are hereby suspended and of no further force or effect until the termination of this Agreement, at which point they will be reinstated in full. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original counterpart hereof.

Section 7.5 Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement is made under, and shall be construed and enforced in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively by the aforementioned courts in accordance with clause (a) of this Section 7.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action shall be effective if such process is given as a notice in accordance with Section 7.9. Notwithstanding the foregoing, each of the parties hereto agrees that it shall not, and it shall use its commercially reasonable efforts to not permit any of its Affiliates to, bring or support anyone else in bringing any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Financing Letters, in any forum other than any New York State court or federal court sitting in the City of New York in the Borough of Manhattan (and appellate courts thereof). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE FINANCING LETTERS.

Section 7.6 Remedies; Specific Performance.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as otherwise set forth in this Section 7.6, including the limitations set forth in Section 7.6(c), it is agreed that, prior to the termination of this Agreement pursuant to Article VI, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to specifically enforce the terms and provisions of this Agreement.

(c) In the event of a Financing Failure (other than a Financing Failure resulting from a Willful Breach of Section 4.9 by Parent or Merger Sub), the Company shall not be entitled to seek or obtain an injunction to cause Parent and Merger Sub to consummate the Closing; provided, however, that prior to the termination of this Agreement, the Company shall nonetheless be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent and Merger Sub and to specifically enforce the terms and provisions of this Agreement, including by requiring Parent and Merger Sub to enforce the obligations of the Lead Lenders under the Financing Letters (or if definitive agreements have been entered into in connection with the Financing, pursuant to such definitive agreements).

(d) The parties’ right of specific enforcement is an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other parties to this Agreement (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and each party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 7.6. In the event any party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 7.6.

Section 7.7 Payment of Expenses. Subject to Sections 4.4(f), 4.9 and 6.3, whether or not the Merger is consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby; provided, however, that Parent and the Company shall share equally responsibility for the filing fees associated with any filings under the HSR Act.

Section 7.8 Assignability; Third Party Rights.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent and Merger Sub may assign, in their sole discretion, any or all of their rights, interests and obligations under this Agreement to any of their lenders or other financing sources from time to time as collateral security.

(b) Subject to Section 7.8(c), this Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns.

(c) Except as set forth in the final sentence of this Section 7.8(c), nothing in this Agreement is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever. Notwithstanding anything to the contrary contained in this Agreement: (i) from and after the Effective Time, the Indemnified Parties shall be third party beneficiaries of the provisions set forth in Section 4.8; (ii) the Financing Sources and the Parent Related Parties shall be express third party beneficiaries of, and entitled to rely on, Sections 6.3(f) and 7.5; (iii) from and after the Effective Time, the holders of Company Common Stock, Company Options, Company RSUs and Company Restricted Shares shall be third party beneficiaries of the terms of this Agreement and shall be entitled to pursue claims for any failure to receive the Merger Consideration set forth in Sections 1.5 and 1.9; and (iv) the Company and its Affiliates and its and their respective Representatives shall be third party beneficiaries of, and entitled to rely on, Section 4.9(e).

(d) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 7.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 7.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by internationally recognized overnight air courier (such as Federal Express), two (2) Business Days after dispatch from any location in the United States; (c) if sent by email or facsimile transmission before 5:00 p.m. (Eastern time) on a Business Day, when transmitted; (d) if sent by email or facsimile transmission on a day other than a Business Day or after 5:00 p.m. (Eastern time) on a Business Day, on the following Business Day; provided, however, that any notice required to be given within twenty-four (24) hours shall be deemed to have been given timely if such notice shall have been given or made by email or facsimile transmission as long as such email or facsimile transmission is transmitted within such twenty-four (24) hour time period; and (e) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Genesis HealthCare LLC

101 East State Street

Kennett Square, Pennsylvania 19348

Facsimile:        (610) 925-4100

Attention:        Chief Executive Officer

Email:             g.hager@genesishcc.com

with copies (which shall not constitute notice) to:

Genesis HealthCare LLC

101 East State Street

Kennett Square, Pennsylvania 19348

Facsimile:        (484) 733-5449

Attention:        Law Department

Email:              lawdepartment@genesishcc.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square New York,

New York 10036

Facsimile: (212) 735-2000

Attention:        Thomas H. Kennedy

                         Jeremy D. London

Email:             Thomas.Kennedy@skadden.com

                         Jeremy.London@skadden.com

if to the Company:

Sun Healthcare Group, Inc.

18831 Von Karman, Suite 400

Irvine, California 92612

Facsimile:        (949) 255-7055

Attention:        Chief Executive Officer

Email:              bill.mathies@sunh.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

Facsimile:        (949) 823-6994

Attention:        Steven J. Tonsfeldt

                         Andor D. Terner

Email:              stonsfeldt@omm.com

                         aterner@omm.com

Section 7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 7.11 Definitions. When used in this Agreement, the following terms shall have the following definitions.

(a) “2011 Year-End Balance Sheet” means the consolidated audited balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2011, including the notes thereto, included in the 2011 10-K.

(b) “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, provided, that such confidentiality agreement need not contain standstill provisions as included in the Confidentiality Agreement, but will provide that no acquisitions of shares or interests in the Company may be made by the party to the confidentiality agreement other than pursuant to an Alternative Acquisition Proposal.

(c) “Acquired Entities” means the Company and each of the Company’s Subsidiaries.

(d) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “Alternative Acquisition Proposal” means a bona fide agreement, proposal or offer from any Person (other than Parent or one of its Subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act, for, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding

Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, or (iv) merger, consolidation, business combination, liquidation, dissolution or similar transaction involving the Company.

(f) “Business Day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, trade union or labor organization.

(i) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(j) “Company Equity Plans” means the Company’s 2009 Performance Incentive Plan and 2004 Equity Incentive Plan.

(k) “Company Options” means options to purchase shares of Company Common Stock from the Company, granted by the Company pursuant to a Company Equity Plan.

(l) “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

(m) “Company Restricted Shares” means restricted shares of Company Common Stock granted by the Company pursuant to a Company Equity Plan, including any performance-based restricted shares, that remain unvested immediately prior to the Effective Time.

(n) “Company RSUs” means restricted stock units granted by the Company pursuant to a Company Equity Plan, including any performance-based restricted stock units.

(o) “Company SEC Documents” means all registration statements, annual and quarterly reports, current reports, definitive proxy statements, and other forms, reports, schedules, statements and other documents, as amended, required to be filed or furnished by the Company with the SEC since January 1, 2010.

(p) “Confidentiality Agreement” means that certain letter agreement, dated September 5, 2011, between Parent and the Company, as amended on May 3, 2012 and May 4, 2012, as it may be further amended from time to time.

(q) “Continuing Employee” means each employee of an Acquired Entity who continues employment with Parent, the Surviving Company or any of their respective Subsidiaries after the Closing Date.

(r) “Contract” means any written or oral agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking, arrangement or contract, including all amendments thereto.

(s) “Credit Agreement” means that certain Credit Agreement, dated as of October 18, 2010, among the Company, SHG Services, Inc., the lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent.

(t) “End Date” means December 31, 2012.

(u) “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Entity).

(v) “Environmental Laws” means all Laws and Orders relating to pollution or protection of the environment or human health and safety, including laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances and all Laws relating to endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.

(w) “Environmental Permits” means Governmental Authorizations required or issued pursuant to applicable Environmental Laws.

(x) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(y) “Facility” means each hospital, clinic, skilled nursing facility, assisted living facility, independent living facility or mental health facility (or state equivalent of such licensure categories) or other healthcare facility owned, leased or managed by the Company or any of its Subsidiaries.

(z) “Financing Failure” means a refusal or other failure, for any reason, for the Available Financing to be provided in full pursuant to, and in accordance with the terms and conditions of, the Financing Letters (or if definitive agreements related to the Available Financing have been entered into, pursuant to such agreements).

(aa) “Financing Sources” means the Lead Lenders and any other Persons that have committed to provide or otherwise entered into agreements in connection with the Financing, or alternative financings in connection with the transactions contemplated by this Agreement, and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and Representatives involved in the Financing and their successors and assigns.

(bb) “GAAP” means United States generally accepted accounting principles.

(cc) “Government Programs” means the Medicare program, Medicaid program, TRICARE and such other similar federal, state or local reimbursement or governmental programs for which the Acquired Entities are eligible.

(dd) “Governmental Authorization” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization or similar rights issued, granted or obtained by or from any Governmental Entity.

(ee) “Governmental Entity” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including any contractor acting on behalf of such agency, commission, authority or governmental instrumentality.

(ff) “Hazardous Substances” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (iii) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law or which may result in liability arising from injury to persons, property or resources.

(gg) “Healthcare Laws” means all federal, state and local Laws, including regulations, rules, judgments, orders, manuals, program transmittals, and official Governmental Entity guidance, relating to Healthcare Licenses, Healthcare Permits, Government Programs and Private Programs, the business and operations of a Facility, reporting and disclosure requirements to Governmental Entities, the handling of medical waste, handling and dispensing of pharmaceutical and other products regulated by the U.S. Food and Drug Administration, fraud and abuse, anti-kickback, anti-referral, false claims, the submission of bills, claims, cost reports or similar requests for payment, medical records, patient privacy and security breach notification rules, including Titles XVIII and XIX of the Social Security Act, the federal Anti-kickback statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. §§ 3729, et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), HIPAA, HITECH Act, the Patient Protection and Affordable Care Act of 2010 (Public Law 111-148), the exclusion laws (42 U.S.C. § 1320a-7) and all amendments thereto, comparable state Laws and all regulations promulgated under such federal and state laws.

(hh) “Healthcare License” means a license issued by a Governmental Entity to operate a Facility or to provide healthcare or related services of any Acquired Entity or Facility.

(ii) “Healthcare Permits” means all permits, licenses, registrations, certificates or certificates of need, orders, qualifications, authorizations, consents, permits, accreditations, rights, authorizations, approvals and other rights required by any Governmental Entity or other Person that are applicable to healthcare service providers providing the items and services that the Acquired Entities provide, which shall include all Medicare, Medicaid and TRICARE provider agreements, certificates of need, certifications, governmental licenses, Healthcare Licenses, permits, regulatory agreements or other material agreements and improvements, including certificates of operation, completion and occupancy, and state skilled-nursing facility or assisted-living facility licenses or other licenses required by healthcare Governmental Entities for the legal use and occupancy of each Facility that are necessary to operate each Acquired Entity and Facility as currently being operated, including approved provider status in any approved provider payor program in which any Facility participates, and a valid certificate of need or similar certificate and license from the applicable state department of health or equivalent (or any subdivision) or the state licensing agency, as applicable, for the number and type(s) of beds at such Facility.

(jj) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, and the regulations promulgated thereunder, and as amended by the HITECH Act.

(kk) “HITECH Act” means the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Public Law 111-005, and the regulations promulgated thereunder.

(ll) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(mm) “Intervening Event” means a material event or circumstance that was not known to the board of directors of the Company prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any consequence thereof, becomes known to the board of directors of the Company after the execution of this Agreement by the Company and prior to the receipt of the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Alternative Acquisition Proposal or any matter relating thereto constitute an Intervening Event.

(nn) “IP Rights” means all patents, patent applications, trademarks or service marks (whether registered or unregistered), trademark or service mark applications, copyrights (whether registered or unregistered), copyright applications, trade secrets, domain names and other intellectual property rights of any nature arising anywhere in the world.

(oo) “Knowledge” (i) with respect to the Company means the actual knowledge (after due inquiry) of any of the persons listed in Exhibit A of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge (after due inquiry) of any of the persons listed in Exhibit A of the Parent Disclosure Schedule.

(pp) “Laws” means any laws (statutory, common or otherwise), constitutions, treaties, conventions, ordinances, codes, rules, regulations, orders, injunctions, judgments, decisions, decrees, rulings, assessments, orders or other similar requirements enacted, adopted, promulgated or applied by a Governmental Entity.

(qq) “Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxy, voting trust or agreement, hypothecation, assignment, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, deposit arrangement, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction naming the owner of the asset to which such lien relates as debtor, or any restriction on the creation of any of the foregoing.

(rr) “Marketing Period” means the first period of fifteen (15) consecutive Business Days throughout which Parent shall have the Required Information that the Company is required to provide to Parent pursuant to Section 4.9(b)(i) to the extent necessary to reasonably enable Parent to prepare the Information Memoranda (as defined in the Financing Letters); provided, that if on or after July 16, 2012, the Company shall in good faith reasonably believe it has delivered the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Information and, within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered); provided further, that if the financial statements included in the Required Information that is available to Parent on the first day of any such fifteen (15) consecutive Business Day period would not be sufficiently current on any day during such fifteen (15) consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the fifteen (15) consecutive Business Day period, then a new fifteen (15) consecutive Business Day period shall commence upon Parent receiving updated Required Information that would be sufficiently current to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such fifteen (15) consecutive Business Day period; provided further, that the Marketing Period shall be deemed not to have commenced if, (A) prior to the completion of such fifteen (15) consecutive Business Day period, the Company’s independent accounting firm shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, (B) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Company SEC Documents have been amended or the Company has determined that no restatement shall be required under GAAP or (C) the Company shall have been late in filing any quarterly report on Form 10-Q or annual report on Form 10-K, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such delinquency is cured; provided further, that the Marketing Period shall not include the periods (1) from and including July 2, 2012 to and including July 9, 2012, (2) from and including August 19, 2012 to and including September 4, 2012, and (3) from and including December 20, 2012 to and including December 31, 2012.

(ss) “Master Lease Intercreditor Agreements” means those intercreditor agreements to be entered into at the Closing, between certain landlords under the Real Estate Leases and the lenders providing financing to Parent and its Affiliates at the Closing.

(tt) “Material Adverse Effect” means any event, change, circumstance, development, occurrence, condition, effect or state of facts, individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of the Acquired Entities taken as a whole; provided, however, that the determination of a Material Adverse Effect shall exclude the following events, changes, circumstances, developments, occurrences, conditions, effects and states of fact: (i) the announcement, pendency or anticipated consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates; (iii) changes in general conditions in any industry in which any of the Acquired Entities operates or participates; (iv) a change in the Company’s stock price or trading volume, in and of itself (provided, that the underlying factors contributing to such change shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (v) any natural or man-made disaster, pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof; (vi) any failure, in and of itself, by the Company to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (provided, that the underlying factors contributing to such failure shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (vii) changes in general legal, regulatory or political conditions after the date of this Agreement; (viii) changes in GAAP or applicable Laws or the interpretation thereof after the date of this Agreement (except changes (that are not proposed in the Federal Register through notice of public rulemaking or equivalent state rulemaking notice prior to the date of this Agreement) to reimbursement rates or in methods or procedures for determining such rates by any Governmental Entity that have general application to providers of such health services as are provided by the Facilities, the Companies or their Subsidiaries, as applicable); (ix) the Kentucky Court of Appeals’ (or the Kentucky Supreme Court’s, if there is a further appeal) denial or dismissal in whole or in part of the Company’s appeal of, or affirmation of the trial court ruling with respect to, the Offutt Litigation (as such term is defined in Section 2.12(a) of the Company Disclosure Schedule); or (x) the taking of any action, or any failure to act, with the prior written consent of Parent or required to be taken by the express terms of this Agreement, except with respect to clauses (ii), (iii), (v), (vii) and (viii), to the extent, and only to the extent such event, change, circumstance, development, occurrence, condition effect or state of facts is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, when compared to other Persons operating in the geographies and industries in which the Company and its Subsidiaries operate.

(uu) “Payor” means any Governmental Entity and nongovernmental payor, or any entity acting on behalf of such Governmental Entity or nongovernmental payor, private insurer, health maintenance organization, preferred provider organization, other prepaid plan, health care service plan or other third party payor, under any applicable Law.

(vv) “Person” means any individual or Entity.

(ww) “Pre-Closing Directors” means any Persons who are directors of the Company or any of its Subsidiaries at any time prior to the Effective Time.

(xx) “Private Programs” means any non-governmental payor programs, including any private insurance program, in each case, that is material to the conduct of the business of the Acquired Entities, taken as a whole.

(yy) “Real Estate Consent” means, with respect to each Real Estate Lease, each consent from any party to or with an interest in, such Real Estate Lease, including any landlord, sub-landlord or lender (as applicable), that is required under the terms of such Real Estate Lease in connection with the transactions contemplated by this Agreement.

(zz) “Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.

(aaa) “SEC” means the United States Securities and Exchange Commission.

(bbb) “Securities Act” means the Securities Act of 1933, as amended.

(ccc) “Subsidiary” when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

(ddd) “Superior Proposal” means a written Alternative Acquisition Proposal that the board of directors of the Company has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment, taking into account the conditionality, expected timing and likelihood of consummation of the proposal, any changes or modifications to this Agreement or the transactions contemplated hereby offered by Parent and all other factors the board of directors of the Company determines in good faith to be relevant, (i) is reasonably likely to be consummated and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms proposed by Parent in response to such proposal); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “50%.”

(eee) “Tax Returns” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any taxing authority, jurisdiction (foreign or domestic) or other person with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(fff) “Taxes” means (i) all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, real or personal property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1441, 1442, 1445 and 1446, 3111 and 3402 of the Code or any similar provision of Law), social security, occupation, use, service, license, payroll, franchise, escheat, unclaimed property, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments and (ii) any liability for amounts described in clause (i) of another person under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a result of transferee liability, by Law, by Contract or otherwise.

(ggg) “TNW Guaranty” means that certain Amended and Restated Master Lease Guaranty and Suretyship Agreement, dated June 6, 2012 by Genesis HealthCare LLC, as guarantor, in favor of ET Sub-Sanatoga Limited Partnership, ET Sub-Heritage Woods, ET Sub-Highgate L.P., ET Sub-Lopatcong, L.L.C., ET Sub-Lehigh Limited Partnership, ET Sub-Berkshire Limited Partnership, ET Sub-Pennsburg Manor Limited Partnership, L.L.P., Ventas Realty, Limited Partnership, Et Sub-Wayne I Limited Partnership, L.L.P., ET Sub-Belvedere Limited Partnership, L.L.P. and Nationwide Health Property, LLC, collectively the landlords, as amended, renewed, supplemented, extended or replaced from time to time, executed in connection with the Genesis/Ventas Lease.

(hhh) “TNW Lease” means that certain Amended and Restated Master Lease Agreement No. 3, dated June 6, 2012, by and among 227 Evergreen Road Operations, LLC, 462 Main Street Operations, LLC, 600 Paoli Pointe Drive Operations, LLC, 390 Red School Lane Operations, LLC, 1680 Spring Creek Road Operations, LLC, 5485 Perkiomen Avenue Operations, LLC, 530 Macoby Street Operations, LLC, 450 East Philadelphia Avenue Operations, LLC, 30 West Avenue Operations, LLC, 2507 Chestnut Street Operations, LLC, 1104 Welsh Road Operations LLC, Route 92 Operations, LLC, 200 South Ritchie Avenue Operations LLC, Three Mile Curve Operations LLC, 1000 Lincoln Drive Operations LLC as Tenant, collectively the tenants, and ET Sub-Sanatoga Limited Partnership, ET Sub-Heritage Woods, L.L.C., ET Sub-Highgate, L.P., ET Sub-Lopatcong, L.L.C., ET Sub-Lehigh Limited Partnership, ET Sub-Berkshire Limited Partnership, ET Sub-Pennsburg Manor Limited Partnership, L.L.P., Ventas Realty, Limited Partnership, ET Sub-Wayne I Limited Partnership, L.L.P.,

ET Sub-Belvedere Limited Partnership, L.L.P., and Nationwide Health Properties, LLC, as amended, renewed, supplemented, extended or replaced from time to time.

(iii) “Treasury Regulations” means the regulations issued by the Internal Revenue Service under the Code, as such regulations may be amended from time to time.

(jjj) “TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the “Civilian Health and Medical Program of the Uniformed Services (CHAMPUS)”.

(kkk) “WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any similar state or local Law relating to plant closings or layoffs.

(lll) “Willful Breach” means a material breach of or failure to perform a material covenant, obligation or agreement that is a consequence of an act or a failure to act by a party with the Knowledge (for purposes of this definition only, “Knowledge” shall not be deemed to include any obligation of due inquiry) that the taking of such act or failure to act would, or would reasonably be expected to, cause a breach of this Agreement; provided, however, that, notwithstanding the foregoing, any breach of the covenant set forth in Section 4.16 shall be deemed to be a Willful Breach.

Section 7.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” and the word “or” shall not be exclusive.

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) The fact that any item of information is disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be construed to represent a determination that: (i) such item is material or establishes a standard of materiality; or (ii) such item did not arise in the ordinary course of business or consistent with past practice. Such information and the dollar thresholds set forth in this Agreement shall not be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement.

[Remainder of Page Intentionally Left Blank]

The Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above.

GENESIS HEALTHCARE LLC

By:	/s/ Michael S. Sherman
Name: Michael S. Sherman
Title: SVP

JAM ACQUISITION LLC

By:	/s/ Michael S. Sherman
Name: Michael S. Sherman
Title: SVP

SUN HEALTHCARE GROUP, INC.

By:	/s/ William A. Mathies
Name: William A. Mathies
Title: CEO

AGREEMENT AND PLAN OF MERGER

Annex B

MTS SECURITIES, LLC

June 20, 2012

Board of Directors

Sun Healthcare Group, Inc.

18831 Von Karman Ave., Suite 400

Irvine, CA 92612

Members of the Board of Directors:

We understand that Sun Healthcare Group, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, expected to be dated as of June 20, 2012 (the “Merger Agreement”), by and among Genesis HealthCare LLC (the “Parent”), Jam Acquisition LLC, a wholly owned subsidiary of the Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub would be merged with and into the Company (the “Merger”), and the separate existence of Merger Sub would cease. Pursuant to the Merger Agreement, each issued and outstanding share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”) (other than shares of Company Common Stock held in treasury or owned by the Parent, Merger Sub or any other wholly-owned subsidiary of Parent and other than Dissenting Shares (as defined in the Merger Agreement), would be converted into the right to receive $8.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than the Parent, Merger Sub and their affiliates) of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

In the course of performing our review and analyses for rendering the opinion set forth below, we have:

(i) reviewed the financial terms of a draft copy of the Merger Agreement dated June 20, 2012 (the “Draft Merger Agreement”);

(ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

(iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, financial condition, assets, liabilities and prospects of the Company that were publicly available, as well as those that were prepared by and provided to us by the Company’s management;

(iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, and certain other matters we believed necessary or appropriate to our inquiry;

(v) reviewed the current and historical reported prices, trading multiples and trading activity of Company Common Stock and similar information for certain other companies with publicly traded securities that we deemed relevant;

(vi) compared the financial and operating performance of the Company with publicly available information concerning other publicly-traded companies that we deemed relevant; and

(vii) performed such other financial studies, analyses and investigations and considered such other information as we deemed appropriate for the purposes of this opinion.

In arriving at the opinion set forth below, we have assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by us. We are not legal, regulatory, tax or financial reporting experts and have relied, with your

623 FIFTH AVENUE, 14th FLOOR NEW YORK, NY 10022 TEL: 212.887.2100 FAX: 212.887.2111

Board of Directors

Sun Healthcare Group, Inc.

June 20, 2012

consent, on the assessments made by advisors to the Company with respect to such issues. We have not conducted any independent verification of any financial forecasts, projections, estimates and other forward-looking information reviewed by us. Without limiting the generality of the foregoing, with respect to the financial forecasts, projections, estimates and other forward-looking information prepared or furnished by management of the Company, we have assumed, without independent verification, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future results of operations and financial performance of the Company. We express no view as to any of such financial forecasts, projections, estimates or forward-looking information or the assumptions on which they are based.

In arriving at the opinion set forth below, we have made no analysis of, and express no opinion as to, the adequacy of the reserves of the Company and have relied upon information supplied to us by the Company as to such adequacy. In addition, we have not made any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives or off-balance-sheet assets or liabilities) of the Company or the Parent or any of their respective subsidiaries, and we have not been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company, the Parent or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

We have assumed that the representations and warranties of each party contained in the Merger Agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement, that the Merger will be consummated pursuant to the terms of the Merger Agreement without amendments thereto, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Merger Agreement will be in all material respects identical to the Draft Merger Agreement. We have also assumed that any governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the Company or the contemplated benefits of the Merger.

Our opinion set forth below is necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to us, as of the date of this letter. It should be understood that, although subsequent developments may affect the conclusion reached in such opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion set forth below addresses solely the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Parent, Merger Sub, and their respective affiliates) of the Merger Consideration set forth in the Merger Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Merger Agreement. Our opinion does not address the Company’s underlying business decision to proceed with the Merger, the relative

B-2

Board of Directors

Sun Healthcare Group, Inc.

June 20, 2012

merits of the Merger compared to other alternatives available to the Company, or whether such alternatives exist. We express no opinion as to the prices or ranges of prices at which shares of Company Common Stock will trade at any time following the announcement of the Merger or at any future time. We have not been requested to opine as to, and our opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the public stockholders of the Company in the Merger or with respect to the fairness of any such compensation.

It is understood that this letter is provided to the Board of Directors of the Company for your information in connection with its consideration of the Merger and may not be used for any other purpose or disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever without our prior written consent. All advice and opinions (written and oral) rendered by us are intended for the use and benefit of the Board of Directors of the Company, and may not be disclosed to any other person without or prior written consent, provided, however, that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the U.S. Securities and Exchange Commission in connection with the Merger. This opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or to take any other action in connection with the Merger or otherwise.

As part of our investment banking services, we are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, and for other purposes. We have acted as the Company’s financial advisor in connection with the Merger Agreement and will receive a fee for our services, all of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We will not, however, receive an additional fee for rendering this opinion. In the two years prior to the date hereof, we have provided investment banking and financial advisory services to the Company and have received fees in connection with such services, including transaction-based fees and an ongoing quarterly retainer. Such services during such period have included acting as financial advisor to the former parent of the Company in connection with its 2010 restructuring and separation of its real estate assets and operating assets into Sabra Health Care REIT, Inc. and the Company, respectively, and acting as financial advisor to the Company in connection with its 2010 acquisition of Countryside Hospice Care, Inc.. We may also seek to provide such services to the Company and the Parent in the future and expect to receive fees for the rendering of these services.

This opinion was reviewed and approved by a fairness committee of MTS Securities, LLC.

Based upon and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be received by the holders of Company Common Stock (other than the Parent, Merger Sub, and their affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

MTS SECURITIES, LLC

B-3

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than

10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal

Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SUN HEALTHCARE GROUP, INC. 18831 VON KARMAN, SUITE 400 IRVINE, CA 92612

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.

	For	Against	Abstain

1.      Adoption of the Agreement and Plan of Merger, dated June 20, 2012, by and among Genesis HealthCare LLC, Jam Acquisition LLC and Sun Healthcare Group, Inc., as such agreement may be amended from time to time.

	☐	☐	☐

2. Approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	☐	☐	☐

3.      Approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.

	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

SUN HEALTHCARE GROUP, INC.

This proxy is solicited by the Board of Directors

Special Meeting of Stockholders

September 5, 2012 at 9:00 AM Pacific Time

The stockholders(s) hereby appoint(s) William A. Mathies and L. Bryan Shaul, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of SUN HEALTHCARE GROUP, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholder(s) to be held at 9:00 AM, PDT on September 5, 2012, at the Hilton Irvine/Orange County Airport, located at 18800 MacArthur Blvd., Irvine, California 92612, and any adjournments or postponements thereof. The proposals referred to on the reverse side hereof are described in the Proxy Statement, dated as of July 24, 2012, which is being delivered herewith in connection with the Special Meeting of Stockholders.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made this proxy will be voted in accordance with the Board of Directors’ recommendations indicated on the reverse side hereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, YOU DO NOT NEED TO RETURN THIS PROXY. PLEASE NOTE THAT A FAILURE TO VOTE THESE SHARES EITHER IN PERSON AT THE MEETING OR BY SUBMITTING YOUR PROXY BY MAIL, TELEPHONE, OR INTERNET IS THE EQUIVALENT OF A VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT.

Continued and to be signed on reverse side